Exhibit 10.14

CERTAIN CONFIDENTIAL INFORMATION MARKED BY [***] HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Originally dated 24 May 2019 as amended and restated on 28 May 2021 and on the Second Effective Date (as defined below)

Orchard Therapeutics plc as the Company
- and -
The entities listed as Original Guarantors
- and -
Midcap Financial (Ireland) Limited as Mandated Lead Arranger
- and -
Midcap Financial (Ireland) Limited acting as Agent
- and -
Midcap Financial (Ireland) Limited acting as Security Agent

Senior Term Facilities Agreement originally dated 24 May 2019 as amended and restated on 28 May 2021 and on the Second Effective Date (as defined below)

Matter ref 036639/000096 F3A/SHAFEOLI/7007947
Hogan Lovells International LLP Atlantic House, Holborn Viaduct, London EC1A 2FG

Contents

Clause Page

1.	Definitions and Interpretation	1
2.	The Facilities	35
3.	Purpose	38
4.	Conditions of utilisation	38
5.	Utilisation	40
6.	Repayment	42
7.	Illegality, voluntary prepayment and cancellation	44
8.	Mandatory prepayment and cancellation	45
9.	Restrictions	48
10.	Interest	50
11.	Interest Periods	51
12.	Changes to the calculation of interest	52
13.	Fees	53
14.	Tax Gross Up and indemnities	55
15.	Increased Costs	64
16.	Other indemnities	66
17.	Mitigation by the Lenders	68
18.	Costs and expenses	68
19.	Guarantee and indemnity	70
20.	Representations	76
21.	Information undertakings	84
22.	Financial covenants	88
23.	General undertakings	88
24.	Events of Default	99
25.	Changes to the Lenders	105
26.	Changes to the Obligors	110
27.	Role of the Agent and the Arranger	114
28.	The Security Agent	124
29.	Conduct of business by the finance parties	136
30.	Sharing among the Finance Parties	136
31.	Payment mechanics	139
32.	Set-off	143
33.	Notices	143
34.	Calculations and certificates	146
35.	Partial invalidity	146

Hogan Lovells

- ii -

36.	Remedies and waivers	147
37.	Amendments and waivers	147
38.	Confidential Information	150
39.	Confidentiality of Funding rates	154
40.	Contractual recognition of bail-in	155
41.	Counterparts	157
42.	Governing law	158
43.	Enforcement	158

Schedules

1.	The Original Parties	160
Part 1 The Original Obligors		160
Part 2 The Original Lenders (as at the First Effective Date)		161
2.	Conditions Precedent	162
Part 1 Conditions precedent to signing of the Agreement on the Original Effective Date		162
Part 2 Conditions precedent required to be delivered by an Additional Obligor		166
3.	Requests	170
Part 1 Utilisation Request		170
Part 2 Selection Notice		171
4.	Form of Transfer Certificate	172
5.	Form of Assignment Agreement	176
6.	Form of Accession Deed	180
7.	Form of Resignation Letter	182
8.	Form of Compliance Certificate	183
9.	Timetables	184
10.	Form of Increase Confirmation	185
11.	Agreed Security Principles	188

\\1016960 4164-5877-7409 v4 Hogan Lovells

This Agreement is originally dated 24 May 2019 as amended and restated on 28 May 2021 and on the Second Effective Date (as defined below)

Between:

(1) Orchard Therapeutics plc, a company incorporated in England and Wales with company number 11494381 (the "Company");

(2) The entity listed in Part 1 of Schedule 1 (The Original Parties) as original borrower (the "Original Borrower");

(3) The entities listed in Part 1 of Schedule 1 (The Original Parties) as original guarantors (the "Original Guarantors");

(4) Midcap Financial (Ireland) Limited as mandated lead arranger (the "Arranger");

(5) The Financial Institutions listed in Part 2 of Schedule 1 (The Original Parties) as lenders (the "Original Lenders");

(6) Midcap Financial (Ireland) Limited as agent of the other Finance Parties (the "Agent"); and

(7) Midcap Financial (Ireland) Limited as security trustee for the Secured Parties (the "Security Agent").

It is agreed:

Section 1

Interpretation

1. Definitions and Interpretation

1.1 Definitions

In this Agreement:

“2021 Fee Letter” means the fee letter dated on or about the First Effective Date between the Agent and the Company.

"Acceptable Bank" means:

(a) a bank or financial institution which has a rating for its long-term unsecured and non-credit-enhanced debt obligations of BBB or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or Baa2 or higher by Moody's Investors Service Limited or a comparable rating from an internationally recognised credit rating agency; or

(b) any other bank or financial institution approved by the Agent.

"Accession Deed" means a document substantially in the form set out in Schedule 6 (Form of Accession Deed).

"Accounting Principles" means GAAP.

"Additional Borrower" means a company which becomes a Borrower in accordance with Clause 26 (Changes to the Obligors).

\\1016960 4164-5877-7409 v4 Hogan Lovells

"Additional Guarantor" means a company which becomes a Guarantor in accordance with Clause 26 (Changes to the Obligors).

"Additional Obligor" means an Additional Borrower or an Additional Guarantor.

"Affiliate" means, in relation to any person: (a) a Subsidiary of that person; (b) a Holding Company of that person or any other Subsidiary of that Holding Company; or (c) in the case of a Lender, any person which controls directly or indirectly that person.

"Agent's Spot Rate of Exchange" means:

(a) the Agent's spot rate of exchange; or

(b) (if the Agent does not have an available spot rate of exchange) any other publicly available spot rate of exchange selected by the Agent (acting reasonably),

for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 am on a particular day.

"Agreed Security Principles" means the principles set out in Schedule 11 (Agreed Security Principles).

"Annual Financial Statements" has the meaning given to that term in Clause 21 (Information Undertakings).

"Assignment Agreement" means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

"Authority" means any of the United Nations, the European Union, Her Majesty's Treasury, the Department for Business, Innovation and Skills or any other UK government authority, any European Union member state, or the United States government.

"Availability Period" means:

(a) in relation to Facility A1, the period from and including the Original Effective Date to and including the date falling two Business Days after the Original Effective Date;

(b) in relation to Facility A2, the period from and including the First Effective Date to and including the date falling two Business Days after the First Effective Date;

(c) in relation to Facility B, the period from and including 1 July 2022 to and including 1 July 2023; and

(d) in relation to Facility C, the period from and including 1 July 2023 to and including 1 July 2024.

"Available Commitment" means, in relation to a Facility, a Lender's Commitment under that Facility minus (subject as set out below):

(a) the amount of its participation in any outstanding Utilisations under that Facility; and

\\1016960 4164-5877-7409 v4 Hogan Lovells

(b) in relation to any proposed Utilisation, the amount of its participation in any other Utilisations that are due to be made under that Facility on or before the proposed Utilisation Date.

"Available Facility" means, in relation to a Facility, the aggregate for the time being of each Lender's Available Commitment in respect of that Facility.

"Bank Levy" means the UK bank levy as set out in the Finance Act 2011 or any tax in any jurisdiction levied on a materially similar basis, in each case, as in force as at the Original Effective Date.

"Base Case Model" means the budget of the Group for the Financial Year ending on 31 December 2019.

"Base Currency" means US dollars.

"Base Currency Equivalent" means, the amount of the relevant currency required to purchase the relevant amount of the Base Currency at the Agent's Spot Rate of Exchange.

“BLA” means a biologics license application (as defined in the Public Health Services Act, 42 U.S.C. § 262) for authorization to introduce, or deliver for introduction, a biologic product into commerce in the U.S., or any successor application or procedure.

"Borrower" means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 26 (Changes to the Obligors).

"Break Costs" means the amount (if any) by which:

(a) the interest, excluding the Margin, which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b) the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Budget" means:

(a) in relation to the period beginning on the Original Effective Date and ending on 31 December 2019, the Base Case Model to be delivered by the Company to the Agent pursuant to Clause 4.1 (Initial conditions precedent); and

(b) in relation to any other period, any budget delivered by the Company to the Agent in respect of that period pursuant to Clause 21.4 (Budget).

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London and New York and (in relation to the fixing of an interest rate) which is a US Government Securities Business Day.

\\1016960 4164-5877-7409 v4 Hogan Lovells

"Cash Equivalent Investments" means at any time:

(a) certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b) any investment in marketable debt obligations issued or guaranteed by the government of the United States, the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c) commercial paper not convertible or exchangeable to any other security:

(i) for which a recognised trading market exists;

(ii) issued by an issuer incorporated in the United States, the United Kingdom, any member state of the European Economic Area or any Participating Member State;

(iii) which matures within one year after the relevant date of calculation; and

(iv) which has a credit rating of either A-1 or higher by Standard & Poor's Rating Services or F-1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody's Investors Service Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d) Sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or their dematerialised equivalent);

(e) any investment in money market funds which:

(i) have a credit rating of either A-1 or higher by Standard & Poor's Rating Services or F-1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody's Investors Service Limited; and

(ii) invest substantially all their assets in securities of the types described in sub-paragraphs (a) to (d) above,

(iii) to the extent that investment can be turned into cash on not more than 30 days' notice;

(f) any investment made in accordance with the Investment Policy; or

(g) any other debt security approved by the Majority Lenders,

in each case, to which any member of the Group is alone (or together with other any members of the Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than Security arising under the Transaction Security Documents).

"Cash Proceeds" means proceeds of the Charged Property which are in the form of cash.

"Central Bank Rate" means:

\\1016960 4164-5877-7409 v4 Hogan Lovells

(a) the short-term interest rate target set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time; or

(b) if that target is not a single figure, the arithmetic mean of:

(i) the upper bound of the short-term interest rate target range set by the US Federal Open Market Committee and published by the Federal Reserve Bank of New York; and

(ii) the lower bound of that target range.

"Central Bank Rate Adjustment" means the difference (expressed as a percentage rate per annum) calculated by the Agent (or by any other Finance Party which agrees to do so in place of the Agent) between:

(a) the last available Term SOFR for the Interest Period of the relevant Loan; and

(b) the Central Bank Rate prevailing at close of business on that Business Day.

"Change of Control" means any person or group of persons acting in concert gains direct or indirect Control of the Company, where "acting in concert" means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in the Company by any of them, either directly or indirectly, to obtain or consolidate control of the Company.

"Charged Property" means all of the assets of the Group which from time to time are, or are expressed to be, the subject of the Transaction Security.

"Chief Financial Officer" means the principal financial officer of the Company from time to time (or any director or officer of the Company acting as such officer's deputy in that capacity or performing those functions).

"Closing Date" means the date on which first Utilisation under this Agreement occurs.

"Code" means the US Internal Revenue Code of 1986.

"Commitment" means a Facility A Commitment, a Facility B Commitment or a Facility C Commitment.

"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

"Common Currency Amount" means, in relation to an amount, that amount converted (to the extent not already denominated in the Base Currency) into the Base Currency at the Security Agent's Spot Rate of Exchange on the Business Day prior to the relevant calculation.

"Company's Auditors" means PricewaterhouseCoopers LLP or any other firm appointed by the Company to act as its statutory auditors.

"Competitor" means, at any time of determination, any person engaged in the same or substantially the same line of business as the Group and such business accounts for all or substantially all the revenue or net income of such person at the time of such determination.

"Compliance Certificate" means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).

\\1016960 4164-5877-7409 v4 Hogan Lovells

"Confidential Information" means all information relating to the Company, any Obligor, the Group, the Finance Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

(a) any member of the Group or any of its advisers; or

(b) another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i) information that:

(1) is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 38.1 (Confidentiality); or

(2) is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(3) is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii) any Funding Rate.

"Confidentiality Undertaking" means a confidentiality undertaking substantially in a recommended form of the LMA for the relevant type of proposed transaction or in any other form agreed between the Company and the Agent.

"Constitutional Documents" means the constitutional documents of the Company.

"Contribution Notice" means a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the Pensions Act 2004.

"Control" means:

(a) the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(i) cast, or control the casting of, more than 50% of the maximum number of votes that might be cast at a general meeting of an entity;

(ii) appoint or remove all, or the majority, of the directors or other equivalent officers of an entity; or

\\1016960 4164-5877-7409 v4 Hogan Lovells

(iii) give directions with respect to the operating and financial policies of an entity with which the directors or other equivalent officers of that entity are obliged to comply; or

(b) the holding beneficially of more than 50% of the issued share capital of an entity (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

"Credit Adjustment Spread" means 0.10 per cent. per annum.

"CTA" means the Corporation Tax Act 2009.

"Declared Default" means: (a) an Event of Default in respect of which the Agent has exercised any of its rights under Clause 24.18 (Acceleration); or (b) in relation to any US Obligor, automatic acceleration pursuant to (i) Clause 24.19 (Acceleration for US insolvency proceedings) of this Agreement as a result of an Event of Default by such US Obligor under Clause 24.17 (US insolvency proceedings) of this Agreement.

"Default" means an Event of Default or any event or circumstance specified in Clause 24 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"Defaulting Lender" means any Lender:

(a) which has failed to make its participation in a Loan available or has notified the Agent or the Company (which has notified the Agent) that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders' participation) or which has failed to provide cash collateral;

(b) which has otherwise rescinded or repudiated a Finance Document; or

(c) with respect to which a Finance Party Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a):

(i) its failure to pay is caused by:

(1) administrative or technical error; or

(2) a Disruption Event; and

payment is made within 5 Business Days of its due date; or

(ii) the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

"Delegate" means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

"Designated Parties List" means the Specially Designated Nationals List, the Sectoral Sanctions Identifications List and the Foreign Sanctions Evaders List maintained by the Office of Foreign Assets Control of the US Department of the Treasury, or any similar list of sanctioned persons or entities maintained by any Authority.

\\1016960 4164-5877-7409 v4 Hogan Lovells

"Disposal" has the meaning given to that term in Clause 8.2 (Disposal, Insurance and Acquisition Proceeds).

"Disruption Event" means either or both of:

(a) a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b) the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i) from performing its payment obligations under the Finance Documents; or

(ii) from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

"Dormant Subsidiary" means a member of the Group which is not an Obligor and does not:

(a) own, legally or beneficially, gross assets (including indebtedness owed to it) which in aggregate have a value of $10,000,000 or more (or its Base Currency Equivalent); or

(b) have liabilities in excess of $10,000,000 (or its Base Currency Equivalent).

"Eligible Institution" means any Lender or other bank, financial institution, trust, fund or other entity selected by the Company and which, in each case, is not a member of the Group.

"EMA" means the European Medicines Agency and any successor agency thereof.

"Environment" means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a) air (including, without limitation, air within natural or man‑made structures, whether above or below ground);

(b) water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c) land (including, without limitation, land under water).

"Environmental Claim" means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

"Environmental Law" means any applicable law or regulation which relates to:

(a) the pollution or protection of the Environment;

(b) the conditions of the workplace; or

\\1016960 4164-5877-7409 v4 Hogan Lovells

(c) the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

"Environmental Permits" means any permit or other Authorisation or the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.

"ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder;

"ERISA Affiliate" means any person treated as a single employer with any Obligor for the purpose of sections 414(b), (c), (m) or (o) of the Code.

"ERISA Event" means:

(a) a reportable event specified as such in Section 4043 of ERISA and the regulations issued thereunder with respect to any Plan, other than an event in relation to which the requirement to give notice of that event is waived by any regulation;

(b) the failure to meet the minimum funding standard under sections 412 of the Code with respect to any Plan, whether or not waived in accordance with Section 412(c) of the Code;

(c) the provision by the administrator of any Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such Plan in a distress termination described in Section 4041(c) of ERISA;

(d) the institution of proceedings under Section 4042 of ERISA by the PBGC for the termination of, or the appointment of a trustee to administer, any Plan;

(e) the incurrence of any liability under Title IV of ERISA with respect to the termination of any Plan or withdrawal from any Plan (other than premiums due and not delinquent under Section 4007 of ERISA);

(f) the incurrence by any Obligor or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan;

(g) the receipt by any Obligor or any ERISA Affiliate of any notice that a Multiemployer Plan is insolvent or in reorganisation, within the meaning of Title IV of ERISA; or

(h) the determination that any Plan is in "at risk status" (within the meaning of Section 430 of the Code and Section 303 of ERISA);

(i) the requirement that a Plan provide security pursuant to Section 436(f) of the Code;

(j) engagement in a "prohibited transaction" within the meaning of Section 406 of ERISA and Section 4975 of the Code with respect to any Plan; or

(k) the institution of a proceeding by a fiduciary of any Multiemployer Plan to enforce Section 515 of ERISA which proceeding is not dismissed within 30 days.

"Excluded Account" has the meaning given to that term in the New York law Transaction Security Documents.

\\1016960 4164-5877-7409 v4 Hogan Lovells

"Excluded Swap Obligation" means, with respect to any Obligor, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Obligor of (including by virtue of the joint and several liability provisions contained herein), or the grant by such Obligor of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Obligor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Obligor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

"Event of Default" means any event or circumstance specified as such in Clause 24 (Events of Default).

"Facility" means Facility A, Facility B or Facility C.

“Facility A” means the term loan facility made available under this Agreement as described in sub-paragraphs (a) and (b) of Clause 2.1 (The Facilities), and consisting of Facility A1 and Facility A2.

“Facility A Commitment” means a Facility A1 Commitment and/or a Facility A2 Commitment.

“Facility A Loan” means a Facility A1 Loan and/or a Facility A2 Loan.

“Facility A1” means the tranche of Facility A which is made available by those Lenders with a Facility A1 Commitment.

"Facility A1 Commitment" means:

(a) in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading "Facility A1 Commitment" in Part 2 of Schedule 1 (The Original Parties) and the amount in the Base Currency of any other Facility A1 Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b) in relation to any other Lender, the amount in the Base Currency of any Facility A1 Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Facility A1 Loan" means a loan made or to be made under Facility A1 or the principal amount outstanding for the time being of that loan.

“Facility A2” means the tranche of Facility A which is made available by those Lenders with a Facility A2 Commitment.

"Facility A2 Commitment" means:

(a) in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading "Facility A2 Commitment" in Part 2 of Schedule 1 (The

\\1016960 4164-5877-7409 v4 Hogan Lovells

Original Parties) and the amount in the Base Currency of any other Facility A2 Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b) in relation to any other Lender, the amount in the Base Currency of any Facility A2 Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Facility A2 Loan" means a loan made or to be made under Facility A2 or the principal amount outstanding for the time being of that loan.

"Facility B" means the term loan facility made available under this Agreement as described in sub-paragraph (c) of Clause 2.1 (The Facilities).

"Facility B Commitment" means:

(a) in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading "Facility B Commitment" in Part 2 of Schedule 1 (The Original Parties) and the amount in the Base Currency of any other Facility B Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b) in relation to any other Lender, the amount in the Base Currency of any Facility B Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Facility B Loan" means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

"Facility C" means the term loan facility made available under this Agreement as described in sub-paragraph (d) of Clause 2.1 (The Facilities).

"Facility C Commitment" means:

(a) in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading "Facility C Commitment" in Part 2 of Schedule 1 (The Original Parties) and the amount in the Base Currency of any other Facility C Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b) in relation to any other Lender, the amount in the Base Currency of any Facility C Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Facility C Loan" means a loan made or to be made under Facility C or the principal amount outstanding for the time being of that loan.

\\1016960 4164-5877-7409 v4 Hogan Lovells

"Facility Office" means:

(a) in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b) in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

"FATCA" means:

(a) sections 1471 to 1474 of the Code or any associated regulations; or

(b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c) any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Application Date" means:

(a) in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(b) in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.

"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.

"FDA" means the Food and Drug Administration of the United States, any comparable state, provincial or local governmental authority or regulator, and any successor agency of any of the foregoing.

"FDCA" means the Federal Food, Drug and Cosmetic Act, as amended, 21 U.S.C. Section 301 et seq., and all regulations promulgated thereunder.

"Fee Letter" means:

(a) any letter or letters dated on or about Original Effective Date between the Arranger and the Company (or the Agent and the Company or the Security Agent and the Company) setting out any of the fees referred to in Clause 13 (Fees);

(b) the 2021 Fee Letter; and

(c) any agreement setting out fees payable to a Finance Party referred to in paragraph (f) of Clause 2.2 (Increase).

\\1016960 4164-5877-7409 v4 Hogan Lovells

"Finance Document" means this Agreement, the First Amendment and Restatement Agreement, the Second Amendment and Restatement Agreement, any Accession Deed, any Compliance Certificate, any Fee Letter, any Resignation Letter, any Selection Notice, any Transaction Security Document, any Utilisation Request and any other document designated as a "Finance Document" by the Agent and the Company.

"Finance Lease" means any lease or hire purchase contract, a liability under which would, in accordance with the Accounting Principles, be treated as a balance sheet liability.

"Finance Party" means the Agent, the Arranger, the Security Agent or a Lender.

"Finance Party Insolvency Event" in relation to an entity means that the entity:

(a) is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c) makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d) institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f) has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

\\1016960 4164-5877-7409 v4 Hogan Lovells

(i) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(k) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

"Financial Indebtedness" means any indebtedness for or in respect of:

(a) moneys borrowed and debit balances at banks or other financial institutions;

(b) any acceptance under any acceptance credit or bill discounting facility or dematerialised equivalent;

(c) any note purchase facility or the issue of bonds (but not Trade Instruments), notes, debentures, loan stock or any similar instrument;

(d) the amount of any liability in respect of Finance Leases;

(e) receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f) any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g) any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of:

(i) an underlying liability (but not, in any case, Trade Instruments) of an entity which is not a member of the Group which liability would fall within one of the other paragraphs of this definition; or

(ii) any liabilities of any member of the Group relating to any post-retirement benefit scheme;

(h) any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Termination Date or are otherwise classified as borrowings under the Accounting Principles;

(i) any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles; and

(j) the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (i) above.

\\1016960 4164-5877-7409 v4 Hogan Lovells

"Financial Quarter" means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

"Financial Support Direction" means a financial support direction issued by the Pensions Regulator under Section 43 of the Pensions Act 2004.

"Financial Year" means the annual accounting period of the Group ending on or about 31 December in each year.

"First Amendment and Restatement Agreement" means the amendment and restatement agreement amending and restating this Agreement and made between, amongst others, the Company, the Agent and the Security Agent dated 28 May 2021.

"First Effective Date" means 28 May 2021.

"Funding Rate" means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of Clause 12.3 (Cost of funds).

"GAAP" means generally accepted accounting principles in the United States as at the Original Effective Date.

"Group" means the Company and each of its Subsidiaries for the time being.

"Group Structure Chart" means the group structure chart showing the Group as at the Original Effective Date.

"Group Unrestricted Cash" means cash and Cash Equivalent Investments made pursuant to the Investment Policy of the Group that:

(a) are subject to a first priority perfected Security in favour of Security Agent and that are not subject to any other Security (other than Permitted Security);

(b) are held in a bank account which satisfies the requirements of Section 9.1 of the Agreed Security Principals; and

(c) are not funds for the payment of a drawn or committed but unpaid draft, ACH or EFT transaction.

"Guarantor" means an Original Guarantor or an Additional Guarantor unless it has ceased to be a Guarantor in accordance with Clause 26 (Changes to the Obligors).

"Holding Company" means, in relation to a person, any other person in respect of which it is a Subsidiary.

"Impaired Agent" means the Agent at any time when:

(a) it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b) the Agent otherwise rescinds or repudiates a Finance Document;

(c) (if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a), (b) or (c) of the definition of "Defaulting Lender"; or

(d) a Finance Party Insolvency Event has occurred and is continuing with respect to the Agent;

\\1016960 4164-5877-7409 v4 Hogan Lovells

unless, in the case of paragraph (a) above:

(i) its failure to pay is caused by:

(1) administrative or technical error; or

(2) a Disruption Event; and

payment is made within 5 Business Days of its due date; or

(ii) the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

"Increase Confirmation" means a confirmation substantially in the form set out in Schedule 10 (Form of Increase Confirmation).

"Increase Lender" has the meaning given to that term in Clause 2.2 (Increase).

"Intellectual Property" means:

(a) any patents, trademarks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b) the benefit of all applications and rights to use such assets of each member of the Group (which may now or in the future subsist).

"Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 11 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 10.3 (Default interest).

"Interpolated Term SOFR" means, in relation to any Loan, the rate which results from interpolating on a linear basis between:

(a) either:

(i) the applicable Term SOFR (as of the Specified Time) for the longest period (for which Term SOFR is available) which is less than the Interest Period of that Loan; or

(ii) if no such Term SOFR is available for a period which is less than the Interest Period of that Loan, one-month Term SOFR (as of the Specified Time); and

(b) the applicable Term SOFR (as of the Specified Time) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time for the currency of that Loan.

"ITA" means the Income Tax Act 2007.

"Investment Policy" means the investment policy of the Obligors dated 7 February 2018, as amended from time to time by the Obligors.

"Joint Venture" means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

\\1016960 4164-5877-7409 v4 Hogan Lovells

"Lead Product" means [***].

"Legal Opinion" means any legal opinion delivered to the Agent under Clause 4.1 (Initial conditions precedent) or Clause 26 (Changes to the Obligors).

"Legal Reservations" means:

(a) the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b) the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim; and

(c) similar principles, rights and defences under the laws of any Relevant Jurisdiction.

"Lender" means:

(a) any Original Lender; and

(b) any bank, financial institution, trust, fund or other entity which has become a Party as a "Lender" in accordance with Clause 2.2 (Increase) or Clause 25 (Changes to the Lenders),

which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement.

"Lien" means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation, or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, Person shall be deemed to own any asset subject to a Lien which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease obligation or other title retention agreement relating to such asset.

"Limitation Acts" means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

"LMA" means the Loan Market Association.

"Loan" means a Facility A Loan, a Facility B Loan or a Facility C Loan.

"Majority Lenders" means a Lender or Lenders whose Commitments aggregate more than 66⅔ per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66⅔ per cent. of the Total Commitments immediately prior to that reduction).

"Market Disruption Rate" means the percentage rate per annum which is the aggregate of the Reference Rate and the Credit Adjustment Spread.

"Marketing Authorization Application" means [***].

"Margin" means:

(a) in relation to any Facility A Loan 5.95 per cent per annum;

\\1016960 4164-5877-7409 v4 Hogan Lovells

(b) in relation to any Facility B Loan 5.95 per cent per annum; and

(c) in relation to any Facility C Loan 5.95 per cent per annum.

"Material Adverse Effect" means a material adverse effect on:

(a) the business, operations, property or condition (financial or otherwise) of the Group taken as a whole; or

(b) the ability of the Obligors to perform their payment obligations under the Finance Documents; or

(c) the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Finance Documents.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a) (subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c) if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

"Monthly Cash Burn Amount" means an amount equal to the Group's change in cash and Cash Equivalent Investments, without giving effect to any increase resulting from contributions or proceeds of financings, for either:

(a) the six month period ending on the last day of the month immediately preceding the proposed completion of the Permitted Acquisition and based upon the financial statements delivered to Agent in accordance with this Agreement for such period; or

(b) the six month period immediately following the six month period referred to in paragraph (a) above and based upon the Transaction Projections (as defined in the definition of "Permitted Acquisition"), using whichever calculation as between clause (a) and clause (b) demonstrates a higher burn rate (or, in other words, more cash used), in either case, divided by six.

"Multiemployer Plan" means a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA which is covered by Title IV of ERISA and which is contributed to (or to which there is an obligation to contribute) by any Obligor or ERISA Affiliate.

“Net Revenue” means, for any period, the consolidated revenue of Obligors for such period, as determined in accordance with GAAP; provided that in no event shall Net Revenue include any upfront or milestone payments or similar non-recurring payment

\\1016960 4164-5877-7409 v4 Hogan Lovells

received by Obligors in connection with any out-bound license agreement or other commercial contract.

"New Lender" has the meaning given to that term in Clause 25 (Changes to the Lenders).

"Non-US Subsidiary" means any direct or indirect Subsidiary that is not organised under the laws of the United States or any state or territory thereof or the District of Columbia.

"Obligations" means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly, severally or in any other capacity whatsoever) of the Obligors to the Finance Parties (or any of them) under the Finance Documents.

"Obligor" means the Company, the Borrower or a Guarantor.

"Obligors' Agent" means the Company, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.4 (Obligors' Agent).

“Original Effective Date” means 24 May 2019.

"Original Financial Statements" means:

(a) the audited consolidated financial statements of the Company for the Financial Year ended 31 December 2018; and

(b) in relation to any other Obligor, its audited financial statements delivered to the Agent as required by Clause 26 (Changes to the Obligors).

"Original Jurisdiction" means, in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the Original Effective Date or, in the case of an Additional Obligor, as at the date on which that Additional Obligor becomes Party as a Borrower or a Guarantor (as the case may be).

"Original Obligor" means the Original Borrower or an Original Guarantor.

"[***]" means [***].

"[***]" means [***].

"[***]" means [***].

"[***]" means [***].

"[***]" means [***].

"[***]" means [***].

"Participating Member State" means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

"Party" means a party to this Agreement.

"PBGC" means the United States Pension Benefit Guaranty Corporation or any successor to it.

"Pensions Regulator" means the body corporate called the Pensions Regulator established under Part 1 of the Pensions Act 2004.

\\1016960 4164-5877-7409 v4 Hogan Lovells

"Permitted Acquisition" means:

(a) an acquisition by a member of the Group of an asset sold, leased, transferred or otherwise disposed of by another member of the Group in circumstances constituting a Permitted Disposal;

(b) an acquisition of shares or securities pursuant to a Permitted Share Issue;

(c) an acquisition of securities which are Cash Equivalent Investments so long as, in the case of an Obligor, those Cash Equivalent Investments become subject to the Transaction Security as soon as is reasonably practicable;

(d) the acquisition of stock in trade in the ordinary course of trading on arm's length terms (for the avoidance of doubt, excluding the acquisition (including through licensing) of any Product, Product line or Intellectual Property of or from any other person);

(e) the incorporation of a company which on incorporation becomes a member of the Group, but only if:

(i) that company is incorporated in the European Union, the United Kingdom or the United States with limited liability; and

(ii) if the shares in the company are owned by an Obligor, Security over the shares of that company, in form and substance satisfactory to the Agent, is created in favour of the Security Agent within 30 days of the date of its incorporation;

(f) an acquisition (not being an acquisition by the Company), for cash consideration, (i) of all of the issued share capital of a limited liability company; (ii) of (if the acquisition is made by a limited liability company whose sole purpose is to make the acquisition) a business or undertaking carried on as a going concern; or (iii) (including through licensing) of any Product, Product line or Intellectual Property of or from any other person, but, in each case, only if:

(i) no Event of Default is continuing on the closing date for the acquisition or would occur as a result of the acquisition;

(ii) in the case of the acquisition of a company, business or undertaking, the acquired company, business or undertaking is incorporated or established, and carries on its principal business in the European Union, the United Kingdom or the United States and is engaged in a business substantially the same as or complementary to that carried on by the Group; and

(iii) in the case of an acquisition of a company, the acquired company becomes an Additional Guarantor and grants Transaction Security in accordance with Clause 26.2 (Additional Guarantors) within 30 days following the date of completion of the acquisition; and

(g) any acquisition with the prior consent of the Majority Lenders.

"Permitted Disposal" means (apart from any transaction involving shares in any member of the Group, which is not a Permitted Disposal in any circumstances) any sale, lease, licence, surrender, transfer or other disposal which, except in the case of paragraph (c), is on arm's length terms:

\\1016960 4164-5877-7409 v4 Hogan Lovells

(a) of trading stock or cash made by any member of the Group in the ordinary course of business of the disposing entity;

(b) of any Intellectual Property that does not relate to a Lead Product;

(c) of any asset by a member of the Group (the "Disposing Company") to another member of the Group (the "Acquiring Company"), but if:

(i) the Disposing Company is an Obligor, the Acquiring Company must also be an Obligor;

(ii) the Disposing Company had given Security over the asset, the Acquiring Company must give equivalent Security over that asset; and

(iii) the Disposing Company is a Guarantor, the Acquiring Company must be a Guarantor guaranteeing at all times an amount no less than that guaranteed by the Disposing Company;

(d) of tangible assets which are not expressed to be subject to a fixed charge, in exchange for other tangible assets comparable or superior as to type, value and quality;

(e) of obsolete, surplus or redundant tangible assets on arm's length terms which are not required for the efficient operation of its business;

(f) of Cash Equivalent Investments for cash or in exchange for other Cash Equivalent Investments;

(g) so long as no Default or Event of Default has occurred and is continuing (or would result from such transaction), of cash or Cash Equivalent Investments to a Permitted Joint Venture, to the extent permitted by Clause 23.12 (Joint Ventures);

(h) arising as a result of any Permitted Security;

(i) to which the Majority Lenders have given their prior written consent (and this may include consent to a transaction including shares in any member of the Group); and

(j) so long as no Default or Event of Default has occurred and is continuing (or would result from such transaction), of tangible assets (other than the disposal or exclusive licence of Intellectual Property) for cash where the higher of the market value and net consideration receivable (when aggregated with the higher of the market value and net consideration receivable for any other sale, lease, licence, transfer or other disposal not allowed under the preceding paragraphs or as a Permitted Transaction) does not exceed $2,500,000 (or its equivalent) in any Financial Year of the Company.

"Permitted Distribution" means:

(a) the payment of a dividend to the Company or any of its wholly-owned Subsidiaries;

(b) dividends payable solely in common stock; and

(c) repurchases of stock of former employees, directors or consultants pursuant to stock purchase agreements so long as an Event of Default is not continuing at the time of such repurchase and would not occur after giving effect to such repurchase,

\\1016960 4164-5877-7409 v4 Hogan Lovells

provided, however, that such repurchase does not exceed $2,500,000 (or its equivalent) in any Financial Year of the Company.

"Permitted Financial Indebtedness" means Financial Indebtedness:

(a) arising under a foreign exchange transaction for spot or forward delivery entered into in connection with protection against fluctuation in currency rates where that foreign exchange exposure arises in the ordinary course of trade, but not a foreign exchange transaction for investment or speculative purposes;

(b) arising under a letter of credit, guarantee or indemnity, overdraft or credit card facility provided that the outstanding amount does not exceed $10,000,000 (or its Base Currency Equivalent) in aggregate for the Group at any time;

(c) arising under a Permitted Loan or a Permitted Guarantee or as permitted by Clause 23.31 (Treasury Transactions);

(d) under Finance Leases of vehicles, plant, equipment or computers, provided that the aggregate capital value of all such items so leased under outstanding leases by members of the Group does not exceed $10,000,000 (or its Base Currency Equivalent) at any time; and

(e) not permitted by the preceding paragraphs or as a Permitted Transaction and the outstanding amount of which does not exceed $5,000,000 (or its Base Currency Equivalent) in aggregate for the Group at any time.

"Permitted Guarantee" means:

(a) the endorsement of negotiable instruments in the ordinary course of trade;

(b) any performance or similar bond guaranteeing performance by a member of the Group under any contract entered into in the ordinary course of trade;

(c) any guarantee of a Joint Venture to the extent permitted by Clause 23.12 (Joint Ventures);

(d) any guarantee of Permitted Financial Indebtedness which is referred to in the definition of, or otherwise constitutes, Permitted Financial Indebtedness except under paragraph (d) of that definition;

(e) any guarantee of a Permitted Loan, provided that no Obligor shall guarantee the Financial Indebtedness of any member of the Group which is not an Obligor unless the amount of the relevant guaranteed obligation is within the de minimis threshold in paragraph (e) of the definition of "Permitted Loan" at all times;

(f) any guarantee given in respect of the netting or set-off arrangements permitted pursuant to paragraph (b) of the definition of "Permitted Security";

(g) any indemnity given in the ordinary course of the documentation of an acquisition or disposal transaction which is a Permitted Acquisition or Permitted Disposal which indemnity is in a customary form and subject to customary limitations; and

(h) guarantees not otherwise permitted by the preceding paragraphs, the aggregate principal outstanding amount guaranteed by which (when aggregated with all such

\\1016960 4164-5877-7409 v4 Hogan Lovells

other guarantees and with any Financial Indebtedness incurred by the Group) does not exceed $2,500,000 at any time.

"Permitted Joint Venture" means any cash investment in any Joint Venture where:

(a) the Joint Venture is incorporated, or established, and carries on its principal business in the European Union, the United Kingdom or the United States and is a vehicle incorporated with limited liability;

(b) the Joint Venture is engaged in a business substantially the same as, or complementary to that carried on by the Group; and

(c) in any Financial Year of the Company, the aggregate of:

(i) all amounts subscribed for shares in, lent to, or invested in all such Joint Ventures by any member of the Group;

(ii) the contingent liabilities of any member of the Group under any guarantee given in respect of the liabilities of any such Joint Venture; and

(iii) the market value of any cash or Cash Equivalent Investments transferred by any member of the Group to any such Joint Venture,

does not exceed $10,000,000 (or its Base Currency Equivalent) in any Financial Year of the Company.

"Permitted Loan" means:

(a) any trade credit extended by any member of the Group to its customers on normal commercial terms and in the ordinary course of its trading activities;

(b) Financial Indebtedness which is referred to in the definition of, or otherwise constitutes, Permitted Financial Indebtedness except under paragraph (d) of that definition;

(c) a loan made to a Joint Venture to the extent permitted under Clause 28.11 (Joint Ventures);

(d) a loan made by an Obligor to another Obligor or made by a member of the Group which is not an Obligor to another member of the Group;

(e) any loan made by an Obligor to a member of the Group which is not an Obligor so long as the aggregate amount of the Financial Indebtedness under any such loans does not exceed $250,000 (or its equivalent) at any time;

(f) a loan made by a member of the Group to an employee or director of any member of the Group if the amount of that loan when aggregated with the amount of all loans to employees and directors by members of the Group does not exceed $250,000 (or its equivalent) at any time; and

(g) any loan (other than a loan made by a member of the Group to another member of the Group) so long as the aggregate amount of Financial Indebtedness under any such loans does not exceed $250,000 (or its equivalent) at any time, so long as in the case of paragraphs (d) and (e) above the creditor of such Financial Indebtedness shall (if it is an Obligor) grant security over its rights in respect of such

\\1016960 4164-5877-7409 v4 Hogan Lovells

Financial Indebtedness in favour of the Secured Parties on terms acceptable to the Agent (acting on the instructions of the Majority Lenders).

"Permitted Security" means:

(a) any lien arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by any member of the Group;

(b) any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group;

(c) any payment or close out netting or set-off arrangement pursuant to any Treasury Transaction or foreign exchange transaction entered into by a member of the Group which constitutes Permitted Financial Indebtedness, excluding any Security or Quasi-Security under a credit support arrangement;

(d) to the extent such Security relates to, or is granted in support of facilities permitted pursuant to paragraph (b) of "Permitted Financial Indebtedness";

(e) any Security or Quasi-Security over or affecting any asset acquired by a member of the Group after the Original Effective Date if:

(i) the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(ii) the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group; and

(iii) the Security or Quasi-Security is removed or discharged within three months of the date of acquisition of such asset;

(f) any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier's standard or usual terms and not arising as a result of any default or omission by any member of the Group;

(g) any Quasi-Security arising as a result of a disposal which is a Permitted Disposal; or

(h) any Security or Quasi-Security arising as a consequence of any Finance Lease permitted pursuant to paragraph (f) of the definition of "Permitted Financial Indebtedness";

(i) any Security or Quasi-Security for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA) (i) not yet due or to which the period of grace, if any, related thereto has not expired of (ii) which are being contested in good faith, and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(j) any Security or Quasi-Security relating to claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labour, materials, supplies or rentals incurred in the ordinary course of business, which (i) claims are being contested in good faith and by appropriate proceedings with adequate reserves

\\1016960 4164-5877-7409 v4 Hogan Lovells

maintained to the extent required by GAAP and (ii) do not, individually or in the aggregate, materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries;

(k) deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance and other types of social security or similar legislation, or to secure the performance of bids, trade contracts and leases (other than Financial Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(l) encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, materially impair the use thereof in the ordinary conduct of business;

(m) any Security or Quasi-Security arising from the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to operating leases entered into in the ordinary course of business of the Borrower and its Subsidiaries;

(n) any Security or Quasi-Security securing judgments for the payment of money not constituting an Event of Default hereunder or securing appeal or other surety bonds relating to such judgments;

(o) any interest or title of a licensor, sub-licensor, lessor or sub-lessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower or its Subsidiaries or (ii) secure any Indebtedness; or

(p) Security or Quasi-Security not otherwise permitted hereunder securing Financial Indebtedness or other obligations in an aggregate principal amount not to exceed $5,000,000 at any time outstanding.

"Permitted Share Issue" means an issue of:

(a) shares by the Company, where such issue does not lead to a Change of Control of the Company; and

(b) shares by a member of the Group (other than the Company) which is a Subsidiary to its immediate Holding Company for non-cash consideration where (if the existing shares of the Subsidiary are the subject of the Transaction Security) the newly-issued shares also become subject to the Transaction Security on the same terms.

"Permitted Transaction" means:

(a) any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security or Quasi-Security given, or other transaction arising, under the Finance Documents;

(b) the solvent liquidation or reorganisation of any member of the Group which is not an Obligor or whose shares have not been charged or pledged under the Transaction Security Documents so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other members of the Group; or

\\1016960 4164-5877-7409 v4 Hogan Lovells

(c) transactions (other than (i) any sale, lease, licence, transfer or other disposal; and (ii) the granting or creation of Security, the incurring or permitting to subsist of Financial Indebtedness or the disposal of the shares of any member of the Group), conducted in the ordinary course of trading on arm's length terms.

"Plan" means an employee pension benefit plan, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), subject to the provisions of Title IV of ERISA or Section 412 of the Code that is maintained or contributed to, or required to be contributed to, by any Obligor or ERISA Affiliate.

"Product" means any products, services, and diagnostic tests developed by the Group or any of its Subsidiaries or sold or marketed by any member of the Group or any of its Subsidiaries to third parties (and not for internal use by any member of the Group).

"Property" means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

"Qualified ECP Guarantor" means, in respect of any Swap Obligation, each Obligor that has total assets exceeding $10,000,000 at the time such Swap Obligation is incurred or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

"Qualifying Lender" has the meaning given to that term in Clause 14 (Tax Gross-Up and indemnities).

"Quarter Date" means each of 31 March, 30 June, 30 September and 31 December.

"Quarterly Financial Statements" has the meaning given to that term in Clause 21 (Information undertakings).

"Quasi-Security" has the meaning given to that term in Clause 23.17 (Negative pledge).

"Quotation Day" means, in relation to any period for which an interest rate is to be determined:

(a) two US Government Securities Business Days before the first day of that period (unless market practice differs in the relevant syndicated loan market, in which case the Quotation Day will be determined by the Agent in accordance with that market practice (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days)); or

(b) if the Reference Rate is, or is based on, the Central Bank Rate, two US Government Securities Business Days before the first day of that period.

"Receiver" means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

"Reference Rate" means, in relation to any Loan:

(a) the applicable Term SOFR as of the Specified Time and for a period equal in length to the Interest Period of that Loan; or

(b) as otherwise determined pursuant to Clause 12.1 (Unavailability of Term SOFR),

\\1016960 4164-5877-7409 v4 Hogan Lovells

and if, in either case, the aggregate of that rate and the Credit Adjustment Spread is less than one per cent. per annum, the Reference Rate shall be deemed to be such a rate that the aggregate of the Reference Rate and the Credit Adjustment Spread is one per cent. per annum.

"Regulatory Agency" means governmental authority or regulator with responsibility for the regulation of the research, development, marketing or sale of drugs or pharmaceuticals in any jurisdiction, including the FDA and the EMA.

"Regulatory Approval" means, with respect to a product or device in any country or regulatory jurisdiction, all actions, approvals (including, where applicable, pricing and reimbursement approval and schedule classifications), licenses, registrations or authorizations of any Regulatory Agency necessary for the making, manufacture, sale, offer for sale, distribution, import, export, promotion, marketing or other use of such product or device in such country or jurisdiction.

"Related Fund" means any (a) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business, or (b) any person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (a) and that, with respect to each of the preceding clauses (a) and (b), is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) a person (other than a natural person) or an Affiliate of a person (other than a natural person) that administers or manages a Lender.

"Relevant Jurisdiction" means, in relation to an Obligor:

(a) its Original Jurisdiction;

(b) any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c) any jurisdiction where it conducts its business;

(d) the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it; and

(e) in the case of a US Obligor:

(i) the jurisdiction where it maintains its principal place of business; and

(ii) any jurisdiction the laws of which govern any Transaction Security Document or the attachment or perfection of any charge, lien, security interest or other encumbrance established or created pursuant thereto.

"Relevant Market" means the market for overnight cash borrowing collateralised by US Government securities.

"Repayment Date" means the first Business Day of each calendar Month.

"Repayment Instalment" means a Facility A Repayment Instalment as defined in Clause 6.1 (Repayment of Facility A Loans), a Facility B Repayment Instalment as defined in Clause 6.2 (Repayment of the Facility B Loan) or a Facility C Repayment Instalment as defined in Clause 6.3 (Repayment of the Facility C Loan).

\\1016960 4164-5877-7409 v4 Hogan Lovells

"Repeating Representations" means each of the representations set out in Clause 20.2 (Status) to Clause 20.7 (Governing law and enforcement), Clause 20.11 (No default), Clause 20.20 (Ranking) to Clause 20.22 (Legal and beneficial ownership) and Clause 20.30 (Sanctions).

"Report" means any due diligence report prepared in connection with a Permitted Acquisition.

"Reporting Day" means:

(a) subject to paragraph (b) below, the Quotation Day for the relevant Interest Period; or

(b) if the Reference Rate is, or is based on, the Central Bank Rate, the date falling one Business Day after the Quotation Day for the relevant Interest Period.

"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

"Resignation Letter" means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).

"Second Amendment and Restatement Agreement" means the amendment and restatement agreement amending and restating this Agreement and made between, amongst others, the Company and the Agent dated _________________ 2023.

"Second Effective Date" means the "Effective Date" under and as defined in the Second Amendment and Restatement Agreement.

"Secured Parties" means each Finance Party, any Receiver or Delegate.

"Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Security Agent's Spot Rate of Exchange" means, in respect of the conversion of one currency (the "First Currency") into another currency (the "Second Currency") the Security Agent's spot rate of exchange for the purchase of the Second Currency with the First Currency in the London foreign exchange market at or about 11:00 am (London time) on a particular day, which shall be notified by the Security Agent in accordance with paragraph (e) of Clause 28.6 (Duties of the Security Agent).

"Selection Notice" means a notice substantially in the form set out in Part 2 of Schedule 3 (Requests and Notices) given in accordance with Clause 11 (Interest Periods) in relation to a Facility.

"SOFR" means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published (before any correction, recalculation or republication by the administrator) by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

"Specified Time" means a time determined in accordance with Schedule 9 (Timetables).

"Sterling" and "£" means the lawful currency of the UK.

\\1016960 4164-5877-7409 v4 Hogan Lovells

"Subsidiary" means an entity of which a person:

(a) has direct or indirect Control; or

(b) owns directly or indirectly more than fifty per cent. (50%) of the share capital or similar right of ownership; or

(c) is entitled to receive more than fifty per cent. (50%) of the dividends or distributions,

and any entity (whether or not so controlled) treated as a subsidiary in the latest financial statements of that person from time to time and disregarding, for the purpose of this definition, the fact that any shares in that entity may be held by way of security, that the beneficiary of the security (or its nominee) may be registered as a member of the relevant undertaking and/or that such beneficiary of the security (or its nominee) may be entitled to exercise voting powers and rights with respect to those charged shares.

"Swap Obligation" means, with respect to any Obligor or the Company, any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of section 1a(47) of the Commodity Exchange Act.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Term SOFR" means the term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate).

"Termination Date" means in relation to each Facility, the date falling 60 months after the First Effective Date.

"Total Commitments" means the aggregate of the Total Facility A1 Commitments, Total Facility A2 Commitments, the Total Facility B Commitments and the Total Facility C Commitments, being $100,000,000 at the First Effective Date.

"Total Facility A1 Commitments" means the aggregate of the Facility A1 Commitments, being $25,000,000 at the First Effective Date.

"Total Facility A2 Commitments" means the aggregate of the Facility A2 Commitments, being $8,000,000 at the First Effective Date.

"Total Facility B Commitments" means the aggregate of the Facility B Commitments, being $33,000,000 at the First Effective Date.

"Total Facility C Commitments" means the aggregate of the Facility C Commitments, being $34,000,000 at the First Effective Date.

"Trade Instruments" means any performance bonds, advance payment bonds or documentary letters of credit issued in respect of the obligations of any member of the Group arising in the ordinary course of trading of that member of the Group.

"Transaction Documents" means the Finance Documents and the Constitutional Documents.

\\1016960 4164-5877-7409 v4 Hogan Lovells

"Transaction Security" means the Security created or expressed to be created in favour of the Security Agent pursuant to the Transaction Security Documents.

"Transaction Security Documents" means each of the documents listed as being a Transaction Security Document in paragraph 13(a) of Part 1 of Schedule 2 (Conditions precedent), any document required to be delivered to the Agent under paragraph 13 of Part 2 of Schedule 2 (Conditions precedent) together with any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.

"Transfer Certificate" means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

"Transfer Date" means, in relation to an assignment or transfer, the later of:

(a) the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b) the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

"Treasury Transactions" means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

"UCC" means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection, the effect of perfection or non-perfection or the priority of the security interests in any collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, "UCC" means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

"UK" and "United Kingdom" means the United Kingdom of Great Britain and Northern Ireland.

"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents.

"US" and "United States" means the United States of America.

"US Bankruptcy Code" means Title 11 of The United Stated Code (entitled "Bankruptcy"), as amended from time to time and as now or hereafter in effect, or any successor thereto.

"US Debtor Relief Laws" means the US Bankruptcy Code and all other federal and state liquidation, bankruptcy, assignment for the benefit of creditors, conservatorship, moratorium, receivership, insolvency, rearrangement, reorganization or similar debtor relief laws in effect from time to time.

"US Government Securities Business Day" means any day other than:

(a) a Saturday or a Sunday; and

(b) a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its

\\1016960 4164-5877-7409 v4 Hogan Lovells

members be closed for the entire day for purposes of trading in US Government securities.

"US Guarantor" means any Guarantor that is incorporated or organised under the laws of the United States or any State or territory thereof or the District of Columbia.

"US Obligor" means any Obligor that is incorporated or organised under the laws of the United States, any State or territory thereof or the District of Columbia.

"US Tax Obligor" means:

(a) a Borrower which is resident for tax purposes in the US; or

(b) an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

"Utilisation" means a Loan.

"Utilisation Date" means the date of a Utilisation being the date on which the relevant Loan is to be made.

"Utilisation Request" means a notice substantially in the relevant form set out in Schedule 3 (Requests).

"VAT" means:

(a) any value added tax imposed by the Value Added Tax Act 1994;

(b) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(c) any other tax of a similar nature, whether imposed in the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraphs (a) or (b) above, or imposed elsewhere.

"Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.2 Construction

(a) Unless a contrary indication appears, a reference in this Agreement to:

(i) the "Agent", the "Arranger", any "Finance Party", any "Lender", any "Obligor", any "Party", any "Secured Party", the "Security Agent" or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(ii) a document in "agreed form" is a document which is previously agreed in writing by or on behalf of the Company and the Agent or, if not so agreed, is in the form specified by the Agent;

\\1016960 4164-5877-7409 v4 Hogan Lovells

(iii) "assets" includes present and future properties, revenues and rights of every description;

(iv) a "Finance Document" or a "Transaction Document" or any other agreement or instrument is a reference to that Finance Document or Transaction Document or other agreement or instrument as amended, novated, supplemented or extended (in any case, however fundamentally);

(v) a "group of Lenders" includes all of the Lenders in that group;

(vi) "guarantee" means (other than in Clause 19 (Guarantee and Indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(vii) "Guarantor", "Original Guarantor", "Additional Guarantor" and "this guarantee" shall not be construed restrictively and shall include the payment undertakings and indemnities contained in Clause 19 (Guarantee and Indemnity);

(viii) "including" and "in particular" shall not be construed restrictively but shall mean "including without prejudice to the generality of the foregoing" and "in particular, but without limitation";

(ix) "indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(x) a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, joint venture, trust, consortium, partnership or other entity (whether or not having separate legal personality);

(xi) a "regulation" includes any regulation, rule, official directive, request, or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency or department of any regulatory, self-regulatory or other authority or organisation;

(xii) "wholly owned subsidiary" means a company or corporation that has no members except for:

(1) another company or corporation and that other company's or corporation's wholly-owned subsidiaries; or

(2) persons acting on behalf of that other company or corporation and that other company's or corporation's wholly-owned subsidiaries.

(xiii) a provision of law is a reference to that provision as amended or re-enacted and any subordinate legislation made under it;

(xiv) a time of day is a reference to London time;

\\1016960 4164-5877-7409 v4 Hogan Lovells

(xv) a Lender's "cost of funds" in relation to its participation in a Loan is a reference to the average cost (determined either on an actual or a notional basis) which that Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of that participation in that Loan for a period equal in length to the Interest Period of that Loan; and

(xvi) the "date of this Agreement" means 24 May 2019.

(b) The determination of the extent to which a rate is "for a period equal in length" to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c) Section, Clause and Schedule headings are for ease of reference only.

(d) Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e) A Default or an Event of Default is "continuing" if it has not been remedied or waived.

(f) Any consent, waiver or approval required from a Finance Party under a Finance Document must be in writing and will be of no effect if not in writing.

(g) Reference to a monetary sum specified in the Base Currency in Clause 20 (Representations), Clause 21 (Information undertakings), Clause 22 (Financial covenants), Clause 23 (General undertakings) and/or Clause 24 (Events of Default) shall be deemed to include reference to the Base Currency Equivalent of such sum.

(h) A reference in this Agreement to a Central Bank Rate shall include any successor rate to, or replacement rate for, that rate.

1.3 Third party rights

(a) Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") to enforce or enjoy the benefit of any term of this Agreement.

(b) Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

\\1016960 4164-5877-7409 v4 Hogan Lovells

Section 2

The Facilities

2. The Facilities

2.1 The Facilities

Subject to the terms of this Agreement, the Lenders make available to the Borrowers:

(a) a Base Currency term loan facility in an aggregate amount equal to the Total Facility A1 Commitments;

(b) a Base Currency term loan facility in an aggregate amount equal to the Total Facility A2 Commitments;

(c) a Base Currency term loan facility in an aggregate amount equal to the Total Facility B Commitments; and

(d) a Base Currency term loan facility in an aggregate amount equal to the Total Facility C Commitments.

2.2 Increase

(a) The Company may by giving prior notice to the Agent after the effective date of a cancellation of:

(i) the Available Commitments of a Defaulting Lender in accordance with Clause 7.5 (Right of cancellation in relation to a Defaulting Lender); or

(ii) the Commitments of a Lender in accordance with:

(1) Clause 7.1 (Illegality), or

(2) Paragraph (a) of Clause 7.4 (Right of cancellation and repayment in relation to a single Lender),

request that the Commitments relating to any Facility be increased (and the Commitments relating to that Facility shall be so increased) in an aggregate amount in the Base Currency of up to the amount of the Available Commitments or Commitments relating to that Facility so cancelled as follows:

(iii) the increased Commitments will be assumed by one or more Eligible Institutions (each an "Increase Lender") selected by the Company and each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender in respect of those Commitments;

(iv) each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;

\\1016960 4164-5877-7409 v4 Hogan Lovells

(v) each Increase Lender shall become a Party as a "Lender" and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;

(vi) the Commitments of the other Lenders shall continue in full force and effect; and

(vii) any increase in the Commitments relating to a Facility shall, subject to the conditions set out in paragraphs (d) and (e) below, take effect on the date specified by the Company in the notice referred to above or any later date on which the Agent executes an otherwise duly completed Increase Confirmation delivered to it by the relevant Increase Lender.

(b) The Agent shall, subject to paragraph (c) below, as soon as reasonably practicable after receipt by it of a duly completed Increase Confirmation appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Increase Confirmation.

(c) The Agent shall only be obliged to execute an Increase Confirmation delivered to it by an Increase Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender.

(d) Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as it would have been had it been an Original Lender.

(e) The Company shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee of $3,500 and the Company shall promptly on demand pay the Agent and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by either of them and, in the case of the Security Agent, by any Receiver or Delegate in connection with any increase in Commitments under this Clause 2.2.

(f) The Company may pay to the Increase Lender a fee in the amount and at the times agreed between the Company and the Increase Lender in a Fee Letter.

(g) Neither the Agent nor any Lender shall have any obligation to find an Increase Lender and in no event shall any Lender whose Commitment is replaced by an Increase Lender be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

(h) Clause 25.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

\\1016960 4164-5877-7409 v4 Hogan Lovells

(i) an "Existing Lender" were references to all the Lenders immediately prior to the relevant increase;

(ii) the "New Lender" were references to that "Increase Lender"; and

(iii) a "re-transfer" and "re-assignment" were references to respectively a "transfer" and "assignment".

2.3 Finance Parties' rights and obligations

(a) The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b) The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party's participation in a Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c) A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

2.4 Obligors' Agent

(a) Each Obligor (other than the Company) by its execution of this Agreement or an Accession Deed irrevocably appoints the Company (acting through one or more authorised signatories) to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i) the Company on its behalf to supply all information concerning itself contemplated by the Finance Documents to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to make any agreements and to effect any amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii) each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b) Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors'

\\1016960 4164-5877-7409 v4 Hogan Lovells

Agent or given to the Obligors' Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors' Agent and any other Obligor, those of the Obligors' Agent shall prevail.

3. Purpose

3.1 Purpose

Each Borrower shall apply all amounts borrowed by it under a Facility towards the general corporate and working capital purposes of the Group.

3.2 Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4. Conditions of utilisation

4.1 Initial conditions precedent

(a) The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) in relation to any Utilisation if on or before the Utilisation Date for that Utilisation, the Agent has received all of the documents and other evidence listed in Part 1 of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

(b) Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2 Further conditions precedent

Subject to Clause 4.1 (Initial conditions precedent), the Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) if:

(a) on the date of the Utilisation Request and on the proposed Utilisation Date:

(i) no Default is continuing or would result from the proposed Loan; and

(ii) the Repeating Representations to be made by each Obligor are true in all material respects;

(b) in the case of a Facility B Loan, no earlier than five Business Days before the proposed Utilisation Date, the Company has delivered to the Agent a certificate signed by two officers of the Company:

(i) confirming that either:

(1) [***]; or

\\1016960 4164-5877-7409 v4 Hogan Lovells

(2) [***]; and

(ii) evidencing that the Group has at least $100,000,000 of Group Unrestricted Cash (the conditions in paragraph (b)(i) and (ii), above, collectively, the “Facility B Utilisation Conditions”); and

(c) in the case of a Facility C Loan, no earlier than five Business Days before the proposed Utilisation Date, the Company has delivered to the Agent a certificate signed by two officers of the Company:

(i) evidencing that Net Revenue for the twelve (12) month period ending on the month-end date for which a Compliance Certificate was most recently delivered (or required to be delivered pursuant to Clause 21.2), was at least $[***]; and

(ii) evidencing that the Group has at least $100,000,000 of Group Unrestricted Cash.

4.3 Maximum number of Loans

(a) The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation:

(i) more than one Facility A1 Loan would be outstanding;

(ii) more than one Facility A2 Loan would be outstanding;

(iii) more than one Facility B Loan would be outstanding; or

(iv) more than one Facility C Loan would be outstanding.

(b) The Borrower may not request that a Facility A Loan, the Facility B Loan or the Facility C Loan be divided.

\\1016960 4164-5877-7409 v4 Hogan Lovells

Section 3

Utilisation

5. Utilisation

5.1 Delivery of a Utilisation Request

A Borrower (or the Company of its behalf) may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2 Completion of a Utilisation Request

(a) Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i) it identifies the Facility to be utilised;

(ii) the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iii) the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iv) the proposed Interest Period complies with Clause 11 (Interest Periods).

(b) Only one Utilisation may be requested in each Utilisation Request.

5.3 Currency and amount

(a) The currency specified in a Utilisation Request must be the Base Currency.

(b) The amount of the proposed Utilisation must be:

(i) an amount equal to the Available Facility for Facility A1;

(ii) an amount equal to the Available Facility for Facility A2;

(iii) an amount equal to the Available Facility for Facility B; or

(iv) an amount equal to the Available Facility for Facility C.

5.4 Lenders' participation

(a) If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b) The amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

5.5 Cancellation of Commitment

(a) The Facility A1 Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility A1.

\\1016960 4164-5877-7409 v4 Hogan Lovells

(b) The Facility A2 Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility A2.

(c) The Facility B Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility B.

(d) The Facility C Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility C.

\\1016960 4164-5877-7409 v4 Hogan Lovells

Section 4

Repayment, prepayment and cancellation

6. Repayment

6.1 Repayment of Facility A Loans

(a) The Borrower under Facility A shall, commencing on the first Repayment Date following the date falling:

(i) if the Facility B Utilisation Conditions have not been satisfied as of such date, 18 Months after the First Effective Date; or

(ii) if the Borrower has delivered a certificate to Agent certifying that the Facility B Utilisation Conditions have been (and remain) satisfied as of such date, 30 Months after the First Effective Date; and

(iii) in each case, on each Repayment Date thereafter,

repay the Facility A Loans in instalments (each a "Facility A Repayment Instalment") by repaying on each such Repayment Date an amount equal to the aggregate amount of the Facility A Loans on either the date falling 18 Months pursuant to paragraph (i), or 30 Months pursuant to paragraph (ii) above (as applicable) after the First Effective Date is divided by the number of Repayment Dates remaining (including the Repayment Date on which the first payment is made) before the occurrence of the Termination Date, until such time as the Facility A Loans have been repaid in full.

(b) Notwithstanding paragraph (a) above, if the Borrower has delivered a certificate to Agent certifying that the Facility B Utilisation Conditions have been (and remain) satisfied as of such date at any time during the period commencing on the date that is 18 months after the First Effective Date and ending on 1 July 2023, the Borrower shall not be required to make any additional scheduled principal payments under Facility A on any Repayment Date occurring after the date on which the Utilisation of Facility B occurs until the date that is 30 months after the Original Effective Date and the Facility A Repayment Instalments for the remaining Repayment Dates will be recalculated accordingly.

6.2 Repayment of the Facility B Loan

(a) The Borrower under Facility B shall, commencing on the first Repayment Date following the date falling:

(i) 30 Months after the First Effective Date; and

(ii) in each case, on each Repayment Date thereafter,

repay the Facility B Loan in instalments (each a "Facility B Repayment Instalment") by repaying on each such Repayment Date an amount equal to the aggregate amount of the Facility B Loan divided by the number of Repayment Dates remaining (including the Repayment Date on which the first payment is made) before the occurrence of the Termination Date, until such time as the Facility B Loan has been repaid in full.

\\1016960 4164-5877-7409 v4 Hogan Lovells

(b) The Borrower under Facility B shall, commencing on the first Repayment Date following the date falling 30 Months after the First Effective Date and, in each case, on each Repayment Date thereafter, repay the Loans in instalments (each a "Facility B Repayment Instalment") by repaying on each such Repayment Date an amount equal to the aggregate amount of the Facility B Loan divided by the number of Repayment Dates remaining (including the Repayment Date on which the first payment is made) before the occurrence of the Termination Date, until such time as the Facility B Loan has been repaid in full.

6.3 Repayment of the Facility C Loan

(a) The Borrower under Facility C shall, commencing on the first Repayment Date following the date falling:

(i) if the Facility B Utilisation Conditions have not been satisfied as of such date, 18 Months after the First Effective Date; or

(ii) if the Borrower has delivered a certificate to Agent certifying that the Facility B Utilisation Conditions have been (and remain) satisfied as of such date, 30 Months after the First Effective Date; and

repay the Facility C Loan in instalments (each a "Facility C Repayment Instalment") by repaying on each such Repayment Date an amount equal to the aggregate amount of the Facility C Loan on the date falling 18 Months or 30 Months, as applicable, after the First Effective Date divided by the number of Repayment Dates remaining (including the Repayment Date on which the first payment is made) before the occurrence of the Termination Date, until such time as the Facility C Loan has been repaid in full.

6.4 Repayment of Loans

(a) Notwithstanding the provisions of Clause 6.1 (Repayment of Facility A Loans), Clause 6.2 (Repayment of the Facility B Loan) and Clause 6.3 (Repayment of the Facility C Loan), the relevant Borrower of each Loan shall repay the outstanding principal amount of each Loan on the Termination Date.

(b) No Borrower may reborrow any part of a Facility which is repaid.

6.5 Effect of cancellation and prepayment on scheduled repayments and reductions

(a) If the Company cancels the whole or any Available Commitment in accordance with Clause 7.4 (Right of cancellation and repayment in relation to a single Lender) or Clause 7.5 (Right of Cancellation in relation to a Defaulting Lender) or if the Available Commitment of any Lender is cancelled under Clause 7.1 (Illegality) (other than, in any relevant case, to the extent that any part of relevant Available Commitment(s) so cancelled is subsequently increased pursuant to Clause 2.2 (Increase)); then the amount of the Repayment Instalment for each Repayment Date falling after that cancellation will reduce pro rata by the amount cancelled.

(b) If any Loan is repaid or prepaid in accordance with Clause 7.4 (Right of cancellation and repayment in relation to a single Lender) or Clause 7.1 (Illegality) then, other than to the extent that any part of the relevant Commitment is subsequently increased pursuant to Clause 2.2 (Increase) in the case of that Loan, the amount of the Repayment Instalments for the relevant Facility for each Repayment Date falling

\\1016960 4164-5877-7409 v4 Hogan Lovells

after that repayment or prepayment will reduce pro rata by the amount of the Loan repaid or prepaid.

7. Illegality, voluntary prepayment and cancellation

7.1 Illegality

If in any applicable jurisdiction, it becomes unlawful for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Utilisation or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(a) that Lender shall promptly notify the Agent upon becoming aware of that event;

(b) upon the Agent notifying the Company, each Available Commitment of that Lender will be immediately cancelled; and

(c)

(i) each Borrower shall repay that Lender's participation in the Utilisations made to that Borrower on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law); and

(ii) that Lender's corresponding Commitment(s) shall be cancelled in the amount of the participations repaid.

7.2 Voluntary cancellation

The Company may, if it gives the Agent not less than 10 Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole but not part of an Available Facility. Any cancellation under this Clause 7.2 shall reduce the Commitments of the Lenders rateably under that Facility.

7.3 Voluntary prepayment of Loans

(a) A Borrower to which a Loan has been made may, if it or the Company gives the Agent not less than 30 days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole but not part of that Loan.

(b) A Loan may only be prepaid after the last day of the Availability Period for the applicable Facility (or, if earlier, the day on which the applicable Available Facility is zero).

7.4 Right of cancellation and repayment in relation to a single Lender

(a) If:

(i) any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 14.2 (Tax gross-up); or

(ii) any Lender claims indemnification from the Company or an Obligor under Clause 14.3 (Tax indemnity) or Clause 15.1 (Increased costs),

\\1016960 4164-5877-7409 v4 Hogan Lovells

the Company may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues give the Agent notice of cancellation of the Commitment(s) of that Lender and its intention to procure the repayment of that Lender's participation in the Utilisations.

(b) On receipt of a notice referred to in paragraph (a) above in relation to a Lender, the Commitment(s) of that Lender shall immediately be reduced to zero.

(c) On the last day of each Interest Period which ends after the Company has given notice under paragraph (a)) above in relation to a Lender (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Utilisation is outstanding shall repay that Lender's participation in that Utilisation together with all interest and other amounts accrued under the Finance Documents.

7.5 Right of cancellation in relation to a Defaulting Lender

(a) If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent five Business Days' notice of cancellation of each Available Commitment of that Lender.

(b) On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c) The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

8. Mandatory prepayment and cancellation

8.1 Exit

(a) Upon the occurrence of:

(i) a Change of Control; or

(ii) the sale of all or substantially all of the assets of the Group whether in a single transaction or a series of related transactions,

the Facilities will be cancelled and all outstanding Utilisations, together with accrued interest, and all other amounts accrued under the Finance Documents, shall become immediately due and payable.

8.2 Disposal, Insurance and Acquisition Proceeds

(a) For the purposes of this Clause 8.2 and Clause 8.3 (Application of mandatory prepayments and cancellations):

"Acquisition Proceeds" means the proceeds of a claim or refund (a "Recovery Claim") against the vendor or any of its Affiliates (or any employee, officer or adviser) in relation to a Permitted Acquisition or against the provider of any Report (in its capacity as a provider of that Report) except for Excluded Acquisition Proceeds, and after deducting:

(i) any reasonable expenses which are incurred by any member of the Group to persons who are not members of the Group; and

\\1016960 4164-5877-7409 v4 Hogan Lovells

(ii) any Tax incurred and required to be paid by a member of the Group (as reasonably determined by the relevant member of the Group on the basis of existing rates and taking into account any available credit, deduction or allowance), in each case in relation to that Recovery Claim.

"Disposal" means a sale, lease, licence, transfer, loan or other disposal by a person of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions).

"Disposal Proceeds" means the consideration receivable by any member of the Group (including any amount receivable in repayment of intercompany debt) for any Disposal made by any member of the Group except for Excluded Disposal Proceeds and after deducting:

(i) any reasonable expenses which are incurred by any member of the Group with respect to that Disposal to persons who are not members of the Group; and

(ii) any Tax incurred and required to be paid by the seller in connection with that Disposal (as reasonably determined by the seller, on the basis of existing rates and taking account of any available credit, deduction or allowance).

"Excluded Acquisition Proceeds" means any proceeds of a Recovery Claim which the Company notifies the Agent are, or are to be, applied:

(i) in payment of amounts payable to the vendor in relation to a Permitted Acquisition by way of adjustment to the purchase price in respect of the relevant Permitted Acquisition (except to the extent relating to a working capital adjustment);

(ii) to satisfy (or reimburse a member of the Group which has discharged) any liability, charge or claim upon a member of the Group by a person which is not a member of the Group; or

(iii) in the replacement, reinstatement and/or repair of assets of members of the Group which have been lost, destroyed or damaged,

in each case as a result of the events or circumstances giving rise to that Recovery Claim, if those proceeds are so applied as soon as possible (but in any event within 180 days, or such longer period as the Majority Lenders may agree) after receipt.

"Excluded Disposal Proceeds" means

(i) Disposal Proceeds which have been derived from a Disposal of a type described in paragraphs (a), (b), (c), (d), (f) (but only if and to the extent that such Disposal is in exchange for other Cash Equivalent Investments), (g) or (h) of the definition of "Permitted Disposal"; and

(ii) any other Disposal Proceeds which are applied towards the purchase of replacement assets of the same general nature as those disposed of as soon as possible (but in any event within 180 days or such longer period as the Majority Lenders may agree) after receipt.

\\1016960 4164-5877-7409 v4 Hogan Lovells

"Excluded Insurance Proceeds" means any proceeds of an insurance claim which the Company notifies the Agent are, or are to be, applied:

(i) to meet a third party claim; or

(ii) to cover operating losses in respect of which the relevant insurance claim was made; or

(iii) to the replacement, reinstatement and/or repair of the assets or otherwise in amelioration of the loss in respect of which the relevant insurance claim was made,

in each case as soon as possible (but in any event within 180 days, or such longer period as the Majority Lenders may agree) after receipt.

"Insurance Proceeds" means the proceeds of any insurance claim under any insurance maintained by any member of the Group except for Excluded Insurance Proceeds and after deducting any reasonable expenses in relation to that claim which are incurred by any member of the Group to persons who are not members of the Group.

(b) The Company shall ensure that the Borrowers prepay Utilisations and cancel Available Commitments, in amounts equal to the following amounts at the times and in the order of application contemplated by Clause 8.3 (Application of mandatory prepayments and cancellations):

(i) the amount of Acquisition Proceeds;

(ii) the amount of Disposal Proceeds; and

(iii) the amount of Insurance Proceeds.

8.3 Application of mandatory prepayments and cancellations

(a) A prepayment of Utilisations or cancellation of Available Commitments made under Clause 8.2 (Disposal, Insurance and Acquisition Proceeds) shall be applied in prepayment of Loans as contemplated in paragraphs (b) to (e) inclusive below.

(b) Unless the Company makes an election under paragraph (d) below, the Borrowers shall prepay Loans in the case of any prepayment relating to the amounts of Acquisition Proceeds, Disposal Proceeds or Insurance Proceeds, promptly upon receipt of those proceeds.

(c) A prepayment under Clause 8.2 (Disposal, Insurance and Acquisition Proceeds) shall prepay the Loans as follows:

(i) in amounts which reduce the Facility A Loans, the Facility B Loan and the Facility C Loan by the same proportion; and

(ii) in reducing the relevant Repayment Instalment for each Repayment Date falling after the date of prepayment in the manner contemplated by paragraph (d) of Clause 6.5 (Effect of cancellation and prepayment on scheduled repayments and reductions).

(d) Subject to paragraph (e) below, the Company may elect that any prepayment under Clause 8.2 (Disposal, Insurance and Acquisition Proceeds) be applied in

\\1016960 4164-5877-7409 v4 Hogan Lovells

prepayment of a Loan on the last day of the Interest Period relating to that Loan. If the Company makes that election then a proportion of the Loan equal to the amount of the relevant prepayment will be due and payable on the last day of its Interest Period.

(e) If the Company has made an election under paragraph (d) above but a Default has occurred and is continuing, that election shall no longer apply and a proportion of the Loan in respect of which the election was made equal to the amount of the relevant prepayment shall be immediately due and payable (unless the Majority Lenders otherwise agree in writing).

8.4 Excluded proceeds

Where Excluded Acquisition Proceeds, Excluded Disposal Proceeds and Excluded Insurance Proceeds include amounts which are intended to be used for a specific purpose within a specified period (as set out in the relevant definition of Excluded Acquisition Proceeds, Excluded Disposal Proceeds or Excluded Insurance Proceeds), the Company shall ensure that those amounts are used for that purpose and shall promptly deliver a certificate to the Agent at the time of such application and at the end of such period confirming the amount (if any) which has been so applied within the requisite time periods provided for in the relevant definition.

9. Restrictions

9.1 Notices of cancellation or prepayment

Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 7 (Illegality, voluntary prepayment and cancellation) or paragraph (d) of Clause 8.3 (Application of mandatory prepayments and cancellations) (subject to the terms of those Clauses) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

9.2 Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and any prepayment fees that are payable under Clause 13.3 and, subject to any Break Costs, without premium or penalty.

9.3 No reborrowing of Facilities

No Borrower may reborrow any part of a Facility which is prepaid.

9.4 Prepayment in accordance with Agreement

No Borrower shall repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

9.5 No reinstatement of Commitments

Subject to Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

\\1016960 4164-5877-7409 v4 Hogan Lovells

9.6 Agent's receipt of notices

If the Agent receives a notice under Clause 7 (Illegality, voluntary prepayment and cancellation), it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

9.7 Effect of repayment and prepayment on Commitments

If all or part of any Lender's participation in a Utilisation under a Facility is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of that Lender's Commitment (equal to the amount in the Base Currency of the participation that is repaid or prepaid) in respect of that Facility will be deemed to be cancelled on the date of repayment or prepayment.

9.8 Application of prepayments

Any prepayment of a Utilisation (other than a prepayment pursuant to Clause 7.1 (Illegality) or Clause 7.4 (Right of cancellation and repayment in relation to a single Lender)) shall be applied pro rata to each Lender's participation in that Utilisation.

\\1016960 4164-5877-7409 v4 Hogan Lovells

Section 5

Costs of Utilisation

10. Interest

10.1 Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a) Margin;

(b) Reference Rate; and

(c) Credit Adjustment Spread.

10.2 Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

10.3 Default interest

(a) If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 1 per cent per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 10.3 shall be immediately payable by the Obligor on demand by the Agent.

(b) If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i) the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii) the rate of interest applying to the overdue amount during that first Interest Period shall be 2 per cent per annum higher than the rate which would have applied if the overdue amount had not become due.

(c) Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

10.4 Notification of rates of interest

(a) The Agent shall promptly notify the relevant Lenders and the relevant Borrower (or the Company) of the determination of a rate of interest under this Agreement.

\\1016960 4164-5877-7409 v4 Hogan Lovells

(b) The Agent shall promptly notify the relevant Borrower (or the Company) of each Funding Rate relating to a Loan.

10.5 Maximum Rate of Interest

In relation to the obligation of a US Obligor under this Agreement, notwithstanding anything to the contrary contained in any Finance Document, the interest paid or agreed to be paid under the Finance Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the "Maximum Rate"). If a US Obligor is liable in relation to interest to be received by the Agent or any Lender in an amount that exceeds the Maximum Rate, the excess interest shall, in relation to any US Obligor only, be applied to the principal of the Loans or, if and as long as it exceeds such unpaid principal, the US Obligor shall not be liable under this Agreement and such amount shall be refunded to such US Obligor. In determining whether the interest contracted for, charged, or received by the Agent or a Lender exceeds the Maximum Rate, such person may, to the extent permitted by applicable law, (i) characterise any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortise, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Loans and Letters of Credit hereunder.

11. Interest Periods

11.1 Selection of Interest Periods and Terms

(a) A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

(b) Each Selection Notice for a Loan is irrevocable and must be delivered to the Agent by the Borrower (or the Company on behalf of the Borrower) not later than the Specified Time.

(c) If a Borrower (or the Company) fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will, subject to Clause 11.2 (Changes to Interest Periods), be one Month.

(d) Subject to this Clause 11, a Borrower (or the Company) may select an Interest Period of one Month or of any other period agreed between the Company, the Agent (and all the Lenders in relation to the relevant Loan). In addition a Borrower (or the Company on its behalf) may select an Interest Period of a period of less than one Month, if necessary to ensure that the Interest Period for the Loan ends on a Repayment Date relating to the relevant Facility for the Borrowers to make the Repayment Instalment due on that date.

(e) An Interest Period for a Loan shall not extend beyond the Termination Date.

(f) Each Interest Period for a Loan shall start on the relevant Utilisation Date or (if already made) on the last day of its preceding Interest Period.

11.2 Changes to Interest Periods

(a) Prior to determining the interest rate for any Loan, the Agent may shorten an Interest Period for that Loan to ensure the Interest Period for that Loan ends on the relevant Repayment Date for the Borrowers to make the relevant Repayment Instalment due on that date.

\\1016960 4164-5877-7409 v4 Hogan Lovells

(b) If the Agent makes any of the changes to an Interest Period referred to in this Clause 11.2, it shall promptly notify the Company and the Lenders.

11.3 Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

12. Changes to the calculation of interest

12.1 Unavailability of Term SOFR

(a) Interpolated Term SOFR: If no Term SOFR is available for the Interest Period of a Loan, the applicable Reference Rate shall be the Interpolated Term SOFR for a period equal in length to the Interest Period of that Loan.

(b) Fixed Central Bank Rate: If no Term SOFR is available for the Interest Period of a Loan and it is not possible to calculate the Interpolated Term SOFR, the applicable Reference Rate shall be the percentage rate per annum which is the aggregate of:

(i) the Central Bank Rate for the Quotation Day; and

(ii) the applicable Central Bank Rate Adjustment.

(c) Cost of funds: If paragraph (b) above applies but there is no applicable Central Bank Rate, Clause 12.3 (Cost of funds) shall apply to that Loan for that Interest Period.

12.2 Market disruption

If before close of business in London on the Reporting Day the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that its cost of funds relating to its participation in that Loan would be in excess of the Market Disruption Rate then Clause 12.3 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

12.3 Cost of funds

(a) If this Clause 12.3 applies, the rate of interest on the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i) the Margin; and

(ii) the weighted average of the rates notified to the Agent by each Lender as soon as practicable and in any event by close of business on the date falling one Business Day after the Reporting Day (or, if earlier, on the date falling one Business Day before the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum its cost of funds relating to its participation in that Loan.

(b) If this Clause 12.3 applies and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(c) Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

\\1016960 4164-5877-7409 v4 Hogan Lovells

(d) If this Clause 12.3 applies pursuant to Clause 12.2 (Market disruption) and:

(i) a Lender's Funding Rate is less than the Market Disruption Rate; or

(ii) a Lender does not notify a rate by the time specified in paragraph (a)(ii) above,

that Lender's cost of funds relating to its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be the Market Disruption Rate.

12.4 Notification to Company

If Clause 12.3 (Cost of funds) applies the Agent shall, as soon as is practicable, notify the Company.

12.5 Break Costs

(a) Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day prior to the last day of an Interest Period for that Loan or Unpaid Sum.

(b) Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in respect of which they become, or may become, payable.

13. Fees

13.1 Arrangement fee

The Company shall pay to the Arranger an arrangement fee in the amount, manner and at the times agreed in a Fee Letter.

13.2 Agency and Security Agent fee

The Company shall pay to the Agent an agency fee in the amount, manner and at the times agreed in a Fee Letter.

13.3 Prepayment fee

If any Facility (or any part thereof) is prepaid or all or any part of the Commitments are cancelled for any reason, other than pursuant to Clause 8.2 (Disposal, Insurance and Acquisition Proceeds) (whether by voluntary prepayment by the Borrower, by reason of the occurrence of an Event of Default or the acceleration of any Facility, or otherwise, or if any Facility shall become accelerated and due and payable in full), in each case, prior to the third anniversary of the First Effective Date, the Borrower shall pay with the proposed prepayment a fee in an amount equal to:

(i) on or prior to the first anniversary of the First Effective Date, three per cent. of the amount of the principal repaid;

(ii) after the first anniversary but on or prior to the second anniversary of the First Effective Date, two per cent. of the amount of the principal repaid; and

\\1016960 4164-5877-7409 v4 Hogan Lovells

(iii) after the second anniversary but on or prior to the third anniversary of the First Effective Date, one per cent. of the amount of the principal repaid.

13.4 Final Payment fee

The Company shall pay to the Agent a final payment fee in the amount, manner and at the times agreed in a Fee Letter.

\\1016960 4164-5877-7409 v4 Hogan Lovells

Section 6

Additional payment obligations

14. Tax Gross Up and indemnities

14.1 Definitions

In this Agreement:

"Borrower DTTP Filing" means an HM Revenue & Customs' Form DTTP2 duly completed and filed by the relevant Borrower, which:

(a) where it relates to a Treaty Lender that is an Original Lender, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender's name in Part 2 of Schedule 1 (The Original Parties), and:

(i) where the Borrower is an Original Borrower is filed with HM Revenue & Customs within 30 days of the Original Effective Date; or

(ii) where the Borrower is an Additional Borrower, is filed with HM Revenue & Customs within 30 days of the date on which that Borrower becomes an Additional Borrower, or

(b) where it relates to a Treaty Lender that is not an Original Lender, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the documentation which it executes on becoming a Party as a Lender, and:

(i) where the Borrower is a Borrower as at the date on which that Treaty Lender becomes a Party as a Lender, is filed with HM Revenue & Customs within 30 days of that date; or

(ii) where the Borrower is not a Borrower as at the date on which that Treaty Lender becomes a Party as a Lender, is filed with HM Revenue & Customs within 30 days of the date on which that Borrower becomes an Additional Borrower;

"Protected Party" means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document;

"Qualifying Lender" means:

(a) a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(i) a Lender:

(1) which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or

\\1016960 4164-5877-7409 v4 Hogan Lovells

(2) in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(ii) a Lender which is:

(1) a company resident in the United Kingdom for United Kingdom tax purposes;

(2) a partnership each member of which is:

(aa) a company so resident in the United Kingdom; or

(bb) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA;

(3) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(iii) a Treaty Lender; or

(b) a Lender which is a building society (as defined for the purposes of section 880 of the ITA) making an advance under a Finance Document;

"Tax Confirmation" means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a) a company resident in the United Kingdom for United Kingdom tax purposes;

(b) a partnership each member of which is:

(i) a company so resident in the United Kingdom; or

(ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company;

\\1016960 4164-5877-7409 v4 Hogan Lovells

"Tax Credit" means a credit against, relief or remission for, or repayment of, any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

"Tax Payment" means either the increase in a payment made by an Obligor to a Finance Party under Clause 14.2 (Tax gross-up) or a payment under Clause 14.3 (Tax indemnity).

"Treaty Lender" means a Lender which:

(a) is treated as a resident of a Treaty State for the purposes of the Treaty;

(b) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender's participation in the Loan is effectively connected; and

(c) meets all other conditions in the Treaty for full exemption from Tax on interest imposed by the United Kingdom (except that for this purpose it shall be assumed that there is no special relationship between the Borrower and the Lender or between both of them and a third person), subject to completion of procedural formalities.

"Treaty State" means a jurisdiction having a double taxation agreement (a "Treaty") with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest;

"UK Non-Bank Lender" means:

(a) An Original Lender listed in Part 2 of Schedule 1 (The Original Parties); and

(b) a Lender which is not an Original Lender and which gives a Tax Confirmation in the documentation which it executes on becoming a Party as a Lender.

Unless a contrary indication appears, in this Clause 14.1 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

14.2 Tax gross-up

(a) Each Obligor shall make all payments to be made by it under a Finance Document without any Tax Deduction, unless a Tax Deduction is required by law.

(b) The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall promptly notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall promptly notify the Company and that Obligor.

(c) If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

\\1016960 4164-5877-7409 v4 Hogan Lovells

(d) A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by the United Kingdom, if on the date on which the payment falls due:

(i) the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or published concession of any relevant taxing authority; or

(ii) the relevant Lender is a Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of "Qualifying Lender"; and

(1) an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a "Direction") under section 931 of the ITA which relates to the payment and that Lender has received from the Obligor making the payment or from the Company a certified copy of that Direction; and

(2) the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(iii) the relevant Lender is a Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of "Qualifying Lender" and:

(1) the relevant Lender has not given a Tax Confirmation to the Company; and

(2) the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Company, on the basis that the Tax Confirmation would have enabled the Company to have formed a reasonable belief that the payment was an "excepted payment" for the purpose of section 930 of the ITA; or

(iv) the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) or (h) (as applicable) below.

(e) If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f) Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)

\\1016960 4164-5877-7409 v4 Hogan Lovells

(i) Subject to paragraph (ii) below, a Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction (or with a reduced Tax Deduction);

(ii)

(1) a Treaty Lender which is an Original Lender and that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name in Part 2 of Schedule 1 (The Original Parties); and

(2) a Treaty Lender which is not an Original Lender and that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the documentation which it executes on becoming a Party as a Lender, and, having done so, that Lender shall be under no obligation pursuant to paragraph (i) above and the Borrower shall make a Borrower DTTP Filing.

(h) If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g)(ii) above and:

(i) a Borrower making a payment to that Lender has not made a Borrower DTTP Filing in respect of that Lender; or

(ii) a Borrower making a payment to that Lender has made a Borrower DTTP Filing in respect of that Lender but:

(1) that Borrower DTTP Filing has been rejected by HM Revenue & Customs; or

(2) HM Revenue & Customs has not given the Borrower authority to make payments to that Lender without a Tax Deduction within 60 days of the date of the Borrower DTTP Filing,

and in each case, the Borrower has notified that Lender in writing, that Lender and the Borrower shall co-operate in completing any additional procedural formalities necessary for that Borrower to obtain authorisation to make that payment without a Tax Deduction.

(i) If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (g)(ii) above, no Obligor shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender's Commitment(s) or its participation in any Utilisation unless the Lender otherwise agrees.

(j) A Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of that Borrower DTTP Filing to the Agent for delivery to the relevant Lender.

(k) A UK Non-Bank Lender which is an Original Lender gives a Tax Confirmation to the Company by entering into this Agreement.

\\1016960 4164-5877-7409 v4 Hogan Lovells

(l) A UK Non-Bank Lender shall promptly notify the Company and the Agent if there is any change in the position from that set out in the Tax Confirmation.

14.3 Tax indemnity

(a) The Company shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b) Paragraph (a) above shall not apply:

(i) with respect to any Tax assessed on a Finance Party:

(1) under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(2) under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction; or

(3) under the law of the jurisdiction in which the Finance Party otherwise has a permanent establishment (as defined in Article 5 of the OECD Model Tax Convention) through which it performs its obligations under the Finance Documents in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii) to the extent a loss, liability or cost:

(1) is compensated for by an increased payment under Clause 14.2 (Tax gross-up), Clause 14.6 (Stamp taxes) or Clause 14.7 (Value added tax); or

(2) would have been compensated for by an increased payment under Clause 14.2 (Tax gross-up), Clause 14.6 (Stamp taxes) or Clause 14.7 (Value added tax) or Clause 15.1 (Increased costs) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 14.2 (Tax gross-up) , Clause 14.6 (Stamp taxes), Clause 14.7 (Value added tax) or Clause 15.3 (Exceptions) (other than paragraph (a)(iii) of Clause 15.3 (Exceptions)) (as applicable) applied; or

(3) is in respect of any Bank Levy (or any payment attributable to, or liability arising as a consequence of, a Bank Levy); or

(4) relates to a FATCA Deduction required to be made by a Party.

(c) A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

\\1016960 4164-5877-7409 v4 Hogan Lovells

(d) A Protected Party shall, on receiving a payment from an Obligor under this Clause 14.3, notify the Agent.

14.4 Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a) a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b) that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

14.5 Lender status confirmation

Each Lender which is not an Original Lender shall indicate, in the documentation which it executes on becoming a Party as a Lender, and for the benefit of the Agent and without liability to any Obligor, which of the following categories it falls in:

(a) not a Qualifying Lender;

(b) a Qualifying Lender (other than a Treaty Lender); or

(c) a Treaty Lender.

If such a Lender fails to indicate its status in accordance with this Clause 14.5 then that Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent upon receipt of such notification, shall inform the Company). For the avoidance of doubt, the documentation which a Lender executes on becoming a Party as a Lender shall not be invalidated by any failure of a Lender to comply with this Clause 14.5.

14.6 Stamp taxes

The Company shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document, other than in connection with an assignment or transfer by a Lender of any rights under this Agreement.

14.7 Value added tax

(a) All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount

\\1016960 4164-5877-7409 v4 Hogan Lovells

equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b) If VAT is or becomes chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") under a Finance Document, and any Party other than the Recipient (the "Relevant Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i) (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii) (where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c) Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d) Any reference in this Clause 14.7 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term "representative member" to have the same meaning as in the Value Added Tax Act 1994).

(e) In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party's VAT registration and such other information as is reasonably requested in connection with such Finance Party's VAT reporting requirements in relation to such supply.

14.8 FATCA Information

(a) Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i) confirm to that other Party whether it is:

(1) a FATCA Exempt Party; or

(2) not a FATCA Exempt Party;

\\1016960 4164-5877-7409 v4 Hogan Lovells

(ii) supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA;

(iii) supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

(b) If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c) Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i) any law or regulation;

(ii) any fiduciary duty; or

(iii) any duty of confidentiality.

(d) If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e) If a Borrower is a US Tax Obligor or if a Borrower or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten Business Days of:

(i) where an Original Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the Original Effective Date;

(ii) where a Borrower is a US Tax Obligor on a date on which any other Lender becomes a Party as a Lender, that date;

(iii) the date a new US Tax Obligor accedes as a Borrower; or

(iv) where a Borrower is not a US Tax Obligor, the date of a request from the relevant Borrower or the Agent,

supply to the Agent:

(1) a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

(2) any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

\\1016960 4164-5877-7409 v4 Hogan Lovells

(f) The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the relevant Borrower.

(g) If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the relevant Borrower.

(h) The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Agent shall not be liable for any action taken by it under or in connection with paragraphs (e), (f) or (g) above.

14.9 FATCA Deduction

(a) Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b) Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Company and the Agent and the Agent shall notify the other Finance Parties.

15. Increased Costs

15.1 Increased costs

(a) Subject to Clause 15.3 (Exceptions) the Company shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates:

(i) as a result of (1) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (2) compliance with any law or regulation made after the Original Effective Date; or

(ii) attributable to the implementation or application of or compliance with Basel III or CRD IV or any other law or regulation which implements Basel III or CRD IV (whether such implementation, application or compliance is by a government, regulator, that Finance Party or any of its Affiliates) only to the extent not reasonably calculated prior to the Original Effective Date.

(b) In this Agreement:

(i) "Increased Costs" means:

\\1016960 4164-5877-7409 v4 Hogan Lovells

(1) a reduction in the rate of return from a Facility or on a Finance Party's (or its Affiliate's) overall capital;

(2) an additional or increased cost; or

(3) a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates but only to the extent attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

(ii) "Basel III" means:

(1) the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(2) the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(3) any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III;

(iii) "CRD IV" means:

(1) Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and

(2) Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC;

or any law, rules or guidance by which either of them is implemented.

15.2 Increased cost claims

(a) A Finance Party intending to make a claim pursuant to Clause 15.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b) Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

\\1016960 4164-5877-7409 v4 Hogan Lovells

15.3 Exceptions

(a) Clause 15.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i) attributable to a Tax Deduction required by law to be made by an Obligor;

(ii) attributable to a FATCA Deduction required to be made by a Party;

(iii) compensated for by Clause 14.3 (Tax indemnity), Clause 14.6 (Stamp taxes) or Clause 14.7 (Value added tax) (or would have been compensated for under Clause 14.3 (Tax indemnity), Clause 14.6 (Stamp taxes) or Clause 14.7 (Value added tax) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 14.3 (Tax indemnity), Clause 14.6 (Stamp taxes) or Clause 14.7 (Value added tax) (as applicable) applied);

(iv) in respect of any Bank Levy (or any payment attributable to, or liability arising as a consequence of, a Bank Levy); or

(v) attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b) In this Clause 15.3 reference to a "Tax Deduction" has the same meaning given to the term in Clause 14.1 (Definitions).

16. Other indemnities

16.1 Currency indemnity

(a) If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i) making or filing a claim or proof against that Obligor; or

(ii) obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (1) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (2) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b) Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

16.2 Other indemnities

The Company shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify the Arranger and each other Secured Party against any cost, loss or liability incurred by it as a result of:

(a) the occurrence or continuance of any Event of Default;

\\1016960 4164-5877-7409 v4 Hogan Lovells

(b) a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 30 (Sharing among the Finance Parties);

(c) funding, or making arrangements to fund, its participation in a Utilisation requested by the Company or a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(d) a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.

16.3 Indemnity to the Agent

The Company shall promptly indemnify the Agent against:

(a) any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(i) investigating any event which it reasonably believes is a Default;

(ii) acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(iii) instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; and

(b) any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 31.11 (Disruption to payment systems etc.) notwithstanding the Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents.

16.4 Indemnity to the Security Agent

(a) Each Obligor jointly and severally shall promptly indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:

(i) any failure by the Company to comply with its obligations under Clause 18 (Costs and expenses);

(ii) acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii) the taking, holding, protection or enforcement of the Transaction Security;

(iv) the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law;

(v) any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; or

\\1016960 4164-5877-7409 v4 Hogan Lovells

(vi) acting as Security Agent, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Charged Property (otherwise, in each case, than by reason of the relevant Security Agent's, Receiver's or Delegate's gross negligence or wilful misconduct).

(b) The Security Agent and every Receiver and Delegate may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 16.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

17. Mitigation by the Lenders

17.1 Mitigation

(a) Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 14 (Tax gross-up and indemnities) or Clause 15 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b) Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

17.2 Limitation of liability

(a) The Company shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 17.1 (Mitigation).

(b) A Finance Party is not obliged to take any steps under Clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

18. Costs and expenses

18.1 Transaction expenses

The Company shall promptly on demand pay the Agent, the Arranger and the Security Agent the amount of all costs and expenses (including pre-approved legal fees) reasonably incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, completion, syndication and perfection of:

(a) this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

(b) any other Finance Documents executed after the Original Effective Date.

18.2 Amendment costs

If:

(a) an Obligor requests an amendment, waiver or consent; or

\\1016960 4164-5877-7409 v4 Hogan Lovells

(b) an amendment is required pursuant to Clause 31.10 (Change of currency),

the Company shall, within three Business Days of demand, reimburse each of the Agent and the Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

18.3 Security Agent's additional remuneration

(a) In the event of:

(i) the occurrence of an Event of Default; or

(ii) the Security Agent and the Company agreeing that it is otherwise appropriate in the circumstances,

the Company shall pay to the Security Agent any additional remuneration that may be agreed between them or determined pursuant to paragraph (b) below.

(b) If the Security Agent and the Company fail to agree upon the nature of the duties, or upon the additional remuneration referred to in paragraph (a) above or whether additional remuneration is appropriate in the circumstances, any dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Agent and approved by the Company or, failing approval, nominated (on the application of the Security Agent) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Company) and the determination of any investment bank shall be final and binding upon the Parties.

18.4 Enforcement and preservation costs

The Company shall, within three Business Days of demand, pay to each Secured Party on a full indemnity basis the amount of all costs and expenses (including legal, valuation, accountancy and consulting fees and commission and out of pocket expenses) and any VAT thereon incurred by it in connection with the enforcement of or the preservation of or the release of any rights under any Finance Document or any of the documents referred to in such documents in any jurisdiction and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

\\1016960 4164-5877-7409 v4 Hogan Lovells

Section 7

Guarantee and Indemnity

19. Guarantee and indemnity

19.1 Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a) guarantees to each Finance Party punctual performance by each other Obligor of all that Obligor's obligations under the Finance Documents (including, without limitation:

(i) obligations which, but for the automatic stay under section 362(a) of the US Bankruptcy Code, would become due; provided that, anything to the contrary contained in the foregoing notwithstanding, the obligations so guaranteed shall exclude any Excluded Swap Obligations; and

(ii) any interest accruing after the commencement of any proceeding under any US Debtor Relief Law at the rate provided for in this Agreement, whether or not such interest is an allowed claim in any such proceeding);

(b) undertakes with each Finance Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c) agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 19 if the amount claimed had been recoverable on the basis of a guarantee.

19.2 Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

19.3 Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 19 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

\\1016960 4164-5877-7409 v4 Hogan Lovells

19.4 Waiver of defences

The obligations of each Guarantor under this Clause 19 will not be affected by an act, omission, matter or thing which, but for this Clause 19, would reduce, release or prejudice any of its obligations under this Clause 19 (without limitation and whether or not known to it or any Finance Party) including:

(a) any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b) the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Security;

(d) any legal limitation, incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e) any amendment, novation, supplement, extension or restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or Security including any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or Security;

(f) any unenforceability, illegality, invalidity or frustration of any obligation of any person under any Finance Document or any other document or Security;

(g) the failure of any member of the Group to enter into or be bound by any Finance Document;

(h) any action (or decision not to act) taken by a Finance Party (or any trustee or agent on its behalf) in accordance with Clause 19.7 (Appropriations); or

(i) any insolvency, dissolution or similar proceedings or from any law, regulation or order.

Each Guarantor agrees that, as between that Guarantor and the Finance Parties, all amounts outstanding under this Agreement may be declared to be forthwith due and payable as provided in this Agreement for the purposes of this Clause 19, notwithstanding any stay (including under the US Bankruptcy Code), injunction or other prohibition preventing the same as against any other Obligor and that, in such event, all such amounts (whether or not due and payable by any such other Obligor) shall forthwith become due and payable by the Guarantor for the purposes of this Clause 19.

19.5 Guarantor intent

Without prejudice to the generality of Clause 19.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: acquisitions of

\\1016960 4164-5877-7409 v4 Hogan Lovells

any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

19.6 Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 19. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

19.7 Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a) refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b) hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this Clause 19.

19.8 Deferral of Guarantors' rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 19:

(a) to be indemnified by an Obligor;

(b) to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents;

(c) to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d) to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 19.1 (Guarantee and indemnity);

(e) to exercise any right of set‑off against any Obligor; and/or

(f) to claim or prove as a creditor of any Obligor in competition with any Finance Party;

\\1016960 4164-5877-7409 v4 Hogan Lovells

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 31 (Payment mechanics).

19.9 Contribution

(a) At any time a payment is made pursuant to this Clause 19 (Guarantee and Indemnity) by a US Guarantor, the right of contribution of each US Guarantor against each other US Guarantor shall, subject to the other terms of this Clause 19, be determined as set out in paragraph (b) below with the right of contribution of each US Guarantor to be revised and restated each time a payment (a "Relevant Payment") is made in relation to the obligations guaranteed under the Finance Documents provided, however, that no such right of contribution shall exist against any direct or indirect Non-US Subsidiary of such US Guarantor.

(b) If a Relevant Payment is made resulting in the aggregate payments made by such US Guarantor in respect of its guarantee obligations under the Finance Documents to and including the date of the Relevant Payment exceeding such US Guarantor's Contribution Percentage (as defined below) of the aggregate payments made by all US Guarantors in respect of the obligations under the Finance Documents to and including the date of the Relevant Payment (such excess, the "Aggregate Excess Amount"), each such US Guarantor shall have a right of contribution against each other US Guarantor (other than any direct or indirect Non-US Subsidiary of such US Guarantor) who has made payments in respect of the obligations under the Finance Documents to and including the date of the Relevant Payment in an aggregate amount less than such other US Guarantor's Contribution Percentage of the aggregate payments made to and including the date of the Relevant Payment by all US Guarantors in respect of the obligations under the Finance Documents (the aggregate amount of such deficit, the "Aggregate Deficit Amount") in an amount equal to:

(i) a fraction the numerator of which is the Aggregate Excess Amount of such US Guarantor and the denominator of which is the Aggregate Excess Amount of all US Guarantors,

multiplied by

(ii) the Aggregate Deficit Amount of such other US Guarantor (other than any direct or indirect Non-US Subsidiary of a US Guarantor).

(c) A US Guarantor's right of contribution under paragraph (b) above shall arise at the time of each computation, subject to adjustment to the time of each computation, provided that no US Guarantor may take any action to enforce such right until the obligations under the Finance Documents have been irrevocably paid in full in cash (or, in the case of contingent or unmatured obligations with respect to Letters of Credit, cash collateralized in a manner satisfactory to the Agent) and the Commitments hereunder (and thereunder) terminated or cancelled, it being expressly recognised and agreed by all Parties that any US Guarantor's right of contribution arising pursuant to this Clause 19 against any other US Guarantor shall be expressly junior and subordinate to such other US Guarantor's obligations and

\\1016960 4164-5877-7409 v4 Hogan Lovells

liabilities in respect of the obligations under the Finance Documents and any other obligations owing under this Clause 19.

(d) As used in this Clause 19.9:

"Adjusted Net Worth" of each US Guarantor (other than any direct or indirect Non-US Subsidiary of a US Guarantor) shall mean the greater of (i) the Net Worth (as defined below) of such US Guarantor and (ii) zero;

"Contribution Percentage" of a US Guarantor shall mean the percentage obtained by dividing (i) the Adjusted Net Worth (as defined below) of such US Guarantor by (ii) the aggregate Adjusted Net Worth of all US Guarantors (other than any direct or indirect Non-US Subsidiary of a US Guarantor); and

"Net Worth" of each US Guarantor (other than any direct or indirect Non-US Subsidiary of a US Guarantor) shall mean the amount by which the fair saleable value of such US Guarantor's assets on the date of any Relevant Payment exceeds its existing debts and other liabilities (including contingent liabilities, but without giving effect to any obligations under the Finance Documents arising under this Clause 19 on such date.

(e) Notwithstanding anything to the contrary contained above, any US Guarantor that is released from this Clause 19 shall thereafter have no contribution obligations, or rights, pursuant to this Clause 19, and, at the time of any such release, if the released US Guarantor had an Aggregate Excess Amount or an Aggregate Deficit Amount, it shall be deemed reduced to US$0, and the contribution rights and obligations of the remaining US Guarantors shall be recalculated on the respective date of release (as otherwise provided above) based on the payments made hereunder by the remaining US Guarantors. All Parties recognise and agree that, except for any right of contribution arising pursuant to this Clause 19, each US Guarantor who makes any payment in respect of the obligations under the Finance Documents shall have no right of contribution or subrogation against any other US Guarantor in respect of such payment until all of the obligations under the Finance Documents have been irrevocably paid in full, in cash. Each of the US Guarantors recognises and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favour of the party entitled to such contribution. In this connection, each US Guarantor has the right to waive its contribution right against any US Guarantor to the extent that giving effect to such waiver such US Guarantor would remain solvent, in the determination of the Majority Lenders. Notwithstanding anything to the contrary in this Clause 19, this Clause 19 will not be construed to limit the claim of any Finance Party under this Clause 19, the only such limitation being set forth in Clause 19.

19.10 Release of Guarantors' right of contribution

If any Guarantor (a "Retiring Guarantor") ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a) that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

\\1016960 4164-5877-7409 v4 Hogan Lovells

(b) each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or relate to the assets of the Retiring Guarantor.

19.11 Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

19.12 Guarantee limitations

This guarantee does not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of sections 678 or 679 of the Companies Act 2006 or any equivalent and applicable provisions under the laws of the Original Jurisdiction of the relevant Guarantor and, with respect to any Additional Guarantor, is subject to any limitations set out in the Accession Deed applicable to such Additional Guarantor.

\\1016960 4164-5877-7409 v4 Hogan Lovells

Section 8

Representations, undertakings and events of default

20. Representations

20.1 General

(a) Each Obligor makes the representations and warranties set out in this Clause 20 to each Finance Party in accordance with Clause 20.34 (Times when representations made).

(b) For ease of reference only, the representations and warranties in Clause 20 marked with an asterisk are the Repeating Representations.

20.2 *Status

(a) It is a limited liability corporation, duly incorporated and validly existing under the law of its Original Jurisdiction.

(b) Each of its Subsidiaries is a limited liability corporation, or, in the case of any US Obligor or any such Subsidiary that is incorporated or organised in the United States or any State or territory thereof or the District of Columbia, a corporation or limited liability company, as applicable, duly incorporated and validly existing under the law of its jurisdiction of incorporation and for any US Obligor, (A) in good standing under the law of its jurisdiction of incorporation or organisation, as applicable, and (B) qualified to do business in each state or other jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

(c) It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

20.3 *Binding obligations

Subject to the Legal Reservations:

(a) the obligations expressed to be assumed by it in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations; and

(b) (without limiting the generality of paragraph (a) above), each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.

20.4 *Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents and the granting of the Transaction Security do not and will not conflict with:

(a) any law or regulation applicable to it;

(b) the constitutional documents of any member of the Group; or

(c) any agreement or instrument binding upon it or any Obligor or any Obligor's assets or constitute a default or termination event (however described) under any such agreement or instrument.

\\1016960 4164-5877-7409 v4 Hogan Lovells

20.5 *Power and authority

(a) It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

(b) No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party.

20.6 *Validity and admissibility in evidence

(a) All Authorisations required or desirable:

(i) to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(ii) to make the Finance Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect except any Authorisation referred to in Clause 20.9 (No filing or stamp taxes), which Authorisations will be promptly obtained or effected after the Original Effective Date.

(b) All Authorisations necessary for the conduct of the business, trade and ordinary activities of members of the Group have been obtained or effected and are in full force and effect.

20.7 *Governing law and enforcement

(a) The law expressed to be the governing law in each Finance Document will be recognised and enforced in the Relevant Jurisdictions of each Obligor executing that Finance Document.

(b) Any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.

20.8 Insolvency

No:

(a) corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 24.7 (Insolvency proceedings); or

(b) creditors' process described in Clause 24.8 (Creditors' process),

has been taken or, to the knowledge of the Company, threatened in relation to a member of the Group; and none of the circumstances described in Clause 24.6 (Insolvency) applies to any member of the Group.

20.9 No filing or stamp taxes

Under the laws of its Relevant Jurisdiction it is not necessary that any Finance Document be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any

\\1016960 4164-5877-7409 v4 Hogan Lovells

stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except:

(a) any filing, recording or enrolling or any tax or fee payable in relation to the Transaction Security Documents which are referred to in any Legal Opinion and which will be made or paid promptly after the date of the relevant Finance Document; and

(b) any stamp duty or similar Taxes chargeable in respect of a Transfer Certificate, Assignment Agreement or Increase Confirmation payable by a Finance Party.

20.10 Deduction of Tax

It is not required to make any Tax Deduction (as defined in Clause 14.1 (Definitions)) from any payment it may make under any Finance Document to a Lender which is:

(a) a Qualifying Lender:

(i) falling within paragraph (a)(i) of the definition of Qualifying Lender; or

(ii) except where a Direction has been given under section 931 of the ITA in relation to the payment concerned, falling within paragraph (a)(ii) of the definition of Qualifying Lender ; or

(iii) falling within paragraph (b) of the definition of Qualifying Lender or;

(b) a Treaty Lender and the payment is one specified in a direction given by the Commissioners of Revenue & Customs under Regulation 2 of the Double Taxation Relief (Taxes on Income) (General) Regulations 1970 (SI 1970/488).

20.11 *No default

(a) No Event of Default and, on the Original Effective Date and the Closing Date, no Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b) No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries') assets are subject which has or is reasonably likely to have a Material Adverse Effect.

20.12 No misleading information

Save as disclosed to the Agent in writing prior to the Original Effective Date:

(a) any factual information disclosed or contained in the Base Case Model was true and accurate in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given;

(b) the Base Case Model has been prepared on a non-GAAP cash basis and is based on reasonable assumptions and have been approved by the board of directors of the Company;

\\1016960 4164-5877-7409 v4 Hogan Lovells

(c) any financial projection or forecast contained in the Base Case Model has been prepared on a non-GAAP cash basis and on the basis of reasonable assumptions and was fair (as at the date of the relevant report or document containing the projection or forecast) and arrived at after careful consideration;

(d) the expressions of opinion or intention provided by or on behalf of an Obligor for the purposes of the Base Case Model were made after careful consideration and (as at the date of the relevant report or document containing the expression of opinion or intention) were fair and based on reasonable grounds; and

(e) no event or circumstance has occurred or arisen and no information has been omitted from the Base Case Model and no information has been given or withheld that results in the information, opinions, intentions, forecasts or projections contained in the Base Case Model being untrue or misleading in any material respect.

20.13 Financial Statements

(a) Its Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied unless expressly disclosed to the Agent in writing to the contrary.

(b) Its Original Financial Statements fairly present its financial condition and its results of operations for the relevant period unless expressly disclosed to the Agent in writing to the contrary prior to the Original Effective Date.

(c) There has been no material adverse change in its assets, business or financial condition (or the assets, business or consolidated financial condition of the Group) in the case of the Company since the date of the Original Financial Statements.

(d) Its most recent financial statements delivered pursuant to Clause 21.1 (Financial statements):

(i) have been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements; and

(ii) fairly present its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate.

(e) The budgets and forecasts supplied under this Agreement were arrived at after careful consideration and have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared.

(f) Since the date of the most recent financial statements delivered pursuant to Clause 21.1 (Financial statements) there has been no material adverse change in the assets, business or financial condition of the Group.

20.14 No proceedings

(a) No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, are reasonably likely to result in a judgment or liability of more than $5,000,000, that could have a Material Adverse Effect or that question the validity of the Finance Documents, have

\\1016960 4164-5877-7409 v4 Hogan Lovells

(to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against it or any of its Subsidiaries.

(b) No judgment or order of a court, arbitral body or agency which is reasonably likely to result in a judgment or liability of more than $5,000,000, that could have a Material Adverse Effect or that question the validity of the Finance Documents, has (to the best of its knowledge and belief (having made due and careful enquiry)) been made against it or any of its Subsidiaries.

20.15 No breach of laws

(a) It has not (and none of its Subsidiaries has) breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

(b) No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any member of the Group which have or are reasonably likely to have a Material Adverse Effect.

20.16 Environmental laws

(a) Each member of the Group is in compliance with Clause 23.3 (Environmental compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

(b) No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against any member of the Group where that claim has or is reasonably likely, if determined against that member of the Group, to have a Material Adverse Effect.

20.17 Taxation

(a) It is not (and none of its Subsidiaries is) overdue in the filing of any Tax returns and it is not (and none of its Subsidiaries is) overdue in the payment of any material amount in respect of Tax unless:

(i) such payment is being contested in good faith;

(ii) adequate reserves are being maintained for those Taxes and the costs required to contest them; and

(iii) such payment can be lawfully withheld and failure to pay those Taxes does not have or would not reasonably be expected to have a Material Adverse Effect.

(b) No claims or investigations are being or are reasonably likely to be made or conducted against it (or any of its Subsidiaries) with respect to Taxes such that a liability of, or claim against, any member of the Group which would have a Material Adverse Effect is reasonably likely to arise.

(c) It is resident for Tax purposes only in its Original Jurisdiction.

\\1016960 4164-5877-7409 v4 Hogan Lovells

20.18 Anti-corruption law

Each member of the Group has conducted its businesses in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

20.19 Security and Financial Indebtedness

(a) No Security or Quasi-Security exists over all or any of the present or future assets of any member of the Group other than as permitted by this Agreement.

(b) No member of the Group has any Financial Indebtedness outstanding other than as permitted by this Agreement.

20.20 *Ranking

The Transaction Security has or will have first ranking priority and it is not subject to any prior ranking or pari passu ranking Security.

20.21 *Good title to assets

It and each of its Subsidiaries has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

20.22 *Legal and beneficial ownership

It and each of its Subsidiaries is the sole legal and beneficial owner of the respective assets over which it purports to grant Security to the Security Agent.

20.23 Shares

The shares of any member of the Group which are subject to the Transaction Security are fully paid and not subject to any option to purchase or similar rights. The constitutional documents of companies whose shares are subject to the Transaction Security do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security. There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of any member of the Group (including any option or right of pre-emption or conversion).

20.24 Intellectual Property

It and each of its Subsidiaries:

(a) is the sole legal and beneficial owner of or has licensed to it on arm's length commercial terms all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted and as contemplated in the Base Case Model;

(b) does not (nor does any of its Subsidiaries), in carrying on its businesses, infringe any Intellectual Property of any third party in any respect which has or is reasonably likely to have a Material Adverse Effect; and

(c) has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it.

\\1016960 4164-5877-7409 v4 Hogan Lovells

20.25 Group Structure Chart

The Group Structure Chart is true, complete and accurate in all material respects.

20.26 Accounting reference date

The accounting reference date for each member of the Group is 31 December.

20.27 Centre of main interests and establishments

For the purposes of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the "Regulation"), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its Original Jurisdiction and it has no "establishment" (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.

20.28 Insurance

There has been no non-disclosure, misrepresentation or breach of any term of any material insurance policy which would entitle any insurer to repudiate,, rescind or cancel it or to treat it as avoided in whole or in part or otherwise decline any valid claim under it by or on behalf of any member of the Group.

20.29 Pensions

Neither it nor any of its Subsidiaries is or has at any time been:

(a) an employer (for the purposes of Sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993); and

(b) "connected" with or an "associate" of (as those terms are used in Sections 38 and 43 of the Pensions Act 2004) such an employer.

20.30 *Sanctions

Neither it nor any of its Subsidiaries, nor, to the knowledge of an Obligor, any directors, officers, employees, agents or affiliates of it or any of its Subsidiaries, is a person that, or is owned or controlled by a person that:

(a) listed, or is owned or controlled, directly or indirectly, by any person which is listed, on a Designated Parties List;

(b) located, organised or resident in a country which is the subject of sanctions by any Authority;

(c) a governmental agency, authority, or body or state-owned enterprise (or owned or controlled by any of the foregoing) of any country which is the subject of sanctions by any Authority; or

(d) a person or entity who is otherwise the target of sanctions by any Authority such that any Finance Party cannot deal or otherwise engage in business transactions with such person or entity.

\\1016960 4164-5877-7409 v4 Hogan Lovells

20.31 ERISA Plans

(a) Except as would not be reasonably expected to have a Material Adverse Effect, each Plan complies in all respects with the applicable requirements of ERISA or the Code and all other applicable laws and regulations.

(b) Each Plan which is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified or is in the process of being submitted to the IRS for approval or will be so submitted during the applicable remedial amendment period, and, nothing has occurred since the date of such determination that would adversely affect such determination (or in the case of a Plan with no determination, nothing has occurred that would materially adversely affect such qualification).

(c) No ERISA Event has occurred or is reasonably likely to occur that has or would reasonably be expected to have a Material Adverse Effect.

(d) There is no litigation, arbitration, administrative proceeding or claim pending or to the knowledge of the Company threatened against or with respect to any Plan (other than routine claims for benefits) which could reasonably be expected to have a Material Adverse Effect.

(e) Except as would not be reasonably expected to have a Material Adverse Effect, no Obligor has any existing liability to the PBGC or any Plan and Multiemployer Plan (other than to make PBGC premium payments and Plan and Multiemployer Plan funding and contribution payments as they fall due).

(f) Each Obligor has made all contributions to each Plan and Multiemployer Plan as required by law within the applicable time limits prescribed by law, the terms of that Plan and any contract or agreement requiring contributions to the Plan except as could not reasonably be expected to have a Material Adverse Effect.

(g) No Obligor has ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA, or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions.

20.32 Margin Stock

No proceeds of any Utilisation will be used to purchase or carry any “margin stock” as defined in US Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time ("Margin Stock") or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Utilisation nor the use of the proceeds of it will violate or be inconsistent with, or cause any Lender to violate, the provisions of US Regulation T, U or X of the Board of Governors of the Federal Reserve System in effect from time to time or any successor to all or a portion thereof. No member of the Group is engaged principally, or as one of its important activities, in the business whether immediate, incidental or ultimate, of buying or carrying Margin Stock or of extending

\\1016960 4164-5877-7409 v4 Hogan Lovells

credit to others for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock.

20.33 Investment Company Act

No US Obligor is or is required to be registered as an "investment company" within the meaning of the US Investment Company Act of 1940, as amended, or is otherwise subject to regulation under that Act.

20.34 Times when representations made

(a) All the representations and warranties in this Clause 20 are made by each Original Obligor on the Original Effective Date and the Closing Date.

(b) The Repeating Representations are deemed to be made by each Obligor:

(i) on the date of each Utilisation Request;

(ii) on each Utilisation Date; and

(iii) on the first day of each Interest Period.

(c) All the representations and warranties in this Clause 20 except Clause 20.12 (No misleading information) and Clause 20.25 (Group Structure Chart) and are deemed to be made by each Additional Obligor on the day on which it becomes (or it is proposed that it becomes) an Additional Obligor.

(d) Each representation or warranty deemed to be made after the Original Effective Date shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

21. Information undertakings

The undertakings in this Clause 21 remain in force from the Original Effective Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

In this Clause 21:

"Annual Financial Statements" means the financial statements for a Financial Year delivered pursuant to paragraph (a) of Clause 21.1 (Financial statements).

"Quarterly Financial Statements" means the financial statements delivered pursuant to paragraph (b) of Clause 21.1 (Financial statements).

21.1 Financial statements

The Company shall supply to the Agent in sufficient copies for all the Lenders:

(a) as soon as they are available, but in any event within 90 days after the end of each of its Financial Years:

(i) its audited consolidated financial statements for that Financial Year;

(ii) the audited financial statements (consolidated if appropriate) of each Obligor for that Financial Year; and

\\1016960 4164-5877-7409 v4 Hogan Lovells

(iii) the audited financial statements of any other member of the Group for that Financial Year if requested by the Agent; and

(b) as soon as they are available, but in any event within 45 days after the end of each Financial Quarter of each of its Financial Years its consolidated financial statements for that Financial Quarter.

21.2 Provision and contents of Compliance Certificate

(a) The Company shall supply a Compliance Certificate to the Agent with each set of its Annual Financial Statements, each set of its Quarterly Financial Statements and within 30 days after the end of each month.

(b) The Compliance Certificate shall include evidence as to (i) compliance with Clause 22 (Financial covenants) and (ii) the aggregate amount of cash and cash equivalents held by the Group and the aggregate amount of Group Unrestricted Cash as of the date of such Compliance Certificate.

(c) Each Compliance Certificate shall be signed by any two directors or officers (including the general counsel), one of whom must be the Chief Financial Officer of the Group.

21.3 Requirements as to financial statements

(a) The Company shall procure that

(i) each set of Annual Financial Statements and Quarterly Financial Statements includes a balance sheet, profit and loss account and cash flow statement; and

(ii) each set of its Annual Financial Statements shall be audited by the Company's Auditors.

(b) Each set of financial statements delivered pursuant to Clause 21.1 (Financial statements):

(i) shall be certified by the Chief Financial Officer as fairly presenting, its financial condition and operations as at the date as at which those financial statements were drawn up;

(ii) in the case of consolidated financial statements of the Group, shall be accompanied by a statement by the Chief Financial Officer comparing actual performance for the period to which the financial statements relate to:

(1) the projected performance for that period set out in the Budget; and

(2) the actual performance for the corresponding period in the preceding Financial Year of the Group; and

(3) shall be prepared using the Accounting Principles consistently applied.

21.4 Budget

(a) The Company shall supply to the Agent in sufficient copies for all the Lenders, as soon as the same become available but in any event within 60 days after the start

\\1016960 4164-5877-7409 v4 Hogan Lovells

of each of its Financial Years, an annual Budget for that Financial Year as approved by the board of directors of the Company.

(b) If the Company updates or changes the Budget, it shall as soon as reasonably practicable deliver to the Agent, in sufficient copies for each of the Lenders, such updated or changed Budget together with a written explanation of the main changes in that Budget.

21.5 Year-end

The Company shall procure that the end of each annual accounting period of each member of the Group falls on the same date.

21.6 Information: miscellaneous

The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a) at the same time as they are dispatched, copies of all documents dispatched by the Company to its shareholders generally (or any class of them) or dispatched by the Company or any Obligors to its creditors generally (or any class of them);

(b) upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which, if adversely determined are reasonably likely to have a Material Adverse Effect;

(c) upon becoming aware of the relevant claim the details of any claim which is current, threatened or pending against the provider of a Report in respect of a Permitted Acquisition and details of any disposal or insurance claim which will require a prepayment under Clause 8.2 (Disposal, Insurance and Acquisition Proceeds);

(d) promptly, such information as the Security Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Transaction Security Documents; and

(e) promptly on request, such further information regarding the financial condition, assets and operations of the Group and/or any member of the Group as any Finance Party through the Agent may reasonably request.

21.7 Notification of default

(a) Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b) Promptly upon a request by the Agent, the Company shall supply to the Agent a certificate signed by two of its senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

\\1016960 4164-5877-7409 v4 Hogan Lovells

21.8 "Know your customer" checks

(a) If:

(i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the Original Effective Date;

(ii) any change in the status of an Obligor (or of a Holding Company of an Obligor) or the composition of the shareholders of an Obligor (or of a Holding Company of an Obligor) after the Original Effective Date; or

(iii) a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b) Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c) The Company shall, by not less than 10 Business Days' prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 26 (Changes to the Obligors).

(d) Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent, or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

\\1016960 4164-5877-7409 v4 Hogan Lovells

(e) Without limiting the generality of the foregoing, each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies each Obligor that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub Law 107 56 (signed into law 26 October 2001)) (as amended from time to time, the "Patriot Act"), it is required to obtain, verify and record information that identifies each Obligor, which information includes the name of each Obligor and other information that will allow such Lender to identify each Obligor in accordance with the PATRIOT Act, and each Obligor hereby agrees to provide such information from time to time to such Lender and the Agent, as applicable.

22. Financial covenants

22.1 Financial condition

The Company shall ensure that:

(a) following the first Utilisation of Facility B, the Group Unrestricted Cash held by the Group shall not at any time be less than $20,000,000; and

(b) following the first Utilisation of Facility C, the Group Unrestricted Cash held by the Group shall not at any time be less than $35,000,000.

22.2 Financial testing

(a) Subject to paragraph (b) below, the financial covenants set out in Clause 22.1 (Financial condition) shall be calculated in accordance with the Accounting Principles and tested by reference to each of the financial statements delivered pursuant to paragraphs (a) and (b) of Clause 21.1 (Financial statements) and/or each Compliance Certificate delivered pursuant to Clause 21.2 (Provision and contents of Compliance Certificate).

(b) When calculating the financial covenants in this Clause the effect of all transactions between members of the Group shall be eliminated to the extent not already netted out on consolidation.

(c) No item shall be deducted or credited more than once in any calculation.

(d) Where an amount in any financial statement or Compliance Certificate is not denominated in the Base Currency, it shall be converted into the Base Currency at the rate specified in the financial statements so long as such rate has been set in accordance with the Accounting Principles.

(e) The financial covenants in paragraphs (a) and (b) of Clause 22.1 (Financial condition) shall apply on a continuing basis.

23. General undertakings

The undertakings in this Clause 23 remain in force from the Original Effective Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

Authorisations and compliance with laws

23.1 Authorisations

Each Obligor shall promptly:

\\1016960 4164-5877-7409 v4 Hogan Lovells

(a) obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b) supply certified copies to the Agent of,

any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(i) enable it to perform its obligations under the Finance Documents;

(ii) ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document; and

(iii) carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.

23.2 Compliance with laws

Each Obligor shall (and the Company shall ensure that each member of the Group will) comply in all respects with all laws to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.

23.3 Environmental compliance

Each Obligor shall (and the Company shall ensure that each member of the Group will):

(a) comply with all Environmental Law;

(b) obtain, maintain and ensure compliance with all requisite Environmental Permits;

(c) implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

23.4 Environmental Claims

Each Obligor shall through the Company, promptly upon becoming aware of the same, inform the Agent in writing of:

(a) any Environmental Claim against any member of the Group which is current, pending or threatened; and

(b) any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group,

where the claim, if determined against that member of the Group, has or is reasonably likely to have a Material Adverse Effect.

23.5 Anti-corruption law

(a) No Obligor shall (and the Company shall ensure that no other member of the Group will) directly or indirectly use the proceeds of the Facilities for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.

\\1016960 4164-5877-7409 v4 Hogan Lovells

(b) Each Obligor shall (and the Company shall ensure that each other member of the Group will):

(i) conduct its businesses in compliance with applicable anti-corruption laws; and

(ii) maintain policies and procedures designed to promote and achieve compliance with such laws.

23.6 Sanctions

(a) Each Obligor shall (and the Company shall ensure that each member of the Group will) ensure that none of the proceeds of any Utilisation will, directly or indirectly, be used or paid for the purposes of any transaction or business activity related to either:

(i) any person which is listed on a Designated Parties List, or is owned or controlled, directly or indirectly, by any person listed on a Designated Parties List;

(ii) any person that the Obligor knows or has reasonable cause to suspect is acting on behalf of any of the above;

(iii) a governmental agency, authority, or body or state-owned enterprise (or any entity owned or controlled by any of the foregoing) of any country which is the subject of sanctions by any Authority, even if located outside such country;

(iv) a person or entity who is otherwise the target of sanctions by any Authority such that any Finance Party cannot deal or otherwise engage in business transactions with such person or entity; or

(v) any country which is the subject of sanctions by any Authority.

(b) Neither it nor any of its Subsidiaries, nor, to the knowledge of an Obligor, any directors, officers, employees, agents or affiliates of it or any of its Subsidiaries shall engage in, directly or indirectly, any business activity or transaction related to either:

(i) any person which is listed on a Designated Parties List, or is owned or controlled, directly or indirectly, by any person listed on a Designated Parties List; or

(ii) any person that the Obligor or the applicable Affiliate knows or has reasonable cause to suspect is acting on behalf of any of the above; or

(iii) any country which is the subject of sanctions by any Authority.

(c) No Obligor shall engage in any conduct which might reasonably be expected to cause it to become a subject of sanctions by any Authority.

(d) The undertakings contained in paragraphs (a), (b) and (c) above shall not apply to the extent that any such undertaking would breach any provision of Council Regulation EC No. 2271/96, as amended from time to time (known as the "Blocking Regulation"), or any applicable implementing legislation.

\\1016960 4164-5877-7409 v4 Hogan Lovells

23.7 Taxation

(a) Each Obligor shall (and the Company shall ensure that each member of the Group will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i) such payment is being contested in good faith;

(ii) adequate reserves are being maintained for those Taxes and the costs required to contest them have been disclosed in its latest financial statements delivered to the Agent under Clause 21.1 (Financial statements); and

(iii) such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

(b) No member of the Group may change its residence for Tax purposes.

Restrictions on business focus

23.8 Merger

No Obligor shall (and the Company shall ensure that no other member of the Group will) enter into (or agree to enter into) any amalgamation, demerger, merger, consolidation or corporate reconstruction other than any solvent liquidation or reorganisation permitted by paragraph (b) of the definition of Permitted Transaction or any sale, lease, transfer or other disposal permitted pursuant to Clause 23.18 (Disposals).

23.9 Change of business

The Company shall procure that no substantial change is made to the general nature of the business of the Company, the Obligors or the Group taken as a whole from that carried on by the Group at the Original Effective Date.

23.10 [Reserved]

23.11 Acquisitions

(a) Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will):

(i) acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them); or

(ii) incorporate a company; or

(iii) acquire (including through licensing) any Product, Product line or Intellectual Property of or from any other person.

(b) Paragraph (a) above does not apply to an acquisition of a company, of shares, securities or a business or undertaking (or, in each case, any interest in any of them), the incorporation of a company or the acquisition (including through licensing) of any Product, Product line or Intellectual Property of or from any other person which is:

(i) a Permitted Acquisition;

\\1016960 4164-5877-7409 v4 Hogan Lovells

(ii) a Permitted Joint Venture; or

(iii) contemplated by paragraph (b) of the definition of Permitted Transaction.

23.12 Joint Ventures

(a) Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will):

(i) enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or

(ii) transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

(b) Paragraph (a) above does not apply to any acquisition of (or agreement to acquire) any interest in a Joint Venture or transfer of assets (or agreement to transfer assets) to a Joint Venture or loan made to or guarantee given in respect of the obligations of a Joint Venture if such transaction is a Permitted Acquisition, a Permitted Disposal, a Permitted Loan or a Permitted Joint Venture.

23.13 Holding Companies

The Company shall not trade, carry on any business, own any assets or incur any liabilities except for:

(a) the provision of administrative services (excluding treasury services) to other members of the Group of a type customarily provided by a holding company to its Subsidiaries;

(b) ownership of shares in its Subsidiaries, intra-Group debit balances, intra-Group credit balances and other credit balances in bank accounts, cash and Cash Equivalent Investments but only if those shares, credit balances, cash and Cash Equivalent Investments are subject to the Transaction Security;

(c) any liabilities under the Transaction Documents to which it is a party and professional fees and administration costs in the ordinary course of business as a holding company; or

(d) any issue of shares pursuant to a Permitted Share Issue,

and this Clause shall prevail if but for this Clause a transaction would otherwise be a Permitted Acquisition, a Permitted Disposal, Permitted Financial Indebtedness, a Permitted Joint Venture, a Permitted Guarantee, a Permitted Loan, Permitted Security or a Permitted Transaction.

23.14 Dormant Subsidiaries

(a) No Obligor shall (and the Company shall ensure no other member of the Group will) cause or permit any member of the Group which is a Dormant Subsidiary to cease to satisfy the criteria for a Dormant Subsidiary unless such Dormant Subsidiary becomes an Additional Guarantor in accordance with Clause 26.2 (Additional Guarantors).

\\1016960 4164-5877-7409 v4 Hogan Lovells

(b) The Company shall ensure that, at all times, the Dormant Subsidiaries in aggregate do not:

(i) own, legally or beneficially, gross assets or net assets (including, in each case, indebtedness owed to them) which in aggregate represent more than 15% of the gross assets or net assets (including indebtedness owed to it) of the Group on a consolidated basis;

(ii) have liabilities which in aggregate represent more than 15% of the liabilities of the Group on a consolidated basis.

Restrictions on dealing with assets and Security

23.15 Preservation of assets

Each Obligor shall (and the Company shall ensure that each other member of the Group will) maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary for the conduct of its business.

23.16 Pari passu ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

23.17 Negative pledge

Except as permitted under paragraph (d) below:

(a) No Obligor shall (and the Company shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b) No Obligor shall (and the Company shall ensure that no other member of the Group will) sell, transfer or otherwise dispose of any of its receivables on recourse terms.

(c) No Obligor shall (and the Company shall ensure that no other member of the Group will):

(i) sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any other member of the Group;

(ii) enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iii) enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset. An arrangement or transaction referred to in paragraph (b) or in this paragraph (c) is termed "Quasi-Security".

(d) No Obligor shall (and the Company shall ensure that no other member of the Group will) enter into any agreement, document, instrument or other arrangement with any person which directly or indirectly prohibits or has the effect of prohibiting any

\\1016960 4164-5877-7409 v4 Hogan Lovells

Obligor from assigning, mortgaging, pledging, or granting a security interest in or upon any Lead Product, any Intellectual Property related thereto, or any agreement (including any in-license), document, instrument or other arrangement relating thereto to, or in favour of, the Finance Parties; provided that this restriction shall apply only to Products (and related Intellectual Property, agreements, documents, instruments and other arrangements) which are Lead Products (or in the case of an acquisition, will become Lead Products immediately when acquired) at the time such agreement, document, instrument or other arrangement would otherwise be entered into.

(e) Paragraphs (a) to (d) above do not apply to any Security or (as the case may be) Quasi-Security, which is:

(i) Permitted Security; or

(ii) given under the Finance Documents.

23.18 Disposals

(a) Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer, licence, surrender, set-off or otherwise dispose of any asset, including tax assets.

(b) Paragraph (a) above does not apply to any sale, lease, transfer or other disposal which is:

(i) a Permitted Disposal; or

(ii) a Permitted Transaction.

Restrictions on movement of cash - cash out

23.19 Loans or credit

(a) Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will) be a creditor in respect of any Financial Indebtedness.

(b) Paragraph (a) above does not apply to:

(i) a Permitted Loan; or

(ii) a Permitted Transaction which is referred to in paragraph (a) of the definition of that term.

23.20 No guarantees or indemnities

(a) Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will) incur or allow to remain outstanding any guarantee, bond or indemnity in respect of any obligation of any person.

(b) Paragraph (a) does not apply to a guarantee which is:

\\1016960 4164-5877-7409 v4 Hogan Lovells

(i) a Permitted Guarantee; or

(ii) a Permitted Transaction which is referred to in paragraph (a) of the definition of that term.

23.21 Dividends and share redemption

(a) Except as permitted under paragraph (b) below, the Company shall not (and will ensure that no other member of the Group will):

(i) declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(ii) repay or distribute any dividend or share premium reserve; or

(iii) redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so.

(b) Paragraph (a) above does not apply to:

(i) a Permitted Distribution; or

(ii) a Permitted Transaction (other than one referred to in paragraph (c) of the definition of that term).

Restrictions on movement of cash - cash in

23.22 Financial Indebtedness

(a) Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will) incur or allow to remain outstanding any Financial Indebtedness.

(b) Paragraph (a) above does not apply to Financial Indebtedness which is:

(i) Permitted Financial Indebtedness; or

(ii) contemplated by paragraph (a) of the definition of Permitted Transaction.

23.23 Share capital

No Obligor shall (and the Company shall ensure that no other member of the Group will) issue any shares except pursuant to a Permitted Share Issue.

23.24 People with Significant Control regime

Each Obligor shall (and the Company shall ensure that each other member of the Group will):

(a) within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the Companies Act 2006 from any company incorporated in the United Kingdom whose shares are the subject of the Transaction Security; and

(b) promptly provide the Security Agent with a copy of that notice.

\\1016960 4164-5877-7409 v4 Hogan Lovells

Miscellaneous

23.25 Insurance

(a) Each Obligor shall (and the Company shall ensure that each other member of the Group will) maintain insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

(b) All insurances must be with reputable independent insurance companies or underwriters.

23.26 Pensions

(a) The Company shall ensure that all pension schemes operated by or maintained for the benefit of members of the Group and/or any of their employees are fully funded on the statutory funding objective under sections 221 and 222 of the Pensions Act 2004 and that no action or omission is taken by any member of the Group in relation to such a pension scheme which has or is reasonably likely to have a Material Adverse Effect (including, the termination or commencement of winding-up proceedings of any such pension scheme or any member of the Group ceasing to employ any member of such a pension scheme).

(b) The Company shall ensure that no member of the Group is or has been at any time an employer (for the purposes of Sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993) or "connected" with or an "associate" of (as those terms are used in Sections 38 or 43 of the Pensions Act 2004) such an employer.

(c) The Company shall deliver to the Agent at such times as those reports are prepared in order to comply with the then current statutory or auditing requirements (as applicable either to the trustees of any relevant schemes or to the Company), actuarial reports in relation to all pension schemes mentioned in paragraph (a) above.

(d) The Company shall promptly notify the Agent of any material change in the rate of contributions to any pension schemes mentioned in paragraph (a) above paid or recommended to be paid (whether by the scheme actuary or otherwise) or required (by law or otherwise).

(e) Each Obligor shall immediately notify the Agent of any investigation or proposed investigation of which it is aware by the Pensions Regulator which may lead to the issue of a Financial Support Direction or a Contribution Notice to any member of the Group.

(f) Each Obligor shall immediately notify the Agent if it receives a Financial Support Direction or a Contribution Notice from the Pensions Regulator.

(g) Each Obligor shall furnish each of the following:

(i) promptly upon a request by the Agent or a Lender, copies of Schedule B (or such other schedule as contains actuarial information) to IRS Form 5500 in respect of each Plan;

\\1016960 4164-5877-7409 v4 Hogan Lovells

(ii) within 5 days after receipt by any Obligor, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan;

(iii) within 5 days after receipt by any Obligor from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of withdrawal liability (as defined in Part I of Subtitle E of Title IV of ERISA) by any such Multiemployer Plan, (B) the reorganisation or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan and (C) the estimated amount of any liability incurred, or that reasonably may be expected to be incurred, by any Obligor or ERISA Affiliate in connection with any event described in (A) or (B) above;

(iv) promptly in receipt of any such notice, of the imposition of withdrawal liability or a determination that a Multiemployer Plan is, or is expected to be, in "endangered" or "critical" status, within the meaning of Section 305 of ERISA; or

(v) within 20 days after the date that any Obligor files a notice of intent to terminate any Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, a copy of each notice; and

(vi) within 5 days after receipt by an Obligor, copies of any notice asserting liability under ERISA.

(h) Each Obligor must be, and remain, in compliance in all respects with all laws and regulations relating to each of its Plans, where failure to do so would or would be reasonably likely to have a Material Adverse Effect.

(i) Each Obligor must ensure that no event or condition exists at any time in relation to a Plan which is reasonably likely to result in the imposition of a security interest on the assets of any Obligor or which would or would be reasonably likely to have a Material Adverse Effect.

23.27 Access

If an Event of Default is continuing, each Obligor shall, and the Company shall ensure that each member of the Group will, permit the Agent and/or the Security Agent free access at all reasonable times and on reasonable notice at the risk and cost of the Obligor to (a) the premises, assets, books, accounts and records of each member of the Group and (b) meet and discuss matters with senior management of the Group.

23.28 Intellectual Property

(a) Each Obligor shall and the Company shall procure that each other member of the Group will:

(i) preserve and maintain the subsistence and validity of the material Intellectual Property necessary for its business;

(ii) use reasonable endeavours (including the institution of legal proceedings) to prevent any infringement in any material respect of the material Intellectual Property;

\\1016960 4164-5877-7409 v4 Hogan Lovells

(iii) make registrations and pay all registration fees and taxes necessary to maintain any material Intellectual Property in full force and effect and record its interest in that material Intellectual Property;

(iv) not use or permit the material Intellectual Property to be used in a way or take any step or omit to take any step in respect of that material Intellectual Property which may materially and adversely affect the existence or value of that material Intellectual Property or imperil the right of any member of the Group to use such property; and

(v) not discontinue the use of the material Intellectual Property,

where failure to do so (in the case of paragraphs (i) and (ii) above) or such use, permission to use, omission or discontinuation (in the case of paragraphs (iv) and (v) above) is reasonably likely to have a Material Adverse Effect.

(b) Failure to comply with any part of paragraph (a) above shall not be a breach of this Clause 23.28 to the extent that any dealing with Intellectual Property which would otherwise be a breach of paragraph (a) above is contemplated by paragraph (a) of the definition of Permitted Transaction.

23.29 Financial assistance

Each Obligor shall (and the Company shall procure each other member of the Group will) comply in all respects with all relevant financial assistance legislation in relevant jurisdictions including in relation to the execution of the Transaction Security Documents and payment of amounts due under this Agreement.

23.30 Amendments

No Obligor shall (and the Company shall ensure that no other member of the Group will) amend, vary, novate, supplement, supersede, waive or terminate any of the Transaction Documents or the constitutional documents of a member of the Group over whose shares or other ownership interests Transaction Security has been granted except:

(a) in accordance with Clause 37 (Amendments and waivers); or

(b) in a way which could not be reasonably expected to materially and adversely affect the interests of the Finance Parties under the Finance Documents.

23.31 Treasury Transactions

No Obligor shall (and the Company will procure that no other member of the Group will) enter into any Treasury Transaction, other than any Treasury Transaction entered into for the hedging of actual or projected real exposures arising in the ordinary course of trading activities of a member of the Group and not for speculative purposes.

23.32 Further assurance

(a) Each Obligor shall (and the Company shall procure that each other member of the Group will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify and in such form as the Security Agent may reasonably require (in favour of the Security Agent or its nominee(s)) but subject to the Agreed Security Principles in order to:

\\1016960 4164-5877-7409 v4 Hogan Lovells

(i) perfect or protect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii) confer on the Security Agent or confer on the Finance Parties, Security over any property and assets of that Obligor located in any jurisdiction which is (to the extent permitted by local law) equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

(iii) facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b) Each Obligor shall (and the Company shall procure that each other member of the Group will) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

23.33 Landlord waivers

If at any time Group Unrestricted Cash held by the Group is less than the lower of (a) $50,000,000 and (b) the aggregate amount of all Loans then outstanding, the Company shall upon request of the Agent use commercially reasonable efforts for a period of not more than 90 days to procure that landlord consents (in form and substance satisfactory to Agent (acting reasonably)) are delivered to the Agent in respect of each of the US Obligor’s leased locations with a restriction to an agreed level in accordance with reasonable local market practice and to the extent that the costs remain proportionate to the benefit to the Secured Parties.

23.34 Condition subsequent

The Company shall procure that, within 30 days of the Original Effective Date (or such later date as may be agreed between the Company and the Agent), deposit account control agreements or securities account control agreements, as applicable, are entered into by the Security Agent and the relevant account banks in relation to the bank accounts and securities accounts (other than, in each case, Excluded Accounts) of Orchard Therapeutics North America and bank accounts and securities accounts of any other Group Member to the extent such bank accounts or securities accounts, as applicable, are located in the United States (other than, in each case, Excluded Accounts).

24. Events of Default

Each of the events or circumstances set out in this Clause 24 is an Event of Default (save for Clause 24.18 (Acceleration)).

24.1 Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document in the manner in which it is expressed to be payable unless:

\\1016960 4164-5877-7409 v4 Hogan Lovells

(a) its failure to pay is caused by:

(i) administrative or technical error by a bank in the transmission of funds; or

(ii) a Disruption Event; and

(b) payment is made within 4 Business Days of its due date.

24.2 Financial covenants and other obligations

Any requirement of Clause 22 (Financial covenants) is not satisfied or an Obligor does not comply with the provision of Clause 21.1 (Financial statements) and/or Clause 21.2 (Provision and contents of Compliance Certificate).

24.3 Other obligations

(a) An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 24.1 (Non-payment) and Clause 24.2 (Financial covenants and other obligations)).

(b) No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 10 Business Days after the earlier of (i) the Agent giving notice to the Company or relevant Obligor and (ii) the Company or an Obligor becoming aware of the failure to comply.

24.4 Misrepresentation

(a) Any representation, warranty or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made.

(b) No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 10 Business Days after the earlier of (i) the Agent giving notice to the Company or relevant Obligor and (ii) the Company or an Obligor becoming aware of the failure to comply.

24.5 Cross default

(a) Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b) Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c) Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d) Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e) No Event of Default will occur under this Clause 24.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within

\\1016960 4164-5877-7409 v4 Hogan Lovells

paragraphs (a) to (d) above is less than $5,000,000 (or its Base Currency Equivalent).

24.6 Insolvency

(a) An Obligor:

(i) is unable or admits inability to pay its debts as they fall due;

(ii) is deemed to, or is declared to, be unable to pay its debts under applicable law

(iii) suspends or threatens to suspend making payments on any of its debts; or

(iv) by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b) A moratorium is declared in respect of any indebtedness of any member of the Group. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

(c) With respect to any US Obligor:

(i) the present fair saleable value of the assets of such US Obligor is on the date of determination, lower than the total amount of liabilities (including contingent and unliquidated liabilities) of such US Obligor;

(ii) such US Obligor has unreasonably small capital with which to conduct its business;

(iii) such US Obligor is incurring, intends to incur or believes that it will incur debts beyond its ability to pay as the same become due (whether at maturity or otherwise), or admits in writing its inability to pay its debts as they become due (whether at maturity or otherwise); or

(iv) such US Obligor has entered into any transaction with the intention of hindering, delaying or defrauding any present or future creditor of such US Obligor,

provided that in computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can be reasonably be expected to become an actual or matured liability.

24.7 Insolvency proceedings

(a) Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;

(ii) a composition, compromise, assignment or arrangement with any creditor of any Obligor;

\\1016960 4164-5877-7409 v4 Hogan Lovells

(iii) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor or any of its assets; or

(iv) enforcement of any Security over any assets of any Obligor,

or any analogous procedure or step is taken in any jurisdiction.

(b) Paragraph (a) shall not apply to:

(i) any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed before it is advertised and in any event within 14 days of commencement; or

(ii) any step or procedure contemplated by paragraph (b) of the definition of Permitted Transaction.

24.8 Creditors' process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a member of the Group having an aggregate value of $5,000,000 or more and is not discharged within 14 days.

24.9 Unlawfulness and invalidity

(a) It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective.

(b) Any obligation or obligations of any Obligor under any Finance Document are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c) Any Finance Document ceases to be in full force and effect or any Transaction Security ceases to be legal, valid, binding, enforceable or effective in any material respect or is alleged by a party to it (other than a Finance Party) to be ineffective in any material respect.

24.10 Cessation of business

An Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business except as a result of a disposal which is a Permitted Disposal or a Permitted Transaction which is contemplated in paragraphs (a) or (b) of the definition of that term.

24.11 Change of ownership

An Obligor (other than the Company) ceases to be a wholly-owned Subsidiary of the Company, except as a result of a disposal which is a Permitted Disposal.

24.12 Audit qualification

The Company's Auditors qualify the audited annual consolidated financial statements of the Company (other than a going concern qualification based solely on any Obligor having negative profits or a determination that any Obligor has less than 12 months liquidity).

\\1016960 4164-5877-7409 v4 Hogan Lovells

24.13 Repudiation and rescission of agreements

An Obligor (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

24.14 Litigation

Any litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency are started or threatened, or any judgment or order of a court, arbitral body or agency is made, in relation to the Finance Documents or the transactions contemplated in the Finance Documents or against any member of the Group or its assets which have, or has, or are, or is, reasonably likely to have a Material Adverse Effect.

24.15 Material adverse change

Any event or circumstance occurs which has or is reasonably likely to have a Material Adverse Effect.

24.16 ERISA Event

The occurrence of one or more ERISA Events that:

(a) results in the imposition of a lien or the incurring of a liability by any Obligor; and

(b) individually or in aggregate would have or would reasonably be expected to have a Material Adverse Effect.

24.17 US insolvency proceedings

Any of the following occurs in respect of an Obligor:

(a) it commences a voluntary case or proceeding under any existing or future US Debtor Relief Law; or

(b) an involuntary case under any existing or future US Debtor Relief Law is commenced against it and either (x) the case is not dismissed or stayed within 45 days after commencement of the case or (y) an order for relief is issued.

24.18 Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders:

(a) by notice to the Company;

(i) cancel the Total Commitments at which time they shall immediately be cancelled;

(ii) declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

\\1016960 4164-5877-7409 v4 Hogan Lovells

(iii) declare that all or part of the Utilisations be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(b) exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

24.19 Acceleration for US insolvency proceedings

If an Event of Default under Clause 24.19 (US Insolvency Proceedings) shall occur in respect of any Obligor, then, in addition to the remedies set forth elsewhere in this Agreement, in the other Finance Documents and under applicable law, and without any notice to any Obligor or any other Person or any act by any Finance Party, (i) the Total Commitments and any obligation of the Lenders to issue guarantees or other financial accommodations hereunder shall automatically terminate and (ii) all principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Obligors accrued under the Finance Documents shall immediately become due and payable and Obligors shall be obligated to repay all of such obligations in full, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by each Obligor.

\\1016960 4164-5877-7409 v4 Hogan Lovells

Section 9

Changes to parties

25. Changes to the Lenders

25.1 Assignments and transfers by the Lenders

(a) Subject to this Clause 25, a Lender (the "Existing Lender") may:

(i) assign any of its rights; or

(ii) transfer by novation any of its rights and obligations,

under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender").

25.2 Conditions of assignment or transfer

(a) The consent of the Company is required for an assignment or transfer by an Existing Lender to any entity which is (A) a hedge fund, private equity fund or similar public or private investment vehicle that is routinely engaged in the business of investing in distressed debt or (B) a Competitor, unless such transfer is made at a time when an Event of Default is continuing.

(b) The consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time.

(c) An assignment or transfer of part of a Lender's participation in any Facility must be in an amount such that the amount of that Lender's remaining participation (when aggregated with its Affiliates' and Related Funds' participation) in respect of Commitments or Utilisations made under the Facilities (taken together) is in minimum amount of $1,000,000;

(d) An assignment will only be effective on:

(i) receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it had been an Original Lender; and

(ii) performance by the Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(e) A transfer will only be effective if the procedure set out in Clause 25.5 (Procedure for transfer) is complied with.

(f) If:

\\1016960 4164-5877-7409 v4 Hogan Lovells

(i) a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii) as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 15 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under that Clause to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph (f) shall not apply in respect of an assignment or transfer made in the ordinary course of the primary syndication of any Facility.

(g) Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

25.3 Assignment or transfer fee

(a) Subject to paragraph (b) below, the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of $3,500.

(b) No fee is payable pursuant to paragraph (a) above if:

(i) the Agent agrees that no fee is payable; or

(ii) the assignment or transfer is made by an Existing Lender:

(1) to an Affiliate of that Existing Lender; or

(2) to a fund which is a Related Fund of that Existing Lender.

25.4 Limitation of responsibility of Existing Lenders

(a) Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i) the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;

(ii) the financial condition of any Obligor;

(iii) the performance and observance by any Obligor or any other member of the Group of its obligations under the Transaction Documents or any other documents; or

(iv) the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document,

\\1016960 4164-5877-7409 v4 Hogan Lovells

and any representations or warranties implied by law are excluded.

(b) Each New Lender confirms to the Existing Lender, the other Finance Parties and the Secured Parties that it:

(i) has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security; and

(ii) will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c) Nothing in any Finance Document obliges an Existing Lender to:

(i) accept a re-transfer or reassignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 25; or

(ii) support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Transaction Documents or otherwise.

25.5 Procedure for transfer

(a) Subject to the conditions set out in Clause 25.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (b) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b) The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c) Subject to Clause 25.9 (Pro Rata Interest Settlement) on the Transfer Date:

(i) to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights, benefits and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the "Discharged Rights and Obligations");

(ii) each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights and benefits against one another which differ from the Discharged Rights and Obligations only insofar as that

\\1016960 4164-5877-7409 v4 Hogan Lovells

Obligor or other member of the Group and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii) the Agent, the Arranger, the Security Agent, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Security Agent and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv) the New Lender shall become a Party as a "Lender".

25.6 Procedure for assignment

(a) Subject to the conditions set out in Clause 25.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b) The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c) Subject to Clause 25.9 (Pro Rata Interest Settlement) on the Transfer Date:

(i) the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(ii) the Existing Lender will be released from the obligations (the "Relevant Obligations") expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii) the New Lender shall become a Party as a "Lender" and will be bound by obligations equivalent to the Relevant Obligations.

(d) Lenders may utilise procedures other than those set out in this Clause 25.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 25.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 25.2 (Conditions of assignment or transfer) .

\\1016960 4164-5877-7409 v4 Hogan Lovells

25.7 Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement or Increase Confirmation, send to the Company a copy of that Transfer Certificate or Assignment Agreement or Increase Confirmation.

25.8 Security Interests over Lenders' rights

In addition to the other rights provided to Lenders under this Clause 25, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a) any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b) any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i) release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii) require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

25.9 Pro Rata Interest Settlement

(a) If the Agent has notified the Lenders that it is able to distribute interest payments on a "pro rata basis" to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 25.5 (Procedure for transfer) or any assignment pursuant to Clause 25.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i) any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but including the Transfer Date ("Accrued Amounts") and shall become due and payable to the Existing Lender (without further interest accruing on them) until the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(ii) the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

(1) when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender, and

\\1016960 4164-5877-7409 v4 Hogan Lovells

(2) the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 25.9, have been payable to it on that date, but after deduction of the Accrued Amounts.

(b) In this Clause 25.9 references to "Interest Period" shall be construed to include a reference to any other period for accrual of fees.

(c) An Existing Lender which retains the right to the Accrued Amounts pursuant to this Clause 25.9 but which does not have a Commitment shall be deemed not to be a Lender for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents.

26. Changes to the Obligors

26.1 Assignment and transfers by Obligors

No Obligor or any other member of the Group may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

26.2 Additional Borrowers

(a) Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 21.8 ("Know your customer" checks), the Company may request that any of its wholly owned Subsidiaries which is not a Dormant Subsidiary becomes a Borrower. That Subsidiary shall become a Borrower if:

(i) all the Lenders approve the addition of that Subsidiary;

(ii) the Company and that Subsidiary deliver to the Agent a duly completed and executed Accession Deed;

(iii) the Subsidiary is (or becomes) a Guarantor prior to becoming a Borrower;

(iv) the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(v) the Agent has received all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.

(b) The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence referred to in sub-paragraph (a)(v) of this Clause.

(c) The Lenders may impose whatever limitations they deem reasonably necessary on the ability of any Additional Borrower to utilise any Facility.

(d) Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (b) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

\\1016960 4164-5877-7409 v4 Hogan Lovells

26.3 Resignation of a Borrower

(a) In this Clause 26.3, Clause 26.5 (Resignation of a Guarantor) and Clause 26.7 (Resignation and release of security on disposal), "Third Party Disposal" means the disposal of an Obligor to a person which is not a member of the Group where that disposal is permitted under Clause 23.18 (Disposals) or made with the approval of the Majority Lenders (and the Company has confirmed this is the case).

(b) If a Borrower is the subject of a Third Party Disposal, the Company may request that such Borrower (other than the Company) ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(c) The Agent shall accept a Resignation Letter and notify the Company and the other Finance Parties of its acceptance if:

(i) the Company has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter;

(ii) the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents;

(iii) where the Borrower is also a Guarantor (unless its resignation has been accepted in accordance with Clause 26.5 (Resignation of a Guarantor)), its obligations in its capacity as Guarantor continue to be legal, valid, binding and enforceable and in full force and effect (subject to the Legal Reservations) and the amount guaranteed by it as a Guarantor is not decreased (and the Company has confirmed this is the case); and

(iv) the Company has confirmed that it shall ensure that any relevant Disposal Proceeds will be applied in accordance with Clause 8.2 (Disposal, Insurance and Acquisition Proceeds).

(d) Upon notification by the Agent to the Company of its acceptance of the resignation of a Borrower, that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents as a Borrower except that the resignation shall not take effect (and the Borrower will continue to have rights and obligations under the Finance Documents) until the date on which the Third Party Disposal takes effect.

(e) The Agent may, at the cost and expense of the Company, require a legal opinion from counsel to the Agent confirming the matters set out in paragraph (c)(iii) above and the Agent shall be under no obligation to accept a Resignation Letter until it has obtained such opinion in form and substance satisfactory to it.

26.4 Additional Guarantors

(a) Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 21.8 ("Know your customer" checks), the Company may request that any of its wholly owned subsidiaries become a Guarantor.

(b) The Company shall procure that any other member of the Group which is not a Dormant Subsidiary shall, subject to the Agreed Security Principles, as soon as possible and in any event within 30 days after becoming a member of the Group (or ceasing to be a Dormant Subsidiary), become an Additional Guarantor and grant such Security as the Agent may require.

\\1016960 4164-5877-7409 v4 Hogan Lovells

(c) A member of the Group shall become an Additional Guarantor if:

(i) the Company and the proposed Obligor deliver to the Agent a duly completed and executed Accession Deed; and

(ii) the Agent has received all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent) in relation to that Additional Obligor, each in form and substance satisfactory to the Agent.

(d) The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent).

(e) If any legal prohibition would prevent or limit a Subsidiary's ability to become an Additional Guarantor and/or to enter into Transaction Security, the Obligors shall use their reasonable endeavours lawfully to overcome the prohibition.

26.5 Resignation of a Guarantor

(a) The Company may request that a Guarantor (other than the Company) ceases to be a Guarantor by delivering to the Agent a Resignation Letter if:

(i) that Guarantor is being disposed of by way of a Third Party Disposal (as defined in Clause 26.3 (Resignation of a Borrower) and the Company has confirmed this is the case; or

(ii) all the Lenders have consented to the resignation of that Guarantor.

(b) The Agent shall accept a Resignation Letter and notify the Borrower and the Lenders of its acceptance if:

(i) the Company has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter;

(ii) no payment is due from the Guarantor under Clause 19.1 (Guarantee and indemnity);

(iii) where the Guarantor is also a Borrower, it is under no actual or contingent obligations as a Borrower and has resigned and ceased to be a Borrower under Clause 26.3 (Resignation of a Borrower); and

(iv) the Company has confirmed that it shall ensure that the Disposal Proceeds will be applied, in accordance with Clause 8.2 (Disposal, Insurance and Acquisition Proceeds).

(c) The resignation of that Guarantor shall not be effective until the date of the relevant Third Party Disposal at which time that company shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents as a Guarantor.

26.6 Repetition of representations

Delivery of an Accession Deed constitutes confirmation by the relevant Subsidiary that the representations and warranties referred to in paragraph (d) of Clause 20.34 (Times when representations made) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

\\1016960 4164-5877-7409 v4 Hogan Lovells

26.7 Resignation and release of security on disposal

If a Borrower or a Guarantor is or is proposed to be the subject of a Third Party Disposal then:

(a) where that Borrower or Guarantor created Transaction Security over any of its assets or business in favour of the Security Agent, or Transaction Security in favour of the Security Agent was created over the shares (or equivalent) of that Borrower or Guarantor, the Security Agent may, at the cost and request of the Company, release those assets, business or shares (or equivalent) and issue certificates of non-crystallisation; and

(b) any resignation of that Borrower or Guarantor and related release of Transaction Security referred to in paragraph (a) above shall become effective only on the making of that disposal.

\\1016960 4164-5877-7409 v4 Hogan Lovells

Section 10

The finance parties

27. Role of the Agent and the Arranger

27.1 Appointment of the Agent

(a) Each of the Arranger and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b) Each of the Arranger and the Lenders authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

27.2 Instructions

(a) The Agent shall:

(i) unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(1) all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(2) in all other cases, the Majority Lenders; and

(ii) not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b) The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c) Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties save for the Security Agent.

(d) The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e) In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

\\1016960 4164-5877-7409 v4 Hogan Lovells

(f) The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (f) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

27.3 Duties of the Agent

(a) The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

(b) Subject to paragraph (c)) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(c) Without prejudice to Clause 25.7 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company), paragraph (b) above shall not apply to any Transfer Certificate, any Assignment Agreement or any Increase Confirmation.

(d) Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e) If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties. The Agent is not obliged to monitor or enquire whether a Default has occurred.

(f) If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Arranger or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

(g) The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

27.4 Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

27.5 No fiduciary duties

(a) Nothing in any Finance Document constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

(b) Neither the Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

\\1016960 4164-5877-7409 v4 Hogan Lovells

27.6 Business with the Group

The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

27.7 Rights and discretions

(a) The Agent may:

(i) rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii) assume that:

(1) any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(2) unless it has received notice of revocation, that those instructions have not been revoked; and

(iii) rely on a certificate from any person:

(1) as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(2) to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (1) above, may assume the truth and accuracy of that certificate.

(b) The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i) no Default has occurred (unless it has actual knowledge of a Default arising under Clause 24.1 (Non-payment));

(ii) any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(iii) any notice or request made by the Company (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c) The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d) Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be desirable.

(e) The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or

\\1016960 4164-5877-7409 v4 Hogan Lovells

losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f) The Agent may act in relation to the Finance Documents through its officers, employees and agents and the Agent shall not:

(i) be liable for any error of judgment made by any such person; or

(ii) be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part, of any such person,

unless such error or such loss was directly caused by the Agent's gross negligence or wilful misconduct.

(g) Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h) Without prejudice to the generality of paragraph (g) above, the Agent:

(i) may disclose; and

(ii) on the written request of the Company or the Majority Lenders shall, as soon as reasonably practicable, disclose,

the identity of a Defaulting Lender to the Company and to the other Finance Parties.

(i) Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent or the Arranger is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(j) Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

27.8 Responsibility for documentation

Neither the Agent or the Arranger is responsible or liable for:

(a) the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b) the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security; or

\\1016960 4164-5877-7409 v4 Hogan Lovells

(c) any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

27.9 No duty to monitor

The Agent shall not be bound to enquire:

(a) whether or not any Default has occurred;

(b) as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c) whether any other event specified in any Finance Document has occurred.

27.10 Exclusion of liability

(a) Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent, the Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(i) any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct;

(ii) exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security; or

(iii) without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(1) any act, event or circumstance not reasonably within its control; or

(2) the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b) No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent, in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or

\\1016960 4164-5877-7409 v4 Hogan Lovells

agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Agent may rely on this Clause subject to Clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

(c) The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d) Nothing in this Agreement shall oblige the Agent or the Arranger to carry out:

(i) any "know your customer" or other checks in relation to any person; or

(ii) any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender or for any Affiliate of any Lender,

on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

(e) Without prejudice to any provision of any Finance Document excluding or limiting the Agent's liability, any liability of the Agent arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

27.11 Lenders' indemnity to the Agent

(a) Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 31.11 (Disruption to payment systems etc.), notwithstanding the Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

(b) Subject to paragraph (c) below, the Company shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent pursuant to paragraph (a) above.

\\1016960 4164-5877-7409 v4 Hogan Lovells

(c) Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent to an Obligor.

27.12 Resignation of the Agent

(a) The Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders and the Company.

(b) Alternatively the Agent may resign by giving 30 days' notice to the Lenders and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent.

(c) If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Company) may appoint a successor Agent (acting through an office in the United Kingdom).

(d) If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 27 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent's normal fee rates and those amendments will bind the Parties.

(e) The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(f) The Agent's resignation notice shall only take effect upon the appointment of a successor.

(g) Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 16.3 (Indemnity to the Agent) and this Clause 27 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h) The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

\\1016960 4164-5877-7409 v4 Hogan Lovells

(i) the Agent fails to respond to a request under Clause 14.8 (FATCA Information) and the Company or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii) the information supplied by the Agent pursuant to Clause 14.8 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii) the Agent notifies the Company and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Company or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Company or that Lender, by notice to the Agent, requires it to resign.

27.13 Replacement of the Agent

(a) After consultation with the Company, the Majority Lenders may, by giving 30 days' notice to the Agent (or, at any time whilst the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent (acting through an office in the United Kingdom).

(b) The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c) The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 16.3 (Indemnity to the Agent) and this Clause 27 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d) Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

27.14 Confidentiality

(a) In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b) If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

\\1016960 4164-5877-7409 v4 Hogan Lovells

27.15 Relationship with the Lenders

(a) Subject to Clause 25.9 (Pro Rata Interest Settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i) entitled to or liable for any payment due under any Finance Document on that day; and

(ii) entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b) Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or dispatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 33.6 (Electronic communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 33.2 (Addresses) and paragraph (a)(ii) of Clause 33.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

27.16 Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a) the financial condition, status and nature of each member of the Group;

(b) the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c) whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

\\1016960 4164-5877-7409 v4 Hogan Lovells

(d) the adequacy, accuracy or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e) the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

27.17 Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

27.18 Reliance and engagement letters

Each Finance Party and Secured Party confirms that each of the Arranger and the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arranger or Agent) the terms of any reliance letter or engagement letters relating to any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

27.19 The Register

The Agent, acting for this purpose as a non-fiduciary agent of each US Obligor, shall maintain, or cause to be maintained, a register (the "Register") for the recordation of the names and addresses of the Lenders and the principal amount of the Facility owing to each Lender pursuant to the terms hereof from time to time (each, a "Registered Loan"). Other than in connection with an assignment by a Lender of all or any part of its Commitment to an Affiliate of such Lender or a Related Fund of such Lender (i) a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). The Obligors, the Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Obligors and, in respect to its own Loans and Commitments, any Lender at any reasonable time and from time to time upon reasonable prior notice. This Clause shall be construed so that the Loans are at all times maintained in "registered form" within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any successor provisions).

\\1016960 4164-5877-7409 v4 Hogan Lovells

28. The Security Agent

28.1 Security Agent as trustee

(a) The Security Agent declares that it holds the Charged Property on trust for the Secured Parties on the terms contained in this Agreement.

(b) Each of the Finance Parties authorises the Security Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

28.2 Enforcement Instructions

(a) The Security Agent may refrain from enforcing the Transaction Security unless instructed otherwise by the Majority Lenders.

(b) Subject to the Transaction Security having become enforceable in accordance with its terms, the Majority Lenders may give or refrain from giving instructions to the Security Agent to enforce or refrain from enforcing the Transaction Security as they see fit.

(c) The Security Agent is entitled to rely on and comply with instructions given in accordance with this Clause 28.2.

(d) If the Transaction Security is being enforced pursuant to this Clause 28.2, the Security Agent shall enforce the Transaction Security in such manner as the Majority Lenders shall instruct or, in the absence of any such instructions, as the Security Agent considers in its discretion to be appropriate.

28.3 Instructions

(a) The Security Agent shall:

(i) subject to paragraphs (d) and (e) below, exercise or refrain from exercising any right, power, authority or discretion vested in it as Security Agent in accordance with any instructions given to it by the Majority Lender; and

(ii) not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b) The Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Security Agent may refrain from acting unless and until it receives those instructions or that clarification.

(c) Any instructions given to the Security Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Secured Parties.

(d) Paragraph (a) above shall not apply:

(i) where a contrary indication appears in this Agreement;

\\1016960 4164-5877-7409 v4 Hogan Lovells

(ii) where this Agreement requires the Security Agent to act in a specified manner or to take a specified action; or

(iii) in respect of any provision which protects the Security Agent's own position in its personal capacity as opposed to its role of Security Agent for the Secured Parties including, without limitation, Clauses 28.8 (No duty to account) to Clause 28.13 (Exclusion of liability), Clause 28.16 (Confidentiality) to Clause 28.22 (Custodians and nominees) and Clause 28.25 (Acceptance of title) to Clause 28.28 (Disapplication of Trustee Acts).

(e) If giving effect to instructions given by the Majority Lenders would (in the Security Agent's opinion) have an effect equivalent to an amendment of this Agreement, the Security Agent shall not act in accordance with those instructions unless consent to it so acting is obtained from each Party (other than the Security Agent) whose consent would have been required in respect of amendment.

(f) In exercising any discretion to exercise a right, power or authority under the Finance Documents where it has not received any instructions as to the exercise of that discretion, the Security Agent shall do so having regard to the interests of all the Secured Parties.

(g) The Security Agent may refrain from acting in accordance with any instructions of the Majority Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability (together with any applicable VAT) which it may incur in complying with those instructions.

(h) Without prejudice to the remainder of this Clause 28.3, in the absence of instructions, the Security Agent may act (or refrain from acting) as it considers in its discretion to be appropriate.

28.4 Waiver of rights

To the extent permitted under applicable law and subject to Clause 28.2 (Enforcement Instructions) and Clause 28.29 (Application of Proceeds), each of the Secured Parties and the Obligors waives all rights it may otherwise have to require that the Transaction Security be enforced in any particular order or manner or at any particular time or that any amount received or recovered from any person, or by virtue of the enforcement of any of the Transaction Security or of any other security interest, which is capable of being applied in or towards discharge of any of the Obligations is so applied.

28.5 Enforcement through Security Agent only

The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any right, power, authority or discretion arising under the Transaction Security Documents except through the Security Agent

28.6 Duties of the Security Agent

(a) The Security Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

(b) The Security Agent shall promptly:

\\1016960 4164-5877-7409 v4 Hogan Lovells

(i) forward to the Agent a copy of any document received by the Security Agent from any Obligor under any Finance Document; and

(ii) forward to a Party the original or a copy of any document which is delivered to the Security Agent for that Party by any other Party.

(c) Except where a Finance Document specifically provides otherwise, the Security Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d) If the Security Agent receives notice from a Party referring to any Finance Document, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(e) To the extent that a Party (other than the Security Agent) is required to calculate a Common Currency Amount, the Security Agent shall upon a request by that Party, promptly notify that Party of the relevant Security Agent's Spot Rate of Exchange.

(f) The Security Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

28.7 No fiduciary duties to Obligors

Nothing in this Agreement constitutes the Security Agent as an agent, trustee or fiduciary of any Obligor.

28.8 No duty to account

The Security Agent shall not be bound to account to any other Secured Party for any sum or the profit element of any sum received by it for its own account.

28.9 Business with the Group

The Security Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

28.10 Rights and discretions

(a) The Security Agent may:

(i) rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii) assume that:

(1) any instructions received by it from the Majority Lenders are duly given in accordance with the terms of the Finance Documents;

(2) unless it has received notice of revocation, that those instructions have not been revoked; and

(3) if it receives any instructions to act in relation to the Transaction Security, that all applicable conditions under the Finance Documents for so acting have been satisfied; and

\\1016960 4164-5877-7409 v4 Hogan Lovells

(iii) rely on a certificate from any person:

(1) as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(2) to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (1) above, may assume the truth and accuracy of that certificate.

(b) The Security Agent may assume (unless it has received notice to the contrary in its capacity as security trustee for the Secured Parties) that:

(i) no Default has occurred;

(ii) any right, power, authority or discretion vested in any Party or any group of creditors has not been exercised; and

(iii) any notice made by the Company is made on behalf of and with the consent and knowledge of all the Obligors.

(c) The Security Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d) Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Security Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Security Agent (and so separate from any lawyers instructed by any other Finance Party) if the Security Agent in its reasonable opinion deems this to be desirable.

(e) The Security Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Security Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f) The Security Agent, any Receiver and any Delegate may act in relation to the Finance Documents and the Charged Property through its officers, employees and agents and shall not:

(i) be liable for any error of judgment made by any such person; or

(ii) be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part of any such person,

unless such error or such loss was directly caused by the Security Agent's, Receiver's or Delegate's gross negligence or wilful misconduct.

(g) Unless this Agreement expressly specifies otherwise, the Security Agent may disclose to any other Party any information it reasonably believes it has received as security trustee under this Agreement.

(h) Notwithstanding any other provision of any Finance Document to the contrary, the Security Agent is not obliged to do or omit to do anything if it would, or might in its

\\1016960 4164-5877-7409 v4 Hogan Lovells

reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(i) Notwithstanding any provision of any Finance Document to the contrary, the Security Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

28.11 Responsibility for documentation

None of the Security Agent, any Receiver nor any Delegate is responsible or liable for:

(a) the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Security Agent, a Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(b) the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Charged Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Charged Property; or

(c) any determination as to whether any information provided or to be provided to any Secured Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

28.12 No duty to monitor

The Security Agent shall not be bound to enquire:

(a) whether or not any Default has occurred;

(b) as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c) whether any other event specified in any Finance Document has occurred.

28.13 Exclusion of liability

(a) Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Security Agent, any Receiver or Delegate), none of the Security Agent, any Receiver nor any Delegate will be liable for:

(i) any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Charged Property unless directly caused by its gross negligence or wilful misconduct;

(ii) exercising or not exercising any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Charged Property

\\1016960 4164-5877-7409 v4 Hogan Lovells

or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Charged Property;

(iii) any shortfall which arises on the enforcement or realisation of the Charged Property; or

(iv) without prejudice to the generality of paragraphs (i) to (iii) above, any damages, costs, losses, any diminution in value or any liability whatsoever arising as a result of:

(1) any act, event or circumstance not reasonably within its control; or

(2) the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets; breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b) No Party (other than the Security Agent, that Receiver or that Delegate (as applicable)) may take any proceedings against any officer, employee or agent of the Security Agent, a Receiver or a Delegate in respect of any claim it might have against the Security Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Charged Property and any officer, employee or agent of the Security Agent, a Receiver or a Delegate may rely on this Clause subject to Clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

(c) Nothing in this Agreement shall oblige the Security Agent to carry out:

(1) any "know your customer" or other checks in relation to any person; or

(2) any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Finance Party,

on behalf of any Finance Party and each Finance Party confirms to the Security Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Security Agent.

(d) Without prejudice to any provision of any Finance Document excluding or limiting the liability of the Security Agent, any Receiver or Delegate, any liability of the Security Agent, any Receiver or Delegate arising under or in connection with any Finance Document or the Charged Property shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Security Agent, Receiver or Delegate (as the case may be) or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or

\\1016960 4164-5877-7409 v4 Hogan Lovells

circumstances known to the Security Agent, Receiver or Delegate (as the case may be) at any time which increase the amount of that loss. In no event shall the Security Agent, any Receiver or Delegate be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Security Agent, Receiver or Delegate (as the case may be) has been advised of the possibility of such loss or damages.

28.14 Finance Parties' indemnity to the Security Agent

(a) Each Finance Party shall (in the proportion that the Obligations due to it bear to the aggregate of the Obligations due to all the Finance Parties for the time being (or, if the Obligations due to the Finance Parties are zero, immediately prior to their being reduced to zero)), indemnify the Security Agent and every Receiver and every Delegate, within three Business Days of demand, against any cost, loss or liability incurred by any of them (otherwise than by reason of the relevant Security Agent's, Receiver's or Delegate's gross negligence or wilful misconduct) in acting as Security Agent, Receiver or Delegate under, or exercising any authority conferred under, the Finance Documents (unless the relevant Security Agent, Receiver or Delegate has been reimbursed by a Obligor pursuant to a Finance Document).

(b) Subject to paragraph (c) below, the Company shall immediately on demand reimburse any Finance Party for any payment that Finance Party makes to the Security Agent pursuant to paragraph (a) above.

(c) Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Finance Party claims reimbursement relates to a liability of the Security Agent to a Obligor.

28.15 Resignation of the Security Agent

(a) The Security Agent may resign and appoint one of its Affiliates as successor by giving notice to the Finance Parties and the Company.

(b) Alternatively the Security Agent may resign by giving 30 days' notice to the Finance Parties and the Company, in which case the Majority Lenders may appoint a successor Security Agent.

(c) If the Majority Lenders has not appointed a successor Security Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Security Agent (after consultation with the Agent) may appoint a successor Security Agent.

(d) The retiring Security Agent shall, at its own cost, make available to the successor Security Agent such documents and records and provide such assistance as the successor Security Agent may reasonably request for the purposes of performing its functions as Security Agent under the Finance Documents.

(e) The Security Agent's resignation notice shall only take effect upon:

(i) the appointment of a successor; and

(ii) the transfer of all the Charged Property to that successor.

(f) Upon the appointment of a successor, the retiring Security Agent shall be discharged from any further obligation in respect of the Finance Documents (other

\\1016960 4164-5877-7409 v4 Hogan Lovells

than its obligations under paragraph (b) of Clause28.26 (Winding up of trust) and paragraph (d) above) but shall remain entitled to the benefit of this Clause 28 and Clause 16.4 (Indemnity to the Security Agent) (and any Security Agent fees for the account of the retiring Security Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if that successor had been an original Party.

(g) The Majority Lenders may, by notice to the Security Agent, require it to resign in accordance with paragraph (b) above. In this event, the Security Agent shall resign in accordance with paragraph (b) above.

28.16 Confidentiality

(a) In acting as trustee for the Secured Parties, the Security Agent shall be regarded as acting through its trustee division which shall be treated as a separate entity from any other of its divisions or departments.

(b) If information is received by another division or department of the Security Agent, it may be treated as confidential to that division or department and the Security Agent shall not be deemed to have notice of it.

(c) Notwithstanding any other provision of any Finance Document to the contrary, the Security Agent is not obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty.

28.17 Information from the Company

The Company shall supply the Security Agent with any information that the Security Agent may reasonably specify as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent.

28.18 Credit appraisal by the Secured Parties

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Secured Party confirms to the Security Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a) the financial condition, status and nature of each member of the Group;

(b) the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Charged Property and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Charged Property;

(c) whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Charged Property, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Charged Property;

\\1016960 4164-5877-7409 v4 Hogan Lovells

(d) the adequacy, accuracy or completeness of any information provided by the Security Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e) the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

28.19 Reliance and engagement letters

The Security Agent may obtain and rely on any certificate or report from any Obligor's auditor and may enter into any reliance letter or engagement letter relating to that certificate or report on such terms as it may consider appropriate (including, without limitation, restrictions on the auditor's liability and the extent to which that certificate or report may be relied on or disclosed).

28.20 No responsibility to perfect Transaction Security

The Security Agent shall not be liable for any failure to:

(a) require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the Charged Property;

(b) obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any Finance Document or the Transaction Security;

(c) register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any law or regulation or to give notice to any person of the execution of any Finance Document or of the Transaction Security;

(d) take, or to require any Obligor to take, any step to perfect its title to any of the Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary Security under any law or regulation; or

(e) require any further assurance in relation to any Transaction Security Document.

28.21 Insurance by Security Agent

(a) The Security Agent shall not be obliged:

(i) to insure any of the Charged Property;

(ii) to require any other person to maintain any insurance; or

(iii) to verify any obligation to arrange or maintain insurance contained in any Finance Document,

and the Security Agent shall not be liable for any damages, costs or losses to any person as a result of the lack of, or inadequacy of, any such insurance.

(b) Where the Security Agent is named on any insurance policy as an insured party, it shall not be liable for any damages, costs or losses to any person as a result of its

\\1016960 4164-5877-7409 v4 Hogan Lovells

failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind.

28.22 Custodians and nominees

The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any asset of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

28.23 Delegation by the Security Agent

(a) Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any right, power, authority or discretion vested in it in its capacity as such.

(b) That delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Secured Parties.

(c) No Security Agent, Receiver or Delegate shall be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any misconduct, omission or default on the part of, any such delegate or sub-delegate.

28.24 Additional Security Agents

(a) The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it:

(i) if it considers that appointment to be in the interests of the Secured Parties;

(ii) for the purposes of conforming to any legal requirement, restriction or condition which the Security Agent deems to be relevant; or

(iii) for obtaining or enforcing any judgment in any jurisdiction,

and the Security Agent shall give prior notice to the Company and the Finance Parties of that appointment.

(b) Any person so appointed shall have the rights, powers, authorities and discretions (not exceeding those given to the Security Agent under or in connection with the Finance Documents) and the duties, obligations and responsibilities that are given or imposed by the instrument of appointment.

(c) The remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable VAT) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.

\\1016960 4164-5877-7409 v4 Hogan Lovells

28.25 Acceptance of title

The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any Obligor may have to any of the Charged Property and shall not be liable for, or bound to require any Obligor to remedy, any defect in its right or title.

28.26 Winding up of trust

If the Security Agent, with the approval of the Agent, determines that:

(a) all of the Obligations and all other obligations secured by the Security Documents have been fully and finally discharged; and

(b) no Secured Party is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the Finance Documents,

then:

(i) the trusts set out in this Agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Security Documents; and

(ii) any Security Agent which has resigned pursuant to Clause 28.15 (Resignation of the Security Agent) shall release, without recourse or warranty, all of its rights under each Security Document.

28.27 Powers supplemental to Trustee Acts

The rights, powers, authorities and discretions given to the Security Agent under or in connection with the Finance Documents shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Agent by law or regulation or otherwise.

28.28 Disapplication of Trustee Acts

Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent permitted by law and regulation, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

28.29 Application of proceeds

Subject to Clause 28.30 (Prospective liabilities), all amounts from time to time received or recovered by the Security Agent pursuant to the terms of any Finance Document or in connection with the realisation or enforcement of all or any part of the Transaction Security (for the purposes of this Clause 28, the "Recoveries") shall be held by the Security Agent on trust to apply them at any time as the Security Agent (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the provisions of this Clause 28), in the following order of priority:

\\1016960 4164-5877-7409 v4 Hogan Lovells

(a) in discharging any sums owing to the Security Agent, any Receiver or any Delegate;

(b) in discharging all costs and expenses incurred by any Finance Party in connection with any realisation or enforcement of the Transaction Security taken in accordance with the terms of this Agreement;

(c) in payment or distribution to the Agent on its own behalf and on behalf of the other Finance Parties for application towards the discharge of the Obligations in accordance with Clause 31 (Payment mechanics)

(d) if none of the Obligors are under any further actual or contingent liability under any Finance Document, in payment or distribution to any person to whom the Security Agent is obliged to pay or distribute in priority to any Obligor; and

(e) the balance, if any, in payment or distribution to the relevant Obligor.

28.30 Prospective liabilities

Following (i) a Declared Default or (ii) the enforcement of any Transaction Security, the Security Agent may, in its discretion hold any amount of the Recoveries in one or more interest bearing suspense or impersonal accounts in the name of the Security Agent with such financial institution (including itself) as the Security Agent shall think fit (the interest being credited to the relevant account) for so long as the Security Agent shall think fit for later application under Clause 28.29 (Application of Proceeds) in respect of:

(a) any sum to any Security Agent, any Receiver or any Delegate; and

(b) any part of the Obligations,

that the Security Agent reasonably considers, in each case, might become due or owing at any time in the future.

28.31 Investment of Cash Proceeds

Prior to the application of the proceeds of the Charged Property in accordance with Clause 28.29 (Application of proceeds) the Security Agent may, in its discretion, hold all or part of any Cash Proceeds in one or more interest bearing suspense or impersonal accounts in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (the interest being credited to the relevant account) pending the application from time to time of those monies in the Security Agent's discretion in accordance with the provisions of this Clause 28.

28.32 Currency conversion

For the purpose of, or pending the discharge of, any of the Obligations the Security Agent may convert any moneys received or recovered by the Security Agent (including, without limitation, any Cash Proceeds) from one currency to another, at the Security Agent's Spot Rate of Exchange.

28.33 Permitted Deductions

The Security Agent shall be entitled, in its discretion, (a) to set aside by way of reserve amounts required to meet and (b) to make and pay, any deductions and withholdings (on account of Taxes or otherwise) which it is or may be required by any law or regulation to make from any distribution or payment made by it under this Agreement, and to pay all

\\1016960 4164-5877-7409 v4 Hogan Lovells

Taxes which may be assessed against it in respect of any of the Charged Property, or as a consequence of performing its duties or exercising its rights, powers, authorities and discretions, or by virtue of its capacity as Security Agent under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).

28.34 Good Discharge

(a) Any distribution or payment to be made in respect of the Obligations by the Security Agent may be made to the Agent on behalf of the Finance Parties.

(b) Any distribution or payment made as described in paragraph (a) above shall be a good discharge to the extent of that payment by the Security Agent.

(c) The Security Agent is under no obligation to make the payments to the Agent under paragraph (a) above in the same currency as that in which the Obligations owing to the relevant Finance Party are denominated pursuant to the relevant Finance Document.

28.35 Calculation of Amounts

For the purpose of calculating any person's share of any amount payable to or by it, the Security Agent shall be entitled to:

(a) notionally convert the Obligations owed to any person into a common base currency (decided in its discretion by the Security Agent), that notional conversion to be made at the spot rate at which the Security Agent is able to purchase the notional base currency with the actual currency of the Obligations owed to that person at the time at which that calculation is to be made; and

(b) assume that all amounts received or recovered as a result of the enforcement or realisation of the Charged Property are applied in discharge of the Obligations in accordance with the terms of the Finance Documents under which those Obligations have arisen.

29. Conduct of business by the finance parties

No provision of any Finance Document will:

(a) interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b) oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c) oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

30. Sharing among the Finance Parties

30.1 Payments to Finance Parties

If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from an Obligor other than in accordance with Clause 31 (Payment mechanics) (a "Recovered Amount") and applies that amount to a payment due under the Finance Documents then:

\\1016960 4164-5877-7409 v4 Hogan Lovells

(a) the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b) the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 31 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c) the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 31.6 (Partial payments).

30.2 Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the "Sharing Finance Parties") in accordance with Clause 31.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

30.3 Recovering Finance Party's rights

On a distribution by the Agent under Clause 30.2 (Redistribution of payments), of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

30.4 Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a) each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the "Redistributed Amount"); and

(b) as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

30.5 Exceptions

(a) This Clause 30 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b) A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

\\1016960 4164-5877-7409 v4 Hogan Lovells

(i) it notified the other Finance Party of the legal or arbitration proceedings; and

(ii) the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

\\1016960 4164-5877-7409 v4 Hogan Lovells

Section 11

Administration

31. Payment mechanics

31.1 Payments to the Agent

(a) On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b) Payment shall be made to such account in the principal financial centre of the country of that currency and with such bank as the Agent, in each case, specifies.

31.2 Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 31.3 (Distributions to an Obligor) and Clause 31.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days' notice with a bank specified by that Party in the principal financial centre of the country of that currency.

31.3 Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 32 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

31.4 Clawback and pre-funding

(a) Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b) Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c) If the Agent has notified the Lenders that it is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

\\1016960 4164-5877-7409 v4 Hogan Lovells

(i) the Agent shall notify the Company of that Lender's identity and the Borrower to whom that sum was made available shall on demand refund it to the Agent; and

(ii) the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

31.5 Impaired Agent

(a) If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 31.1 (Payments to the Agent) may instead either:

(i) pay that amount direct to the required recipient(s); or

(ii) if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of "Acceptable Bank" and in relation to which no Finance Party Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment (the "Paying Party") and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the "Recipient Party" or "Recipient Parties").

In each case such payments must be made on the due date for payment under the Finance Documents.

(b) All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

(c) A Party which has made a payment in accordance with this Clause 31.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d) Promptly upon the appointment of a successor Agent in accordance with Clause 27.13 (Replacement of the Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 31.2 (Distributions by the Agent).

(e) A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(i) that it has not given an instruction pursuant to paragraph (d) above; and

\\1016960 4164-5877-7409 v4 Hogan Lovells

(ii) that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

31.6 Partial payments

(a) If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(i) first, in or towards payment pro rata of any unpaid amount owing to the Agent or the Security Agent under the Finance Documents;

(ii) secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;

(iii) thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents; and

(iv) fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b) The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (a)(iv) above.

(c) Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

31.7 Set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

31.8 Business Days

(a) Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b) During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

31.9 Currency of account

(a) Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b) A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.

\\1016960 4164-5877-7409 v4 Hogan Lovells

(c) Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.

(d) Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e) Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

31.10 Change of currency

(a) Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i) any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii) any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b) If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

31.11 Disruption to payment systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(a) the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b) the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c) the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d) any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the

\\1016960 4164-5877-7409 v4 Hogan Lovells

Finance Documents notwithstanding the provisions of Clause 37 (Amendments and Waivers);

(e) the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 31.11; and

(f) the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

32. Set-off

A Finance Party may, at any time following an Event of Default which is continuing, set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. No security interest is created by this Clause 32.

33. Notices

33.1 Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

33.2 Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a) in the case of the Company, that identified with its name below;

(b) in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c) in the case of the Agent or the Security Agent, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice.

33.3 Delivery

(a) Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i) if by way of fax, when received in legible form; or

\\1016960 4164-5877-7409 v4 Hogan Lovells

(ii) if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 33.2 (Addresses), if addressed to that department or officer.

(b) Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's or Security Agent's signature below (or any substitute department or officer as the Agent or Security Agent shall specify for this purpose).

(c) All notices from or to an Obligor shall be sent through the Agent.

(d) Any communication or document made or delivered to the Company in accordance with this Clause 33.3 will be deemed to have been made or delivered to each of the Obligors or any other member of the Group party to a Finance Document.

(e) Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5:00 pm in the place of receipt shall be deemed only to become effective on the following day.

33.4 Notification of address and fax number

Promptly upon changing its address or fax number, the Agent shall notify the other Parties.

33.5 Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

33.6 Electronic communication

(a) Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i) notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii) notify each other of any change to their address or any other such information supplied by them by not less than five Business Days' notice.

(b) Any such electronic communication as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

\\1016960 4164-5877-7409 v4 Hogan Lovells

(c) Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or Security Agent shall specify for this purpose.

(d) Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5:00 pm in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e) Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 33.6.

33.7 Use of websites

(a) The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the "Website Lenders") who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the "Designated Website") if:

(i) the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii) both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii) the information is in a printable format or otherwise capable of being downloaded by the relevant Website Lender and is in a format previously agreed between the Company and the Agent.

If any Lender (a "Paper Form Lender") does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall at its own cost supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall at its own cost supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b) The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(c) The Company shall promptly upon becoming aware of its occurrence notify the Agent if:

(i) the Designated Website cannot be accessed due to technical failure;

(ii) the password specifications for the Designated Website change;

(iii) any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv) any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

\\1016960 4164-5877-7409 v4 Hogan Lovells

(v) the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Agent under sub-paragraph (c)(i) or sub-paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d) Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall at its own cost comply with any such request within ten Business Days.

33.8 English language

(a) Any notice given under or in connection with any Finance Document must be in English.

(b) All other documents provided under or in connection with any Finance Document must be:

(i) in English; or

(ii) if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

34. Calculations and certificates

34.1 Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

34.2 Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

34.3 Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.

35. Partial invalidity

If, at any time, any provision of any Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

\\1016960 4164-5877-7409 v4 Hogan Lovells

36. Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of any Finance Party or Secured Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

37. Amendments and waivers

37.1 Required consents

(a) Subject to Clause 37.2 (All Lender matters) and Clause 37.3 (Other exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Company and any such amendment or waiver will be binding on all Parties.

(b) The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 37.

(c) Without prejudice to the generality of paragraphs (c), (d) and (e) of Clause 27.7 (Rights and discretions), the Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.

(d) Each Obligor agrees to any such amendment or waiver permitted by this Clause 37 which is agreed to by the Company. This includes any amendment or waiver which would, but for this paragraph (d), require the consent of all of the Guarantors.

(e) Paragraph (c) of Clause 25.9 (Pro Rata Interest Settlement) shall apply to this Clause 37.

37.2 All Lender matters

Subject to Clause 37.4 (Changes to reference rates), an amendment, waiver or (in the case of a Transaction Security Document) a consent of, or in relation to, any term of any Finance Document that has the effect of changing or which relates to:

(a) the definition of "Majority Lenders" in Clause 1.1 (Definitions);

(b) an extension to the date of payment of any amount under the Finance Documents;

(c) a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d) a change in currency of payment of any amount under the Finance Documents;

(e) an increase in any Commitment or the Total Commitments, an extension of any Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the relevant Facility;

(f) a change to the Borrowers or Guarantors other than in accordance with Clause 26 (Changes to the Obligors);

\\1016960 4164-5877-7409 v4 Hogan Lovells

(g) any provision which expressly requires the consent of all the Lenders;

(h) Clause 2.3 (Finance Parties' rights and obligations), Clause 5.1 (Delivery of a Utilisation Request), Clause 7.1 (Illegality), the definition of "Change of Control" in Clause 1.1 (Definitions), Clause 9.8 (Application of prepayments), Clause 25 (Changes to the Lenders), Clause 26 (Changes to the Obligors) this Clause 37, Clause 42 (Governing law) or Clause 43.1 (Jurisdiction of English courts);

(i) (other than as expressly permitted by the provisions of any Finance Document) the nature or scope of:

(i) the guarantee and indemnity granted under Clause 19 (Guarantee and indemnity);

(ii) the Charged Property; or

(iii) the manner in which the proceeds of enforcement of the Transaction Security are distributed

(except in the case of paragraphs (ii) and (iii) above, insofar as it relates to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document); or

(j) the release of any guarantee and indemnity granted under Clause 19 (Guarantee and indemnity) or of any Transaction Security unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is permitted under this Agreement or any other Finance Document, shall not be made, or given, without the prior consent of all the Lenders.

37.3 Other exceptions

An amendment or waiver which relates to the rights or obligations of the Agent, the Arranger or the Security Agent (each in their capacity as such) may not be effected without the consent of the Agent, the Arranger or the Security Agent, as the case may be.

37.4 Changes to reference rates

Subject to Clause 37.3 (Other exceptions), if a Published Rate Replacement Event has occurred in relation to any Published Rate, any amendment or waiver which relates to:

(a) providing for the use of a Replacement Reference Rate in place of that Published Rate; and

(b)

(i) aligning any provision of any Finance Document to the use of that Replacement Reference Rate;

(ii) enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);

\\1016960 4164-5877-7409 v4 Hogan Lovells

(iii) implementing market conventions applicable to that Replacement Reference Rate;

(iv) providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or

(v) adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Company.

In this Clause 37.4:

"Published Rate" means:

(a) the Term SOFR for any Quoted Tenor; or

(b) SOFR;

"Published Rate Replacement Event" means, in relation to a Published Rate:

(a) the methodology, formula or other means of determining that Published Rate has, in the opinion of the Majority Lenders and the Company materially changed;

(b)

(i)

(1) the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or

(2) information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;

(ii) the administrator of that Published Rate publicly announces that it has ceased or will cease, to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;

(iii) the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued; or

\\1016960 4164-5877-7409 v4 Hogan Lovells

(iv) the administrator of that Published Rate or its supervisor announces that such Published Rate may no longer be used; or

(c) in the opinion of the Majority Lenders and the Company, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

"Quoted Tenor" means, in relation to Term SOFR, any period for which that rate is customarily displayed on the relevant page or screen of an information service.

"Relevant Nominated Body" means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

"Replacement Reference Rate" means a reference rate which is:

(a) formally designated, nominated or recommended as the replacement for a Published Rate by:

(i) the administrator of that Published Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by that Published Rate); or

(ii) any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the "Replacement Reference Rate" will be the replacement under paragraph (ii) above;

(b) in the opinion of the Majority Lenders and the Company, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Published Rate; or

(c) in the opinion of the Majority Lenders and the Company, an appropriate successor to a Published Rate.

38. Confidential Information

38.1 Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 38.2 (Disclosure of Confidential Information) and Clause 38.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

38.2 Disclosure of Confidential Information

Any Finance Party may disclose:

(a) to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there

\\1016960 4164-5877-7409 v4 Hogan Lovells

shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b) to any person:

(i) to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Agent and, in each case, to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(ii) with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(iii) appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 27.15 (Relationship with the Lenders));

(iv) who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above or any other financing source of a Finance Party who has provided financing in connection with the Facilities;

(v) to whom information is required or requested to be disclosed by any court of competent jurisdiction, any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi) to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii) to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 25.8 (Security Interests over Lenders' rights);

(viii) who is a Party; or

(ix) with the consent of the Company;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(1) in relation to the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional

\\1016960 4164-5877-7409 v4 Hogan Lovells

obligations to maintain the confidentiality of the Confidential Information;

(2) in relation to paragraph, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(3) in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c) to any person appointed by that Finance Party or by a person to whom sub paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party; and

(d) to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

38.3 Disclosure to numbering service providers

(a) Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:

(i) names of Obligors;

(ii) country of domicile of Obligors;

(iii) place of incorporation of Obligors;

(iv) date of this Agreement;

(v) Clause 42 (Governing law);

(vi) the names of the Agent and the Arranger;

\\1016960 4164-5877-7409 v4 Hogan Lovells

(vii) date of each amendment and restatement of this Agreement;

(viii) amounts of, and names of, the Facilities (and any tranches);

(ix) amount of Total Commitments;

(x) currencies of the Facilities;

(xi) type of Facilities;

(xii) ranking of Facilities;

(xiii) Termination Date for Facilities;

(xiv) changes to any of the information previously supplied pursuant to paragraphs (i) to (xiii) above; and

(xv) such other information agreed between such Finance Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b) The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c) The Agent shall notify the Company and the other Finance Parties of:

(i) the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facilities and/or one or more Obligors; and

(ii) the number or, as the case may be, numbers assigned to this Agreement, the Facilities and/or one or more Obligors by such numbering service provider.

38.4 Entire agreement

This Clause 38 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

38.5 Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

\\1016960 4164-5877-7409 v4 Hogan Lovells

38.6 Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company of the circumstances of any disclosure by it of Confidential Information made pursuant to sub paragraph (b)(v) of Clause 38.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function.

38.7 Continuing obligations

The obligations in this Clause 38 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a) The date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b) the date on which such Finance Party otherwise ceases to be a Finance Party.

39. Confidentiality of Funding rates

39.1 Confidentiality and disclosure

(a) The Agent and each Obligor agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b) and (c) below.

(b) The Agent may disclose:

(i) any Funding Rate to the relevant Borrower pursuant to Clause 10.4 (Notification of rates of interest); and

(ii) any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender or Reference Bank, as the case may be.

(c) The Agent and each Obligor may disclose any Funding Rate to:

(i) any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;

(ii) any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock

\\1016960 4164-5877-7409 v4 Hogan Lovells

exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii) any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv) any person with the consent of the relevant Lender or Reference Bank, as the case may be.

39.2 Related obligations

(a) The Agent and each Obligor acknowledge that each Funding Rate is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate for any unlawful purpose.

(b) The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender:

(i) of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 39.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii) upon becoming aware that any information has been disclosed in breach of this Clause 39.

39.3 No Event of Default

No Event of Default will occur under Clause 24.3 (Other obligations) by reason only of an Obligor's failure to comply with this Clause 39.

40. Contractual recognition of bail-in

40.1 Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a) any Bail-In Action in relation to any such liability, including (without limitation):

\\1016960 4164-5877-7409 v4 Hogan Lovells

(i) a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii) a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii) a cancellation of any such liability; and

(b) a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

40.2 For the purposes of this Clause 40:

"Article 55 BRRD" means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

"Bail-In Action" means the exercise of any Write-down and Conversion Powers.

"Bail-In Legislation" means:

(a) in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b) in relation to the United Kingdom, the UK Bail-In Legislation.

"EEA Member Country" means any member state of the European Union, Iceland, Liechtenstein and Norway.

"EU Bail-In Legislation Schedule" means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

"Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers.

"UK Bail-In Legislation" means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

"Write-down and Conversion Powers" means:

(a) in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b) in relation to the UK Bail-In Legislation any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability

\\1016960 4164-5877-7409 v4 Hogan Lovells

or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers.

41. Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

\\1016960 4164-5877-7409 v4 Hogan Lovells

Section 12

Governing law and enforcement

42. Governing law

This Agreement and all non-contractual obligations arising in any way whatsoever out of or in connection with this Agreement shall be governed by, construed and take effect in accordance with English law.

43. Enforcement

43.1 Jurisdiction of English courts

(a) The courts of England have exclusive jurisdiction to decide any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or the consequences of its nullity or any non-contractual obligations arising out of or in connection with this Agreement) (a "Dispute").

(b) The Parties agree that the courts of England are the most appropriate and convenient courts to decide Disputes and accordingly no Party will argue to the contrary.

43.2 Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(a) irrevocably appoints the Company at 108 Cannon Street, London EC4N 6EU at the Original Effective Date (or such other address in England and Wales as the Company may notify to the Agent in writing) as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document (and the Company by its execution of this Agreement, accepts that appointment); and

(b) agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned; and

(c) if any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Company (on behalf of all the Obligors) must immediately (and in any event within five days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

43.3 Waiver of immunity

Each Obligor (to the fullest extent permitted by law) irrevocably and unconditionally:

(a) agrees not to claim any immunity from proceedings brought against it by any Finance Party in relation to any Finance Document, and to ensure that no such claim is made on its behalf;

(b) waives all rights of immunity in respect of it or its assets; and

\\1016960 4164-5877-7409 v4 Hogan Lovells

(c) consents generally in respect of such proceedings to the giving of relief or the issue of any process in connection with such proceedings.

This Agreement has been entered into on the date stated at the beginning of this Agreement and executed as a deed by each Obligor and is intended to be and is delivered by them as a deed on the date specified above.

\\1016960 4164-5877-7409 v4 Hogan Lovells

\\1016960 4164-5877-7409 v4 Hogan Lovells

Schedule 1

The Original Parties

Part 1
The Original Obligors

The Borrower	Registration number (or equivalent, if any) and Original Jurisdiction
Orchard Therapeutics plc	11494381, England and Wales

The Original Guarantors	Registration number (or equivalent, if any) and Original Jurisdiction
Orchard Therapeutics plc	11494381, England and Wales
Orchard Therapeutics (Europe) Limited	09759506, England and Wales
Orchard Therapeutics North America	C3896310, California, USA

\\1016960 4164-5877-7409 v4 Hogan Lovells

Part 2
The Original Lenders (as at the First Effective Date)

[***]

\\1016960 4164-5877-7409 v4 Hogan Lovells

\\1016960 4164-5877-7409 v4 Hogan Lovells

Schedule 2

Conditions Precedent

Part 1
Conditions precedent to signing of the Agreement on the Original Effective Date

1. Obligors

(a) A copy of the Constitutional Documents and the constitutional documents of each Original Obligor, in each case, with such amendments as the Security Agent may reasonably request.

(b) A copy of a resolution of the board or, if applicable, a committee of the board of directors of the Company and each Original Obligor:

(i) approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Finance Documents to which it is a party;

(ii) authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii) authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c) If applicable, a copy of a resolution of the board of directors of the relevant company, establishing the committee referred to in paragraph (b) above.

(d) A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Finance Documents and related documents.

(e) If required by applicable law, a copy of a resolution signed by all the holders of the issued shares in each Original Obligor (other than the Company), approving the terms of, and the transactions contemplated by, the Finance Documents to which the Original Obligor is a party.

(f) If applicable, a copy of a resolution of the board of directors of each corporate shareholder of each Original Obligor (other than the Company) approving the terms of the resolution referred to in paragraph (e) above.

(g) A certificate of the Company (signed by a director or officer) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on it or Orchard Therapeutics (Europe) Limited to be exceeded.

(h) A certificate of the Orchard Therapeutics North America (signed by a director or officer) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

\\1016960 4164-5877-7409 v4 Hogan Lovells

(i) A certificate of an authorised signatory of the Company certifying that each copy document relating to it and Orchard Therapeutics (Europe) Limited specified in this Part 1 of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement.

(j) A certificate of an authorised signatory of Orchard Therapeutics North America certifying that each copy document relating to it specified in this Part 1 of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement.

(k) With respect to each US Obligor, a long-form certificate of good standing and certified charter documents from the Secretary of State of such Person’s state of organisation).

2. Finance Documents

(a) This Agreement executed by members of the Group party to this Agreement.

(b) The Fee Letters executed by the Company.

(c) At least two originals of each of the following Transaction Security Documents executed by the Original Obligor specified below opposite the relevant Transaction Security Document:

Name of Original Obligor	Transaction Security Document	Governing law of document
The Company	Debenture	English law
Orchard Therapeutics (Europe) Limited	Debenture	English law
Orchard Therapeutics (Europe) Limited	Pledge Agreement	New York law
Orchard Therapeutics North America	Security Agreement	New York law

(d) A copy of all notices required to be sent under the Transaction Security Documents duly acknowledged by the addressees.

(e) Originals of all share certificates, transfers and stock transfer forms (all stock transfer forms to be executed by two directors or a director and the secretary of the company that owns the relevant shares but with the sections relating to the consideration and the transferee left blank) or equivalent, duly executed by the relevant Obligor in relation to the assets subject to or expressed to be subject to the Transaction Security and other documents of title to be provided under the Transaction Security Documents.

(f) In respect of each company incorporated in the United Kingdom whose shares are the subject of the Transaction Security (a "Charged Company"), either:

(i) a certificate of an authorised signatory of the Company certifying that:

\\1016960 4164-5877-7409 v4 Hogan Lovells

(1) each member of the Group has complied within the relevant timeframe with any notice it has received pursuant to Part 21A of the Companies Act 2006 from that Charged Company; and

(2) no "warning notice" or "restrictions notice" (in each case as defined in Schedule 1B of the Companies Act 2006) has been issued in respect of those shares,

together with a copy of the "PSC register" (within the meaning of section 790C(10) of the Companies Act 2006) of that Charged Company which, in the case of a Charged Company that is a member of the Group, is certified by an authorised signatory of the Company to be correct, complete and not amended or superseded as at a date no earlier than the date of this Agreement; or

(ii) a certificate of an authorised signatory of the Company certifying that such Charged Company is not required to comply with Part 21A of the Companies Act 2006.

(g) Any document or information required to be delivered to the Agent or the Security Agent on or prior to the Closing Date pursuant to the terms of any Transaction Security Document and not otherwise specifically referred to in this Schedule.

3. Legal opinions

The following legal opinions, each addressed to the Agent, the Security Agent and the Original Lenders and capable of being relied upon by any persons who become Lenders pursuant to the primary syndication of the Facilities:

(a) a legal opinion of Hogan Lovells International LLP, legal advisers to the Agent and the Arranger as to English law substantially in the form distributed to the Original Lenders prior to signing this Agreement;

(b) a legal opinion of Ashurst LLP, legal advisers to the US Obligor as to California law substantially in the form distributed to the Original Lenders prior to signing this Agreement; and

(c) a legal opinion of Ashurst LLP, legal advisers to the US Obligor as to New York law substantially in the form distributed to the Original Lenders prior to signing this Agreement,

each substantially in the form distributed to the Original Lenders prior to signing this Agreement.

4. Other documents and evidence

(a) Evidence that any process agent referred to in Clause 43.2 (Service of process), if not an Original Obligor, has accepted its appointment.

(b) The Investment Policy.

(c) The Group Structure Chart.

(d) The Base Case Model.

\\1016960 4164-5877-7409 v4 Hogan Lovells

(e) A copy, certified by an authorised signatory of the Company to be a true copy, of the Original Financial Statements of each Obligor.

(f) A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary (if it has notified the Company accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(g) Any information and evidence in respect of any Obligor required by any Finance Party to enable it to be satisfied with the results of all "know your customer" or other checks which it is required to carry out in relation to such person.

(h) Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 13 (Fees), Clause 14.6 (Stamp taxes) and Clause 18 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

(i) Lien searches customary in the jurisdiction of formation of such Original Obligor.

(j) Financing Statements (or local law equivalents) required pursuant to any Financing Document.

\\1016960 4164-5877-7409 v4 Hogan Lovells

Part 2
Conditions precedent required to be delivered by an Additional Obligor

1. An Accession Deed executed by the Additional Obligor and the Company.

2. A copy of the constitutional documents of the Additional Obligor, with such amendments as the Agent may reasonably require.

3. A copy of a resolution of the board of directors of the Additional Obligor:

(a) approving the terms of, and the transactions contemplated by, the Accession Deed and the Finance Documents and resolving that it execute, deliver and perform the Accession Deed and any other Finance Document to which it is party;

(b) authorising a specified person or persons to execute the Accession Deed and other Finance Documents on its behalf;

(c) authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(d) authorising the Company to act as its agent in connection with the Finance Documents.

4. A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5. If required by applicable law, a copy of a special resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

6. If applicable, a copy of a resolution of the board of directors of each corporate shareholder of each Additional Guarantor approving the terms of the resolution referred to in paragraph 5 above.

7. A certificate of the Additional Obligor (signed by a director or officer) confirming that: (1) borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded; and (2) the Additional Obligor has positive net assets.

8. A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part 2 of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Accession Deed.

9. A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Deed or for the validity and enforceability of any Finance Document.

10. If available, the latest audited financial statements of the Additional Obligor.

11. The following legal opinions, each addressed to the Agent, the Security Agent and the Lenders:

\\1016960 4164-5877-7409 v4 Hogan Lovells

(a) A legal opinion of Hogan Lovells International LLP as advisers to the Agent in England, as to English law in the form distributed to the Lenders prior to signing the Accession Deed.

(b) If the Additional Obligor is incorporated in or has its "centre of main interest" or "establishment" (as referred to in Clause 20.27 (Centre of main interests and establishments)) in a jurisdiction other than England and Wales or is executing a Finance Document which is governed by a law other than English law, a legal opinion of the legal advisers to the Agent in the jurisdiction of its incorporation, "centre of main interest" or "establishment" (as applicable) or, as the case may be, the jurisdiction of the governing law of that Finance Document (the "Applicable Jurisdiction") as to the law of the Applicable Jurisdiction and in the form distributed to the Lenders prior to signing the Accession Deed and, in the case of an Additional Obligor that will be a US Obligor, the legal advisers to the Company or to the Additional Obligor will also provide customary opinions (including as to creation and perfection of security interests) as to New York law, Delaware law (or such other state, territory or district as shall be the jurisdiction of organisation of that US Obligor or whose law shall govern with respect to the perfection of security interests) and the federal law of the United States. The legal advisers to the Company or to the Additional Obligor will also provide customary opinions with respect to security interests granted by non-US Obligors covering interests in US companies or US property.

(c) If an Obligor or Additional Obligor (as the case may be) grants security over the shares it owns in a Subsidiary where that Subsidiary is incorporated in a different jurisdiction from the jurisdiction of that Obligor, legal opinions of the legal advisers to the Agent:

(i) in the Applicable Jurisdiction for the relevant Transaction Security Document; and

(ii) in the jurisdiction where the relevant Obligor or Additional Obligor is incorporated, or has its centre of main interests or "establishment" (as applicable).

12. If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 43.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

13.

(a) The Transaction Security Documents or other security documents which subject to the Agreed Security Principles are required by the Agent to be executed by the proposed Additional Obligor.

(b) Such evidence concerning the PSC register (within the meaning of S790C(10) of the Act) of any company incorporated in the United Kingdom whose shares are to be charged by an Additional Obligor as the Agent may reasonably request.

14. Any notices or documents (including title deeds) required to be given or executed under the terms of those security documents referred to in paragraph 13 above.

15. Share certificates and stock transfer forms executed in blank (as described in paragraph 2(e) of Part 1 of this Schedule) as required by any security document.

\\1016960 4164-5877-7409 v4 Hogan Lovells

16.

(a) In relation to Additional Obligors incorporated in England and Wales or Scotland, evidence that members of the Group incorporated in England and Wales or Scotland have done all that is necessary (including, without limitation, by re-registering as a private company) to ensure that the relevant Additional Obligor can enter into the Finance Documents and perform its obligations under the Finance Documents without breach of any applicable financial assistance or capital maintenance laws. Such evidence shall include copies of board and special resolutions for each relevant Additional Obligor and copies of the registers of directors and shareholders of each relevant Additional Obligor.

(b) If the Additional Obligor is not incorporated in England and Wales or Scotland, such documentary evidence as legal counsel to the Agent may require, that such Additional Obligor:

(i) has complied with any law in its jurisdiction relating to financial assistance or analogous process; and

(ii) is not an overseas company which has registered an establishment in the UK under the Overseas Companies Regulations 2009 (SI 2009/1801), or, if that Additional Obligor has so registered a UK establishment: (1) giving the full name and registered number of such UK establishment; (2) attaching a certified copy of that company's own internal register of charges; and (3) confirming that the Additional Obligor has not created any charges (whether registrable or not) which have not been registered on that register of charges for any reason.

17. Evidence that all necessary or desirable Authorisations from any government authority or other regulatory body in connection with the entry into and performance of the transactions contemplated by the Accession Deed, any Finance Document or Transaction Document to which the Additional Obligor is party or for the validity or enforceability of any of those documents have been obtained and are in full force and effect, together with certified copies of those obtained.

18. A certificate of the Company confirming that no Default is continuing or would occur as a result of the Additional Obligor executing the Accession Deed or the Finance Documents or the Finance Documents to which it is party.

19. Such other information or documents that the Agent may reasonably require, including any information and evidence in respect of the Additional Obligor required by any Finance Party to enable it to be satisfied with the results of all "know your customer" or other checks which it is required to carry out in relation to such Obligor.

20. A copy of the register listing the directors of the Additional Obligor.

21. If the Additional Obligor is incorporated in a state of the United States or the District of Columbia each US Obligor also will be required to deliver a certificate of good standing and certified charter documents from the Secretary of State of the State of Delaware (or other state of organisation).

22. Lien searches customary in the jurisdiction of formation of such Additional Obligor.

23. Financing Statements (or local law equivalents) required pursuant to any Financing Document.

\\1016960 4164-5877-7409 v4 Hogan Lovells

\\1016960 4164-5877-7409 v4 Hogan Lovells

\\1016960 4164-5877-7409 v4 Hogan Lovells

Schedule 3

Requests

Part 1
Utilisation Request

From: [Borrower]/[Company]

To: [Agent]

Dated:

Dear Sirs

[Company] – Senior Facilities Agreement dated [ *** ] (the "Facilities Agreement")

1. We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2. We wish to borrow a Loan on the following terms:

(a)	Borrower:	[ *** ]
(b)	Proposed Utilisation Date:	[ *** ] (or, if that is not a Business Day, the next Business Day)
(c)	Facility to be utilised:	[Facility A1]/[Facility A2]/[Facility B]/[Facility C]
(d)	Currency of Loan:	US Dollars
(e)	Amount:	[ *** ] or, if less, the Available Facility
(f)	Interest Period:	[ *** ]

3. We confirm that each condition specified in Clause 4.2 (Further conditions precedent) of the Facilities Agreement is satisfied on the date of this Utilisation Request.

4. The proceeds of this Loan should be credited to [account].

5. This Utilisation Request is irrevocable.

Yours faithfully

…………………………………

authorised signatory for

[the Company on behalf of [insert name of relevant Borrower]/[insert name of Borrower]

\\1016960 4164-5877-7409 v4 Hogan Lovells

Part 2
Selection Notice

From: [Borrower]/[Company]

To: [Agent]

Dated:

Dear Sirs

[Company] - [ *** ] Senior Facilities Agreement dated [ *** ] (the "Facilities Agreement")

1. We refer to the Facilities Agreement. This is a Selection Notice. Terms defined in the Facilities Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2. We refer to the following [Facility A1 Loan / Facility A2 Loan / Facility B Loan / Facility C Loan].

3. We request that the next Interest Period for the above Loan[s] is [ *** ].

4. This Selection Notice is irrevocable.

Yours faithfully,

....................................

authorised signatory for

[the Company on behalf of]/[insert name of Relevant Borrower]

\\1016960 4164-5877-7409 v4 Hogan Lovells

\\1016960 4164-5877-7409 v4 Hogan Lovells

Schedule 4

Form of Transfer Certificate

To: [ *** ] as Agent and [ *** ] as Security Agent

From: [The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender")

Dated:

[Company] – Senior Facilities Agreement dated [ *** ] (the "Facilities Agreement")

1. We refer to the Facilities Agreement. This agreement (the "Agreement") shall take effect as a Transfer Certificate for the purpose of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2. We refer to Clause 25.5 (Procedure for transfer) of the Facilities Agreement:

(a) The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation and in accordance with Clause 25.5 (Procedure for transfer) of the Facilities Agreement all of the Existing Lender's rights and obligations under the Facilities Agreement, the other Finance Documents and in respect of the Transaction Security which relate to that portion of the Existing Lender's Commitment(s) and participations in Utilisations under the Facilities Agreement as specified in the Schedule [OR] [ *** Each Existing Lender listed in Part 1 of the Schedule transfers by novation to each New Lender listed in Part 2 of the Schedule that portion of the outstanding Utilisations and Commitments in accordance with Clause 25.5 (Procedure for transfer), such that:

(i) each New Lender will become a Lender under the Agreement with the respective Commitment and portion of outstanding Utilisations set out opposite its name in Part 3 of the Schedule; and

(ii) each Existing Lender's Commitment and portion of outstanding Utilisations will be reduced to the amounts set out opposite its name in Part 3 of the Schedule. *** ]

(b) The proposed Transfer Date is [ *** ].

(c) The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 33.2 (Addresses) of the Facilities Agreement are set out in the Schedule.

3. [ *** The/Each *** ] New Lender expressly acknowledges the limitations on the Existing Lender['s][s'] obligations set out in paragraph (c) of Clause 25.4 (Limitation of responsibility of Existing Lenders) of the Facilities Agreement.

4. The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a) [a Qualifying Lender (other than a Treaty Lender);]

(b) [a Treaty Lender;]

(c) [not a Qualifying Lender].

\\1016960 4164-5877-7409 v4 Hogan Lovells

5. [ *** The/Each New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a) a company resident in the United Kingdom for United Kingdom tax purposes; or

(b) a partnership each member of which is:

(i) a company so resident in the United Kingdom; or

(ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

6. [The New Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [ ]) and is tax resident in [insert jurisdiction of tax residence], so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax requests that the Company notify

(a) each Borrower which is a Party as a Borrower as at the Transfer Date ; and

(b) each Additional Borrower which becomes an Additional Borrower after the Transfer Date,

that it wishes that scheme to apply to the Facilities Agreement.]

7. This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

8. For the purpose of Clause 33.7 (Use of websites) the New Lender is a [ *** Website Lender *** ] [ *** Paper Form Lender *** ]. *** ] OR [ *** each New Lender specifies in Part 4 of the Schedule opposite its name whether it is a Website Lender or a Paper Form Lender. *** ]

9. This Agreement and all non-contractual obligations arising in any way whatsoever out of or in connection with this Agreement shall be governed by, construed and take effect in accordance with English law.

10. This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:

The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender's interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender's Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

\\1016960 4164-5877-7409 v4 Hogan Lovells

\\1016960 4164-5877-7409 v4 Hogan Lovells

The Schedule

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]
By:	By:

This Agreement is accepted as a Transfer Certificate for the purposes of the Facilities Agreement by the Agent and the Security Agent and the Transfer Date is confirmed as [ *** ].

[Agent]

By:

[Security Agent]

By:

\\1016960 4164-5877-7409 v4 Hogan Lovells

\\1016960 4164-5877-7409 v4 Hogan Lovells

Schedule 5

Form of Assignment Agreement

To: [ *** ] as Agent, [***] ad Security Agent and [ *** ] as Company, for and on behalf of each Obligor.

From: [the Existing Lender] (the "Existing Lender") and [the New Lender] (the "New Lender")

Dated: [ *** ]

[Company] - [ *** ] Senior Facilities Agreement dated [ *** ] (the "Facilities Agreement")

1. We refer to the Facilities Agreement. This is an Assignment Agreement. This agreement (the "Agreement") shall take effect as an Assignment Agreement for the purposes of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2. We refer to Clause 25.6 (Procedure for assignment) of the Facilities Agreement.

(a) The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facilities Agreement, the other Finance Documents and in respect of the Transaction Security which correspond to that portion of the Existing Lender's Commitment(s) and participations in Utilisations under the Facilities Agreement as specified in the Schedule;

(b) The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender's Commitment(s) and participations in Utilisations under the Facilities Agreement specified in the Schedule.

(c) The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3. The proposed Transfer Date is [ *** ]

4. On the Transfer Date the New Lender becomes Party to the relevant Finance Documents as a Lender.

5. The Facility office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 33.2 (Addresses) of the Facilities Agreement are set out in the Schedule.

6. The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 25.4 (Limitation of responsibility of Existing Lenders) of the Facilities Agreement.

7. The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a) [a Qualifying Lender (other than a Treaty Lender);]

(b) [a Treaty Lender;]

(c) [not a Qualifying Lender].

\\1016960 4164-5877-7409 v4 Hogan Lovells

8. [ *** The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a) a company resident in the United Kingdom for United Kingdom tax purposes;

(b) a partnership each member of which is:

(i) a company so resident in the United Kingdom; or

(ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

9. [The New Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [ ]) and is tax resident in [insert jurisdiction of tax residence], so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax requests that the Company notify:

(a) each Borrower which is a Party as a Borrower as at the Transfer Date; and

(b) each Additional Borrower which becomes an Additional Borrower after the Transfer Date the Borrower that it wishes that scheme to apply to the Facilities Agreement.]

10. This Agreement acts as notice to the Agent (on behalf of each Finance Party) and upon delivery in accordance with Clause 25.7 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company) to the Company (on behalf of each Obligor) of the assignment referred to in this Assignment Agreement.

11. This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

12. For the purpose of Clause 33.7 (Use of websites) the New Lender is a [ *** Website Lender *** ] [ *** Paper Form Lender *** ]

13. This Agreement and all non-contractual obligations arising in any way whatsoever out of or in connection with this Assignment Agreement shall be governed by, construed and take effect in accordance with English law.

14. This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:

The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Lender's interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required

\\1016960 4164-5877-7409 v4 Hogan Lovells

to perfect a transfer of such a share in the Existing Lender's Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

\\1016960 4164-5877-7409 v4 Hogan Lovells

The Schedule

Commitment/rights and obligations to be transferred by

assignment, release and accession

[ *** insert relevant details *** ]

[ *** Facility office address, fax number and attention details for notices and account details for payments *** ]

[ *** Existing Lender *** ]	[ *** New Lender *** ]
By:	By:

This Agreement is accepted as an Assignment Agreement for the purposes of the Facilities Agreement by the Agent and the Security Agent and the Transfer Date is confirmed as [ *** ].

[ *** Signature of this Agreement by confirmation by the Agent of receipt of notice of the assignment referred to in this Agreement, which notice the Agent receives on behalf of each Finance Party. *** ]

[ *** Agent *** ]

By:

[ *** Security Agent ***]

By:

\\1016960 4164-5877-7409 v4 Hogan Lovells

\\1016960 4164-5877-7409 v4 Hogan Lovells

Schedule 6

Form of Accession Deed

To:	[ *** ] as Agent
From:	[Subsidiary] and [Company]

Dated:

Dear Sirs

[Company] – Senior Facilities Agreement dated [ *** ] (the "Facilities Agreement")

1. We refer to the Facilities Agreement. This deed (the "Accession Deed") shall take effect as an Accession Deed for the purposes of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in paragraphs 1-4 of this Accession Deed unless given a different meaning in this Accession Deed.

2. [Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Facilities Agreement and the other Finance Documents as an Additional [Borrower]/[Guarantor] pursuant to [Clause 26.2 (Additional Borrowers)]/[Clause 26.2 (Additional Guarantors)] of the Facilities Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited liability company with registered number [ *** ].

3. [The Company confirms that no Default is continuing or would occur as a result of [Subsidiary] becoming an Additional Borrower.]

4. [Subsidiary's] administrative details for the purposes of the Facilities Agreement are as follows:

Address:

Fax No.:

Attention:

the "Relevant Documents".

5. This Accession Deed [and all non-contractual obligations arising in any way whatsoever out of or in connection with this Accession Deed] shall be governed by, construed and take effect in accordance with English law.

This Accession Deed has been signed on behalf of the Company and executed as a deed by [Subsidiary] and is delivered on the date stated above.

\\1016960 4164-5877-7409 v4 Hogan Lovells

[Subsidiary]

[Executed as a Deed	)
by: [Subsidiary]	)

Director

Director/Secretary

OR

[Executed as a Deed	)
by: [Subsidiary]	)

Signature of Director:	________________________________________
Name of Director:	________________________________________
in the presence of:
Signature of witness:
Name of witness:	________________________________________
Address of witness:	________________________________________
________________________________________
________________________________________
________________________________________
________________________________________
________________________________________
Occupation of witness:	________________________________________

The Company

[Company]

By:

\\1016960 4164-5877-7409 v4 Hogan Lovells

\\1016960 4164-5877-7409 v4 Hogan Lovells

Schedule 7

Form of Resignation Letter

To: [ ] as Agent

From: [resigning Obligor] and [Company]

Dated:

Dear Sirs

[Company] – [ ] Senior Facilities Agreement dated [ ] (the "Facilities Agreement")

1. We refer to the Facilities Agreement. This is a Resignation Letter. Terms defined in the Facilities Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2. Pursuant to [Clause 26.3 (Resignation of a Borrower)]/[Clause 26.5 (Resignation of a Guarantor)] of the Facilities Agreement, we request that resigning Obligor be released from its obligations as a [Borrower]/[Guarantor] under the Facilities Agreement and the Finance Documents.

3. We confirm that:

(a) no Default is continuing or would result from the acceptance of this request; and

(b) this request is given in relation to a Third Party Disposal of [resigning Obligor];

(c) the Disposal Proceeds have been or will be applied in accordance with Clause 8.2 (Disposal, Insurance and Acquisition Proceeds) of the Facilities Agreement;

(d) [ ].

4. This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

[Company]	[resigning Obligor]
By:	By:

\\1016960 4164-5877-7409 v4 Hogan Lovells

\\1016960 4164-5877-7409 v4 Hogan Lovells

Schedule 8

Form of Compliance Certificate

To: [ *** ] as Agent

From: [Company]

Dated:

Dear Sirs

[Company] - Senior Facilities Agreement dated [ *** ] (the "Facilities Agreement")

1. We refer to the Facilities Agreement. This is a Compliance Certificate. Terms defined in the Facilities Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2. We confirm that:

[Insert details of covenants to be certified] and the aggregate amount of cash and cash equivalents held by the Group as of the date hereof is $[____] and the aggregate amount of Group Unrestricted Cash as of the date hereof is $[____].

[Net Revenue for the trailing twelve month period ended as of the date hereof, was $[____], as evidenced by the Financial Statements attached hereto.]

3. We confirm that no Default is continuing.

Signed: …………………………………..	……………………………………………………

Director/Officer Of [Company]	Director/Officer Of [Company]

\\1016960 4164-5877-7409 v4 Hogan Lovells

Schedule 9

Timetables

Loans

Loans in dollars
Delivery of a duly completed initial Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)) or a Selection Notice (Clause 11.1 (Selection of Interest Periods and Terms))	U-2 9.30 am
Delivery of a duly completed Utilisation Request (other than the initial Utilisation Request) (Clause 5.1 (Delivery of a Utilisation Request))	U-10 9.30 am

Agent determines (in relation to a Utilisation) the amount of the Loan, if required under Clause 5.4 (Lenders' participation) and notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders' participation)

U-1 Noon
Reference Rate is fixed	Quotation Day

"U"	=	date of utilisation or, if applicable, in the case of a Loan that has already been borrowed, the first day of the relevant Interest Period for that Loan.
"U-X"	=	X Business Days prior to date of utilisation

\\1016960 4164-5877-7409 v4 Hogan Lovells

Schedule 10

Form of Increase Confirmation

To: [ ] as Agent, [ ] as Security Agent and [ ] as Company, for and on behalf of each Obligor

From: [the Increase Lender] (the "Increase Lender")

Dated:

[Company] - [ ] Senior Facilities Agreement dated [ ] (the "Facilities Agreement")

1. We refer to the Facilities Agreement. This agreement (the "Agreement") shall take effect as an Increase Confirmation for the purpose of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2. We refer to Clause 2.2 (Increase) of the Facilities Agreement.

3. The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the "Relevant Commitment(s)") as if it had been an Original Lender under the Facilities Agreement in respect of the Relevant Commitment(s).

4. The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment(s) is to take effect (the "Increase Date") is [***].

5. On the Increase Date, the Increase Lender become party to the relevant Finance Documents as a Lender.

6. The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 33.2 (Addresses) of the Facilities Agreement are set out in the Schedule.

7. The Increase Lender expressly acknowledges the limitations on the Lenders' obligations referred to in paragraph (k) of Clause 2.2 (Increase) of the Facilities Agreement .

8. The Increase Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a) [a Qualifying Lender (other than a Treaty Lender);]

(b) [a Treaty Lender;]

(c) [not a Qualifying Lender].

9. [The Increase Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a) a company resident in the United Kingdom for United Kingdom tax purposes;

(b) a partnership each member of which is:

(i) a company so resident in the United Kingdom; or

(ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings

\\1016960 4164-5877-7409 v4 Hogan Lovells

into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]

10. [The Increase Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [ ]) and is tax resident in [insert jurisdiction of tax residence], so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax and requests that the Company notify:

(a) each Borrower which is a Party as a Borrower as at the Increase Date; and

(b) each Additional Borrower which becomes an Additional Borrower after the Increase Date,

that it wishes the scheme to apply to the Facilities Agreement.]

11. This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

12. This Agreement [and any non-contractual obligations arising out of or in connection with it] [is/are] governed by English law.

13. This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:

The execution of this Increase Confirmation may not be sufficient for the Increase Lender to obtain the benefit of the Transaction Security in all jurisdictions. It is the responsibility of the Increase Lender to ascertain whether any other documents or other formalities are required to obtain the benefit of the Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

\\1016960 4164-5877-7409 v4 Hogan Lovells

The Schedule

Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Increase Lender]

By:

This Agreement is accepted as an Increase Confirmation for the purposes of the Facilities Agreement by the Agent and the Increase Date is confirmed as [ ].

Agent
By:

\\1016960 4164-5877-7409 v4 Hogan Lovells

Schedule 11

Agreed Security Principles

1. Definitions

In this Schedule:

"Secured Liabilities" means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Obligor to all or any of the Secured Parties under each or any of the Finance Documents together with:

(a) all costs, charges and expenses incurred by any Secured Party in connection with the protection, preservation or enforcement of its rights under any Finance Document; and

(b) all moneys, obligations and liabilities due, owing or incurred in respect of any variations or increases in the amount or composition of the facilities provided under any Finance Document or the obligations and liabilities imposed under such documents.

"cost" includes, but is not limited to, tax costs, registration taxes payable on the creation or enforcement or for the continuance of any Security, stamp duties, out-of-pocket expenses, and other fees and expenses incurred (or which would be incurred) by the relevant member of the Group or any of its direct or indirect Holding Companies, Subsidiaries or Affiliates directly as a consequence of the provision of relevant Security or guarantees.

2. Scope of the Agreed Security Principles

Guarantees and Security to be provided pursuant to this Agreement will be given in accordance with the Agreed Security Principles set out in this Schedule.

3. Considerations

3.1 Subject to paragraph 3.2 below, Security and/or guarantees shall not be created or perfected to the fullest extent possible if it would result in:

(a) any breach of corporate benefit, financial assistance, fraudulent preference, thin capitalisation rules or any other general statutory laws or regulations (or analogous restrictions) of any applicable jurisdiction;

(b) the officers of a member of the Group contravening their fiduciary duties or any legal prohibition and/or result in them incurring civil or criminal liability; or

(c) costs that, in the opinion of the Agent (acting reasonably), will be disproportionate to the benefit to be obtained by the Secured Parties,

provided that the relevant member of the Group will use its best endeavours (including the payment of reasonable fees, cost and expenses if necessary) to overcome any such obstacle, including ensuring that each Obligor has positive net assets when it executes the Transaction Security and the guarantees contained in the Finance Documents.

\\1016960 4164-5877-7409 v4 Hogan Lovells

3.2 The considerations in paragraph 3.1(c) shall not apply to the Security and guarantees required from the Original Obligors, which those Obligors have agreed to provide irrespective of cost or materiality.

4. Obligations to be secured

4.1 Subject to paragraph 4.3 below, the obligations to be secured are the Secured Liabilities and, for ease of reference, this definition (as well as the definition of Secured Parties from this Agreement) should to the extent legally possible be incorporated in all material respects into each Transaction Security Document.

4.2 Each guarantee will be an upstream, cross-stream and downstream guarantee.

4.3 If it is necessary to do so, the Secured Liabilities will be limited:

(a) to avoid any breach of corporate benefit, financial assistance, fraudulent preference or thin capitalisation rules or other general statutory laws or regulations (or analogous restrictions) of any applicable jurisdiction; and

(b) to avoid any significant risk to officers of the relevant member of the Group of contravention of their fiduciary duties and/or civil or criminal liability.

4.4 The extent of the Secured Liabilities may be limited, in accordance with market practice in the relevant jurisdiction, to minimise stamp duty, notarisation, registration or other applicable fees, taxes and duties where the Majority Lenders have agreed that, in their opinion, the benefit of increasing the amount recoverable under the relevant Security or guarantee is, disproportionate to the level of such additional fee, tax or duty. Any financial limitation on the amount recoverable under the Secured Liabilities shall take into consideration the underlying value of the assets being provided as Security.

4.5 To the extent legally possible, all guarantees and Security shall be given in favour of the Security Agent and not the Secured Parties individually. "Parallel debt" provisions will be used where necessary in a particular jurisdiction.

4.6 To the greatest extent possible, no action should be required to be taken in relation to any guarantees and/or Security when any Secured Party transfers any of its interests to a new participant.

5. The Security

5.1 The Security is to be granted in favour of the Security Agent on behalf of each of the Secured Parties and will be first ranking.

5.2 The Security Agent will hold one set of Security for all of the Secured Parties unless a separate Security is required by local law for any class of the Secured Parties.

6. General terms of the Security

6.1 Where appropriate, defined terms in the Transaction Security Documents should mirror those in this Agreement.

6.2 The parties to this Agreement agree to negotiate the form of each Transaction Security Document in good faith and will ensure that all documentation required to be entered into as a condition precedent to first drawdown under this Agreement (or immediately thereafter) is in a finally agreed form as soon as reasonably practicable after the Original Effective

\\1016960 4164-5877-7409 v4 Hogan Lovells

Date. The form of guarantee for each Original Guarantor is set out in Clause 19 (Guarantee and indemnity) of this Agreement and, with respect to any Additional Guarantor, the form of guarantee shall be subject to any limitations consistent with these Agreed Security Principles which shall be set out in the Accession Deed applicable to such Additional Guarantor.

6.3 The Security shall, to the extent possible under local law, be enforceable on the occurrence of a Declared Default.

6.4 Security will, where possible and practical, automatically create Security over future assets of the same type as those already secured.

6.5 Unless required by local law, the circumstances in which any guarantee or Security shall be released should not be dealt with in individual security documents.

6.6 Information such as lists of assets, will be provided if, and only to the extent, required by local law to be provided to perfect or register the security and, unless required to be provided by local law more frequently, be provided upon execution of a security document and thereafter:

(a) in the case of lists of accounts receivable, quarterly;

(b) in the case of lists of tangible assets, semi-annually; and

(c) in the case of other lists, annually,

or, following an Event of Default which is continuing, on the Security Agent's reasonable request.

7. Undertakings/representations and warranties

Any representations, warranties or undertakings which are required to be included in any Transaction Security Document shall reflect (to the extent to which the subject matter of such representation, warranty and undertaking is the same as the corresponding representation, warranty and undertaking in this Agreement) the commercial deal set out in this Agreement (save to the extent that Secured Parties' local counsel deem it necessary to include any further provisions (or deviate from those contained in this Agreement) in order to protect or preserve the Security granted to the Secured Parties).

8. Governing law

8.1 Unless granted under a global security document governed by the law of the jurisdiction of an Obligor or under English law, all Security (other than share Security) shall be governed by the law of the jurisdiction of incorporation of that Obligor or, in the case of a US Obligor, the law of New York.

8.2 Security over shares shall be governed by the laws of the country in which the entity whose shares are being secured is incorporated, or, in the case of a US Obligor, the law of New York, and not by the laws of the country in which the Obligor granting the Security is incorporated.

\\1016960 4164-5877-7409 v4 Hogan Lovells

9. Specific Asset Security

9.1 Bank accounts

(a) An Obligor shall grant Security over all of its bank accounts in existence at the Original Effective Date (and thereafter shall grant such security over future bank accounts but shall be free to deal with those accounts in the course of its business until a Declared Default, save in respect of cash collateral and mandatory prepayment holding accounts.

(b) If required by local law to perfect the Security, notice of the Security will be served on the account bank within five business days of the Security being granted and the Obligor shall use its reasonable endeavours to obtain the account bank's agreement in principle to acknowledge that notice and, subsequently, an acknowledgement of that notice.

(c) Any Security over bank accounts shall be subject to any prior security interests in favour of the account bank which are created either by law or in the standard terms and conditions of the account bank provided that such prior security interests must only secure fees and costs of such account bank. The notice of security must request these are waived by the account bank but the Obligor shall not be required to change its banking arrangements if these security interests are not waived or only partially waived.

(d) If required under local law security over bank accounts will be registered.

(e) The foregoing clauses (a) through (d) do not apply to bank accounts located in the United States. For any bank account maintained in the United States, (other than an Excluded Account), the applicable Obligor shall be required to provide a customary deposit account control agreement covering such bank account.

9.2 Insurance policies

(a) All insurance policies shall be charged in favour of the Secured Parties except for third party liability insurance and insurance in favour of employees (to the extent permissible by applicable law).

(b) Notice of the Security will be served on the insurance provider within five business days of the Security being granted and the Obligor shall use its reasonable endeavours to obtain the insurance provider's agreement in principle to acknowledge that notice and, subsequently, an acknowledgement of that notice.

9.3 Intellectual Property

(a) No Security shall be granted over any Intellectual Property which cannot be secured under the terms of the relevant licensing agreement (after taking into account any relevant provisions of applicable law that may override such anti-encumbrance provisions) provided that reasonable endeavours to obtain consent to charging any such Intellectual Property shall be used by the relevant Obligor if the relevant Intellectual Property right is material. Subject to the foregoing, no notice shall be prepared or given to any third party from whom Intellectual Property is licensed until an Event of Default.

(b) Security over Intellectual Property will be registered at the relevant registry in the United States in accordance with the terms of any New York law security

\\1016960 4164-5877-7409 v4 Hogan Lovells

agreement. No registrations will be required at any other national or supra-national registry.

9.4 Trade receivables

(a) If an Obligor grants Security over its trade receivables it shall be free to deal with those receivables in the course of its business until the occurrence of a Declared Default.

(b) No notice of security may be served until the occurrence of a Declared Default.

(c) If required under local law Security over trade receivables will be registered.

(d) Any list of trade receivables required shall to the extent practicable include details of the underlying contracts and/or debtors to the extent reasonably considered necessary by the Security Agent.

9.5 Shares

(a) Each member of the Group shall grant a charge over the shares in its subsidiary if that subsidiary is an Obligor.

(b) Until the occurrence of a Declared Default, the Obligor executing a share charge will be permitted to retain and to exercise voting rights to any shares charged by it in a manner which does not adversely affect the validity or enforceability of the Security or cause an Event of Default to occur and the company whose shares have been charged will be permitted to pay dividends to the Obligor in those circumstances.

(c) Where customary or required by law, at the time of execution of the share charge, the share certificate and a stock transfer form executed in blank will be provided to the Security Agent and where required by law the share certificate or shareholders register will be endorsed or written up and the endorsed share certificate or a copy of the written up register provided to the Security Agent.

(d) Unless the restriction is required by law, the constitutional documents of the company whose shares have been charged will be amended to remove any restriction on the transfer or the registration of the transfer of the shares on enforcement of the Security granted over them.

9.6 Real estate

(a) Mortgages will be required only with respect to real property with a market value in excess of $5,000,000 (or its equivalent). No mortgages will be required in relation to leased property in the United States.

(b) Subject to Clause 23.33 (Landlord waivers), no Obligor will be required to obtain any landlord's consent.

\\1016960 4164-5877-7409 v4 Hogan Lovells

Signatures

[not restated]

\\1016960 4164-5877-7409 v4 Hogan Lovells